Exhibit 10.1
US $550,000,000
EXTENDIBLE REVOLVING TERM CREDIT FACILITY
CREDIT AGREEMENT
BETWEEN:
PRECISION DRILLING CORPORATION
(as Borrower)
- and -
THE FINANCIAL INSTITUTIONS SIGNATORY HERETO
(as Lenders)
- and -
ROYAL BANK OF CANADA
(as Administration Agent for the Lenders)
- with -
RBC CAPITAL MARKETS and CREDIT SUISSE SECURITIES (USA) LLC
(as Co-Lead Arrangers and Joint Bookrunners)
- and -
THE TORONTO-DOMINION BANK, HSBC BANK CANADA and
WELLS FARGO BANK, N.A.
(as Co-Documentation Agents)
Dated as of November 17, 2010

Schedule A		Commitments and Addresses
Schedule B	-	Borrowing/Repayment Notice
Schedule C	-	Rollover Notice
Schedule D	-	Conversion Notice
Schedule E		Borrowing Notice by Way of Bankers’ Acceptances
Schedule F	-	Compliance Certificate
Schedule G	-	Request for Extension
Schedule H	-	Lender Transfer Agreement
Schedule I	-	Power of Attorney Terms — Bankers’ Acceptances
Schedule J	-	Form of Power of Attorney Terms — BA Equivalent Advances
Schedule K	-	Corporate Chart
Schedule L	-	Existing Lender Swaps
Schedule M	-	Existing Letters of Credit

          THIS CREDIT AGREEMENT is dated as of the 17th day of November, 2010.
BETWEEN:
          PRECISION DRILLING CORPORATION, as Borrower
AND:
ROYAL BANK OF CANADA, CREDIT SUISSE AG, TORONTO BRANCH AND THE OTHER FINANCIAL INSTITUTIONS NAMED HEREIN OR IN LENDER TRANSFER AGREEMENTS, in their capacities as Lenders
AND:
ROYAL BANK OF CANADA, a Canadian chartered bank having its head office in the City of Toronto, Ontario, Canada, in its capacity as Agent
          WHEREAS the Borrower has requested and the Lenders have agreed to establish extendible revolving credit facilities on the terms and conditions set forth herein and RBC has agreed to act as Agent for the Lenders under such credit facilities;
          NOW THEREFORE, in consideration of the premises, the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
          In this Agreement, including the recitals and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:
“2010 Notes” means the 6.625% notes due November 15, 2020 to be issued by the Borrower concurrently with the closing of the Credit Facility under the 2010 Note Indenture (but for greater certainty excluding any additional notes which may be issued under the 2010 Note Indenture thereafter);
“2010 Note Indenture” means the trust indenture to be entered into by the Borrower, as note issuer, and The Bank of New York Mellon, as trustee, and Valiant Trust Company, as Canadian co-trustee, on or about the Effective Date;
“Acceleration Notice” has the meaning ascribed to it in Section 10.2(b);
“Acceptable Foreign Jurisdiction” means a Foreign Jurisdiction which, in the opinion of the Agent, acting reasonably, is acceptable in all respects, including, without limiting the foregoing, as to location, political system and legal system;
“Acceptable Foreign Material Subsidiary” means each Material Subsidiary that is incorporated under or otherwise governed by the laws of an Acceptable Foreign Jurisdiction;

“Accommodations” means the advance of Loans by the Lenders, the acceptance and purchase of Bankers’ Acceptances or, if applicable, the advance of BA Equivalent Advances by the Lenders and the issuing of Letters of Credit by the Fronting Lender for the account of the Lenders;
“Accounting Change” has the meaning ascribed thereto in Section 1.5(b);
“Accounting Change Notice” has the meaning ascribed thereto in Section 1.5(b);
“Accounts” means the accounts and records established by the Agent pursuant to Section 4.6;
“Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or a substantial portion of the assets or shares or other ownership interests of any Person or of all or a substantial portion of the assets constituting a business line or unit or a division of any Person, provided that in the case of the acquisition of shares or other ownership interests of a Person incorporated or formed under the laws of Canada or the United States or any province, state or territory thereof, such shares or other ownership interests acquired shall be directly and beneficially owned by a Loan Party;
“Additional Compensation” has the meaning ascribed to it in Section 11.2;
“Adjustment Time” means the time of occurrence of the last event necessary (being either the delivery of a Demand for Repayment or the occurrence of a Termination Event) to ensure that all Secured Obligations are thereafter due and payable and such time shall conclusively be:
(a)	in the case where such last event is the delivery of a Demand for Repayment, the time of delivery for such Demand for Repayment or, where not delivered as required within a time period specified in Section 10.3, then the last day of such time period; and

(b)	in the case where such last event is the occurrence of a Termination Event, the time of occurrence of such Termination Event determined pursuant to the provisions of the Secured Documents giving rise to such Termination Event;
“Affected Lender” has the meaning ascribed to it in Section 11.7;
“Affiliate” means any Person which, directly or indirectly controls, is controlled by, or is under common control with another Person, and for the purpose of this definition, “control” (including with correlative meanings, the terms “controlled by” or “under common control”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of Voting Shares, by contract or otherwise, provided that, for all purposes of this Agreement, each of the Loan Parties shall be deemed to be Affiliates of each other;
“Agent” means RBC and any successor entity to RBC when acting in its capacity as administration agent hereunder and includes any successor agent appointed pursuant to Section 12.16;
“Agent’s Account for Payments” means, with respect to payments made by the Borrower or a Lender, those accounts maintained by the Agent at the Agent’s Branch of Account referred to in the definition thereof or such other places or accounts as the Agent may from time to time advise the Borrower or the Lenders, as applicable, in writing;
“Agent’s Branch of Account” means, the office of the Agent located at 12th Floor, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2W7 (Telecopy No. 416-842-4023) or such other office or branch of the Agent in Canada as the Agent may from time to time advise the Borrower and the Lenders in writing;
“Agreement” means this credit agreement, all Schedules attached hereto and any future amendments, amendments and restatements, replacements or supplements hereto or thereto;
“AIMCO Notes” means the 10% senior unsecured notes issued by the Borrower in favour of Her Majesty the Queen in right of the Province of Alberta under a note indenture dated as of April 22, 2009 in the original principal amount of Cdn.$175,000,000;
“AML Legislation” has the meaning ascribed to it in Section 14.10(a);
“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions (or mandatory applicable provisions, if so specified) of federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of all Governmental Authorities and Governmental Actions in actions or proceedings in which the Person in question is a party or by which it is bound or having application to the Person, property, transaction or event;
“Applicable Margin” means a margin, expressed as a rate per annum, payable to the Agent on behalf of all of the Lenders, with respect to Borrowings, as set forth in the table below for the applicable Consolidated Total Debt to EBITDA Ratio:

			Libor Loans, Bankers’
	Consolidated Total Debt	Prime Loans and U.S. Base	Acceptances and
Level	to EBITDA Ratio	Rate Loans	Letters of Credit
I	≤ 1.00	1.00%	2.00%
II	> 1.00 and ≤ 1.50	1.25%	2.25%
III	> 1.50 and ≤ 2.00	1.50%	2.50%
IV	> 2.00 and ≤ 2.50	1.75%	2.75%
V	> 2.50 and ≤ 3.00	2.25%	3.25%
VI	>3.00	2.75%	3.75%
provided that changes in the Applicable Margin shall be effective and adjusted in accordance with Section 5.11. The Applicable Margin for Letters of Credit that are not Financial Letters of Credit (as determined by the Fronting Lender issuing such Letter of Credit in its discretion) will be two-thirds (2/3) of the Applicable Margin for Financial Letters of Credit. For the purposes of calculating the Applicable Margins for Prime Loans, U.S. Base Rate Loans and Bankers’ Acceptances, the per annum rate is expressed on the basis of a 365 day year, as applicable, and the Applicable Margin for Libor Loans is calculated as a per annum rate expressed on the basis of a 360 day year;
“Approved Fund” means a Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and that is administered or managed by a Lender, an affiliate of a Lender or a Person or an affiliate of a Person that administers or manages a Lender;
“BA Acceptance Fee” means, with respect to Bankers’ Acceptances, the fee, expressed as a rate per annum, payable to each Lender or retained by each Lender, in each case with respect to Bankers’ Acceptances to be accepted and purchased by such Lender as set forth in the table in the definition of “Applicable Margin” for Bankers’ Acceptances;

“BA Equivalent Advance” means an advance made in Canadian Dollars by a Non-Acceptance Lender as part of an Accommodation by way of Bankers’ Acceptances;
“Bankers’ Acceptances” means bankers’ acceptances denominated in Cdn. Dollars which are issued by the Borrower pursuant to Sections 3.6, 3.13 or 3.14 and accepted and if applicable, purchased by a Lender pursuant to Section 3.8(i);
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor);
“Borrower” means Precision Drilling Corporation and its successors and permitted assigns;
“Borrowing Notice” means a notice to effect an Accommodation delivered under Section 3.6 and substantially in the form of Schedule B with all applicable blanks completed;
“Borrowings” means, at any time, the principal amount outstanding by way of Loans made by the Lenders together with the face amount of Bankers’ Acceptances outstanding (and, if applicable, any related BA Equivalent Advances) accepted and, if applicable, purchased by the Lenders and the undrawn amount of all outstanding Letters of Credit issued by the Fronting Lenders;
“bps” means 1/100th of one percent;
“Branch of Account” means, with respect to each Lender, the branch or office of such Lender located at the address set forth opposite such Lender’s name on Schedule A to this Agreement or in its Lender Transfer Agreement or such other branch or office as such Lender may from time to time advise the Borrower and the Agent in writing; provided that, for purposes of delivering any notice required to be delivered by the Agent to a Lender pursuant to Section 12.6 and for purposes of effecting any payments to a Lender in connection with this Agreement, a Lender may specify in writing to the Agent any other branch or office of such Lender in Canada or the United States and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose;
“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for the transaction of commercial business in Toronto, Ontario, Calgary, Alberta, and New York, New York and also, if such term is considered in the context of a Libor Loan or determination of Libor, London, England;
“Canadian Dollars”, “Cdn. Dollars” and the symbol “Cdn. $” each mean lawful money of Canada;
“Canadian Loan Parties” means those Loan Parties which are incorporated under or otherwise governed by the laws of Canada or a province or territory thereof, and “Canadian Loan Party” means any of them;
“Capital Lease” means, with respect to any Person, any lease or other arrangement relating to real or personal property which should, in accordance with GAAP, be accounted for as a capital lease on a balance sheet of such Person;
“Capitalized Lease Obligations” means, at any time, the amount of any obligation which would, in accordance with GAAP, be required to be classified and accounted for as a Capital Lease on the consolidated balance sheet of the Borrower;
“Cash Collateral Account” means an account with the Agent, or such other financial institution as designated by the Agent, from which the Borrower does not have any withdrawal rights or privileges until repayment of the Borrowings in full, termination of the Total Commitment and termination of this Agreement, except to apply the amount represented thereby to the Borrowings or a portion thereof, which account and all funds credited thereto and interest earned thereon (which interest shall be at the prevailing rate of the Agent or such other financial institution, as the case may be, for demand deposits of comparable amounts) shall be the subject of a Security Interest in favour of the Agent on behalf of the Lenders;
“Cash Management Facilities” means any cash management, treasury, depository, purchasing card or similar facilities provided for under any Cash Management Facility Agreements;
“Cash Management Facility Agreements” means any agreements (including for certainty the centralized banking agreement dated December 23, 2008, as amended from time to time, entered into between Royal Bank of Canada, the Borrower and certain of its Subsidiaries) providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between a Loan Party and any Lender or Affiliate thereof;
“Cash Management Facility Demand for Repayment” means a demand made by a Cash Management Facility Provider pursuant to a Cash Management Facility Agreement demanding repayment of all obligations thereunder;
“Cash Management Facility Indebtedness” means, as at any time, the aggregate amount owing by the Loan Parties under any and all Cash Management Facility Agreements;
“Cash Management Facility Providers” means any Lender (or its Affiliate) providing Cash Management Facilities;
“CDOR Rate” means on any day:
(a)	with respect to Bankers’ Acceptances having a Standard Term which are required to be accepted and, if applicable, purchased on any day, the arithmetical average of the percentage discount rates (expressed to three (3) decimal places) for Canadian Dollar bankers’ acceptances in comparable amounts having an identical issue and maturity date which are quoted on the “Reuters’ Screen CDOR CAD-BA Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) (or if such screen shall not be available any successor or similar service selected by the Agent) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent in good faith after 10 a.m. (Toronto time) or as soon thereafter as practicable to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and

(b)	with respect to Bankers’ Acceptances which do not have a Standard Term or if the rate referred to in paragraph (a) of this definition does not appear on such “Reuters Screen CDOR Page” (or a successor service as referred to in paragraph (a) of this definition), then the CDOR Rate, on any day, shall be the arithmetic average of the percentage discount rate (expressed to three (3) decimal places) quoted by each Schedule I Reference Lender (determined by such Lender as of 10 a.m. (Toronto time) on such day), which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with identical maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day or if such day is not a Business Day, then on the immediately preceding Business Day;

If any Schedule I Reference Lender does not furnish a timely quotation, the Agent shall determine the relevant discount rate on the basis of the quotation or quotations furnished by the remaining Schedule I Reference Lenders. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error, and be computed using any reasonable averaging and attribution method;
“Certificated Service Rigs” means a service rig, including a truck-mounted service rig, which is subject to a certificate of title statute of a state of the United States for the purposes of the Uniform Commercial Code;
“Change of Control” means the occurrence of either of the following events:
(a)	a Person or combination of Persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) becomes the beneficial owner of or controls, directly or indirectly, Voting Shares of the Borrower which, together with all other Voting Shares of the Borrower held by such Persons, represent fifty percent (50%) or more of all outstanding Voting Shares of the Borrower on a fully diluted basis, provided that a Person shall be deemed to have beneficial ownership of Voting Shares if it has the right to acquire such Voting Shares, whether such right is exercisable immediately or only after the passage of time; or

(b)	a Specified Change of Control;
“Circumstance” has the meaning ascribed to it in Section 11.2;
“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time;
“Collateral” is a collective reference to all present and after-acquired property, assets, rights and things (whether real, personal or mixed), tangible and intangible, and the proceeds and products thereof, subjected or intended to be subjected from time to time to any Security Interest under any of the Security;
“Commitment” means, with respect to each Lender, such Lender’s obligation to make Loans under the Credit Facility available to, and accept and purchase Bankers’ Acceptances from (or, if applicable, make BA Equivalent Advances to) and issue Letters of Credit through the Fronting Lender for the account of, the Borrower, subject to the terms of this Agreement, in an aggregate amount not at any time in excess of the amount set forth opposite such Lender’s name on Schedule A hereto (or in any Lender Transfer Agreement executed hereafter) as such Lender’s Commitment, as such amount may hereafter be cancelled, reduced, increased or terminated from time to time pursuant to the provisions of this Agreement;
“Compliance Certificate” means a compliance certificate substantially in the form attached hereto as Schedule F executed by a senior officer (including for certainty the chief financial officer or vice president finance) of the Borrower;
“Consenting Lender” has the meaning ascribed to it in Section 3.5(b);
“Consolidated Cash Flow” means, for any period, Consolidated Net Income (excluding, for certainty, any income tax expenses, penalties and interest related to the Contingent Tax Liabilities) prior to distributions to shareholders plus Consolidated Interest Expense, deferred income taxes and depreciation, non-cash depletion and amortization expense and any other non-cash expenses and charges deducted in the compilation of such Consolidated Net Income;

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the determination of such Consolidated Net Income for such period, the sum of:
(a)	income tax expense, including interest and penalties thereon;

(b)	interest expense, amortization or writeoff of debt discount (including original issue discount) and debt issuance costs and commissions, discounts, prepayment premiums and other fees and charges associated with Debt;

(c)	depreciation, non-cash depletion and amortization expense;

(d)	amortization of intangibles (including, but not limited to, goodwill) and organization costs and any other non-cash expenses and charges in the period (including non-cash foreign exchange expenses);

(e)	any extraordinary non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on the sale of assets outside of the ordinary course of business), all in the case of clauses (a) through (e) above, as determined on a consolidated basis; and

(f)	for purposes of any determination of Consolidated EBITDA for any four Fiscal Quarter period, the amount of any documented extraordinary, non-recurring or unusual restructuring charges incurred during any such period, to the extent reasonable back-up is provided to support such costs upon request by the Agent; provided, that the aggregate amount of such costs that relate to acquisitions that may be added to Consolidated EBITDA for any such four Fiscal Quarter period pursuant to this clause (f) shall not exceed U.S. $25,000,000;
and minus:
(g)	to the extent included in the determination of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (including non-cash foreign exchange income), all, in the case of clauses (i) through (iv) above, as determined on a consolidated basis; and

(h)	any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.
For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters, (i) if at any time during such period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such period shall be reduced after giving pro forma effect thereto by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and (ii) if during such period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period;
“Consolidated Interest Coverage Ratio” means, as at the end of a Fiscal Quarter, the ratio of Consolidated EBITDA for the four Fiscal Quarters ending at the end of such Fiscal Quarter to Consolidated Interest Expense for the four Fiscal Quarters ending at the end of such Fiscal Quarter;
“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Debt of the Borrower and its Subsidiaries (including all cash commissions, discounts in respect of bankers’ acceptances and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swaps in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and, for the avoidance of doubt, excluding any debt discount (including original issue discount), debt issuance costs and commissions, brokerage fees, underwriter fees and other upfront fees and other fees associated with Debt) minus total cash interest income of the Borrower and its Subsidiaries, in each case determined on a consolidated basis;
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:
(a)	the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries;

(b)	the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions; and

(c)	the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary;
“Consolidated Net Tangible Assets” means, at any time, the total assets of the Borrower and its Subsidiaries properly classified as such on a consolidated balance sheet of the Borrower in accordance with GAAP, less, to the extent included in a determination of total assets, and without duplication;
(a)	any Intangible Assets of the Borrower and its Subsidiaries;

(b)	any minority interests in Subsidiaries;
“Consolidated Senior Debt” means, as at any time, and as determined in accordance with GAAP for the Borrower on a consolidated basis and without duplication (with any amounts owing in a currency other than Cdn. Dollars being calculated at the Equivalent Amount in Cdn. Dollars), all Debt (other than any attributable to undrawn letters of credit in an amount not in excess of U.S. $200,000,000 issued to cover the Contingent Tax Liabilities) but excluding in any event (without duplication) Convertible Debt and Specified Unsecured Debt;

“Consolidated Senior Debt to EBITDA Ratio” means, as at the end of a Fiscal Quarter, the ratio of Consolidated Senior Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the four Fiscal Quarters ending at the end of such Fiscal Quarter;
“Consolidated Total Debt” means, as at any time, and as determined in accordance with GAAP for the Borrower on a consolidated basis and without duplication (with any amounts owing in a currency other than Cdn. Dollars being calculated at the Equivalent Amount in Cdn. Dollars), all Debt (other than any attributable to undrawn letters of credit in an amount not in excess of U.S. $200,000,000 issued to cover the Contingent Tax Liabilities) but excluding in any event (without duplication) Convertible Debt;
“Consolidated Total Debt to EBITDA Ratio” means, as at the end of a Fiscal Quarter, the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the four Fiscal Quarters ending at the end of such Fiscal Quarter;
“Contingent Tax Liabilities” means those contingent tax liabilities as disclosed in note 10 to the financial statements of the Borrower for the Fiscal Quarter ended September 30, 2010;
“Conversion” means a conversion of a Borrowing (other than a Letter of Credit) or part thereof from one basis of Borrowing to another (other than a Letter of Credit) and, where applicable, such term shall include the issuance of new Bankers’ Acceptances in respect of converted or unconverted portions of a Borrowing;
“Conversion Date” means each Business Day that the Borrower has notified the Agent as the date on which the conversion of a Borrowing or a portion thereof is to be made pursuant to a request from the Borrower under Section 3.13;
“Conversion Notice” means a notice to effect a Conversion delivered under Section 3.13 and substantially in the form of Schedule D with all applicable blanks completed;
“Convertible Debt” means any convertible subordinated debentures or notes created, issued or assumed by the Borrower which have all of the following characteristics:
(a)	an initial final maturity or due date in respect of repayment of principal extending beyond the latest Maturity Date of any Lender under this Agreement in effect at the time such debentures or notes are created, issued or assumed;

(b)	no scheduled or mandatory payment or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of shares as contemplated in paragraph (f) of this definition and other than on a change of control of the Borrower where a Change of Control also occurs under this Agreement) prior to the latest Maturity Date of any Lender under this Agreement in effect at the time such debentures or notes are created, issued or assumed;

(c)	upon and during the continuance of a Default, an Event of Default or acceleration of the time for repayment of any Secured Obligations which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to all such obligations and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d)	upon distribution of the assets of the Borrower on any dissolution, winding up, total liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such person, or otherwise), all Secured Obligations shall first be paid in full, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e)	the occurrence of a Default or Event of Default under this Agreement or the acceleration of the time for repayment of any of the Secured Obligations or enforcement of the rights and remedies of the Agent and the Lenders hereunder or under any other Loan Document shall not in and of themselves:
(i)	cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or the indenture governing the same; or

(ii)	cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof; and
(f)	payments of interest or principal due and payable under such debentures or notes can be satisfied, at the option of the Borrower, by delivering shares of the Borrower in accordance with the indenture or agreement governing such debentures or notes (whether such shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes);
“Credit Facility” has the meaning set forth in Section 3.1;
“CS” means Credit Suisse AG, Toronto Branch;
“Debt” means, of any Person at any date, without duplication:
(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all Capital Lease Obligations of such Person;

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements;

(g)	the obligations of such Person under or in connection with any asset securitization program (which shall be deemed to be equal to the net proceeds received by such Person thereunder);

(h)	the liquidation value of all preferred capital stock of such Person which is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, in whole or in part, on or prior to the latest Maturity Date of any Lender then in effect under this Agreement;

(i)	all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above;

(j)	all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(k)	actual amounts owed by such Person under Swaps of such Person upon termination (including early termination) of such Swaps, including, without limitation, net settlement amounts payable upon maturity and termination payments payable upon termination.
“Default” shall mean the occurrence of any of the events specified in Section 10.1, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied;
“Defaulting Lender” means any Lender:
(a)	that has failed to fund any payment or its portion of any Accommodations required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder and under the other Loan Documents;

(b)	that has notified the Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(c)	that has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Accommodations;

(d)	that has otherwise failed to pay over to the Borrower, the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute;

(e)	in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent; or

(f)	with respect to which the Agent has concluded, acting reasonably, and has advised the Lenders in writing, that it is of the view that it is more likely than not that such Lender shall become a Defaulting Lender pursuant to paragraphs (a) to (e), inclusive, of this definition;
“Defaulting Lender Exposure” has the meaning ascribed to it in Section 11.8(d);
“Demand for Repayment” means delivery of an Acceleration Notice, a Swap Demand for Repayment, an Operating Facility Demand for Repayment or a Cash Management Facility Demand for Repayment;

“Discount Proceeds” means, in respect of any Bankers’ Acceptance required to be purchased by a Lender hereunder, an amount (rounded to the nearest whole cent with one-half of one cent being rounded up) determined as of the applicable Drawdown Date, Conversion Date or Rollover Date which is equal to:
Face Amount x Price
where “Face Amount” is the face amount of such bankers’ acceptance and “Price” is equal to:
where the “Rate” is the applicable Discount Rate expressed as a decimal on the day of purchase; the “Term” is the term of such Bankers’ Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded up;
“Discount Rate” means:
(a)	with respect to an issue of Bankers’ Acceptances having the same maturity date accepted by a Schedule I Lender, Alberta Treasury Branches or Export Development Canada, the CDOR Rate; and

(b)	with respect to an issue of Bankers’ Acceptances having the same maturity date accepted by a Schedule II Lender or a Non-Acceptance Lender, the lesser of:
(i)	the CDOR Rate plus 10 bps; and

(ii)	the annual rate determined by the Agent to be the arithmetical average of the percentage discount rates (expressed to three (3) decimal places) for Canadian dollar bankers’ acceptances in comparable amounts and having comparable issue and maturity dates as quoted to the Agent by the Schedule II Reference Lenders at or about 10 a.m. (Toronto time) on the applicable Drawdown Date, Conversion Date or Rollover Date;
“Disposition” means, with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition, whether direct or indirect;
“Distributable Cash Flow” means, for any period, Consolidated Cash Flow determined without regard to non-cash working capital, plus, without duplication, net proceeds of permitted disposition of assets not otherwise reinvested or applied towards the prepayment of the Borrowings, all as determined on a consolidated basis in accordance with GAAP, minus principal, interest and other debt service payments (including all cash commissions, discounts in respect of bankers’ acceptances and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swaps in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP but excluding any debt discount (including original issue discount), debt issuance costs and commissions, brokerage fees, underwriter fees and other upfront fees and other fees associated with Debt) scheduled or required to be made on Debt in such period (excluding ordinary course principal revolvement of the Borrowings);

“Distribution” means:
(a)	any declaration, payment or setting aside for payment of any dividend, return of capital or other distribution on or in respect of any of the share, partnership or trust capital of the Borrower; or

(b)	any redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any of the share, partnership or trust capital of the Borrower or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for share, partnership or trust capital of the Borrower, including options, warrants, conversion or exchange privileges and similar rights;
whether any of the foregoing is made, paid or satisfied in or for cash, property or both, but excluding in all cases any Distribution to the extent payable in common shares of the Borrower;
“Drawdown” means the advance of a Borrowing other than as a result of a Conversion, Rollover or a drawing under a Letter of Credit;
“Drawdown Date” means each Business Day on which Borrowings are to be made pursuant to a request from the Borrower under Section 3.6;
“Effective Date” means the date on which the conditions precedent under Section 8.1 have been satisfied;
“Environmental Laws” means all Applicable Laws and Governmental Actions regarding the environment or pursuant to which Environmental Liabilities could arise or have arisen, including, without limitation, all Applicable Laws and Governmental Actions relating to the Release or threatened Release of any contaminant or the generation, use, storage or transportation of any contaminant;
“Environmental Liabilities” means any and all liabilities for any Release, any environmental damage, any contamination or any other environmental problem caused or alleged to have been caused to any Person, property or the environment as a result of any Release or the condition of any property or asset, whether or not caused by a breach of Applicable Laws, including, without limitation, all liabilities arising from or related to: any surface, underground, air, groundwater, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any foundations, structures or equipment; the cleaning up or reclamation of storage sites; any Release; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from the foregoing;
“Equivalent Amount” in one currency (the “First Currency”) of an amount in another currency (the “Other Currency”) means, as of the date of determination, the amount of the First Currency which would be required to purchase such amount of the Other Currency at the Bank of Canada noon (Toronto time) mid-point spot rate for such currencies on such date of determination (as quoted or published from time to time by the Bank of Canada) or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed to by the Borrower and the Agent;
“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time;
“ERISA Affiliate” means, any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414 of the Code;

“ERISA Event” means:
(a)	any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events for which the 30 day notice period has been waived;

(b)	any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 303 of ERISA) applicable to such Pension Plan;

(c)	the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date (including extensions thereof) a required payment under Section 430(j) of the Code with respect to any Pension Plan or the failure by the Borrower or any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

(d)	the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any material liability under Title IV of ERISA including but not limited to the imposition of any material Security Interest in favor of the Pension Benefit Guaranty Corporation (or any Successor) or any Pension Plan;

(e)	a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code);

(f)	the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA;

(g)	the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any material liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; or

(h)	any other event with respect to a Plan or Plans that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
“Escrow Funds” has the meaning ascribed thereto in Section 10.4;
“Event of Default” means any of the events or circumstances specified in Section 10.1;
“Existing Credit Agreement” means the credit agreement dated as of December 23, 2008, as amended as of February 2, 2009, February 11, 2009, March 25, 2009, November 3, 2009, January 28, 2010, June 1, 2010 and June 30, 2010, currently among, inter alia, the Borrower, as borrower, a syndicate of financial institutions as lenders, and Royal Bank of Canada, as administrative agent;
“Existing Lender Swaps” means those Swaps listed on Schedule L entered into by the Borrower with RBC while it was a Lender (as defined under the Existing Credit Agreement) under the Existing Credit Agreement and which remain outstanding on the Effective Date;
“Existing Letters of Credit” means those letters of credit or letters of guarantee issued at the request of the Borrower under the Existing Credit Agreement and listed on Schedule M;
“Extending Lender” has the meaning ascribed to it in Section 3.2(b);

“Federal Funds Rate” means, on any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, such weighted average for the immediately preceding Business Day for which the same is published or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, acting reasonably;
“Financial Assistance” means providing or agreeing to provide (either directly or indirectly) financial assistance to any Person by way of a loan or a guarantee of Debt;
“Financial Calculation” has the meaning ascribed to it in Section 1.5(b);
“Financial Letter of Credit” means any Letter of Credit issued by a Fronting Lender which such Fronting Lender in accordance with its usual and customary practices determines is a “financial letter of credit” for capital adequacy purposes;
“Fiscal Quarter” means the three (3) month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year;
“Fiscal Year” means the Borrower’s fiscal year currently commencing on January 1 of each year and ending on December 31 of such year;
“Foreign Jurisdiction” means a jurisdiction other than Canada or the United States;
“Fronted LC Commitment” means, with respect to each Fronting Lender, such Fronting Lender’s obligation to issue Letters of Credit (or, if so specified, certain types of Letters of Credit) on behalf of the Lenders for the account of the Borrower, subject to the terms of this Agreement, in an aggregate amount not at any time in excess of the amount set forth opposite such Lender’s name in Schedule A hereto as such Lender’s Fronted LC Commitment, as such amount may hereafter be cancelled, reduced, increased or terminated from time to time pursuant to the provisions of this Agreement;
“Fronted Letter of Credit” means a Letter of Credit issued by a Fronting Lender for the account of the Lenders;
“Fronting Fee Rate” means the per annum fee to be charged by a Fronting Lender for the issuance of a Fronted Letter of Credit by such Fronting Lender as agreed to from time to time between such Fronting Lender and the Borrower;
“Fronting Lenders” means RBC, CS and Wells Fargo Bank, N.A. (and, in relation to the Existing Letters of Credit only, The Toronto-Dominion Bank and HSBC Bank Canada) or such other Lenders as may be selected by the Agent and the Borrower, with the concurrence of such other Lenders, which assume in writing with the Borrower and the Agent the obligations of issuing Letters of Credit on behalf of the Lenders under the Credit Facility to the extent of such Lender’s Fronted LC Commitment, and “Fronting Lender” means any one of them as the context requires;
“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada;

“Governmental Action” means an authorization, consent, approval, waiver, order, decree, licence, exemption, permit, registration, filing, qualification or declaration of or with any Governmental Authority or the giving of notice to any Governmental Authority or any other action in respect of a Governmental Authority;
“Governmental Authority” means any federal, state, provincial, county, local or municipal government; any governmental body, agency, authority, board, bureau, department or commission (including any taxing authority); any instrumentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; or any Person directly or indirectly controlled by any of the foregoing;
“Indemnified Liabilities” has the meaning ascribed to it in Section 11.6; “Indemnitee” has the meaning ascribed to it in Section 11.6; “Information” has the meaning ascribed to it in Section 13.4;
“Intangible Assets” means assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trade marks, trade names, service marks, copyrights, patents and licenses, and expense and organization expenses;
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Canadian, United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom;
“Interest Date” means the first Business Day of each Fiscal Quarter;
“ISDA Master Agreement” means:
(a)	the 1992 or 2002 International Swaps and Derivatives Association, Inc. Master Agreement (Multi Currency-Cross Border) as from time to time amended, restated or replaced by the International Swaps and Derivatives Association, Inc.; and

(b)	in respect of physically settled commodity swaps, such agreements as are usual and customary with respect thereto;
and, in each case, as used in this Agreement in relation to Lender Swaps, means the form of such agreement as entered into between a Loan Party and the applicable Swap Lender;
“Judgment Currency” has the meaning ascribed to it in Section 13.2; “Judicial Order” has the meaning ascribed to it in Section 3.10(l)(ii); “LC Disbursements” has the meaning ascribed to it in Section 3.10(l);
“Lender BA Suspension Notice” has the meaning ascribed to it in Section 11.4(b)(ii);
“Lender Distress Event” means, in respect of a Lender:

(a)	such Lender or its Lender Parent is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guarantees or other support (including the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental Authority); or

(b)	such Lender or its Lender Parent is otherwise adjudicated as, or determined to be, insolvent or bankrupt, in each case, by any Governmental Authority having regulatory authority over such Lender or Lender Parent or their respective assets;
provided that, for certainty, a Lender Distress Event shall not have occurred solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Lender Parent by any Governmental Authority;
“Lender Insolvency Event” means, in respect of a Lender:
(a)	such Lender or its Lender Parent is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	such Lender or its Lender Parent becomes insolvent, is deemed insolvent by Applicable Law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	such Lender or its Lender Parent makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	such Lender or its Lender Parent (i) institutes, or has instituted against it by a regulator, supervisor or any similar Governmental Authority with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (A) a proceeding pursuant to which such Governmental Authority takes control of such Lender’s or Lender Parent’s assets, (B) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (C) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar Governmental Authority; or (ii) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (i) above and either (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof;

(e)	such Lender or its Lender Parent has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)	such Lender or its Lender Parent seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(g)	such Lender or its Lender Parent has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within fifteen (15) days thereafter;

(h)	such Lender or its Lender Parent causes or is subject to any event with respect to it which, under the Applicable Law of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above, inclusive; or

(i)	such Lender or its Lender Parent takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing;
“Lender Libor Suspension Notice” has the meaning ascribed to it in Section 11.4(a)(iii);
“Lender Parent” means any Person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein;
“Lender Swap” means:
(a)	any Existing Lender Swap, and

(b)	any Swap entered into by any Loan Party where the other party (other than such Loan Party), at the time the Transaction was entered into under such Swap, is a Lender or an Affiliate of a Lender, whether or not such Lender remains a Lender thereafter;
“Lender Transfer Agreement” means an agreement substantially in the form attached hereto as Schedule H;
“Lender’s Proportion” means, at any time with respect to each Lender, the proportion that such Lender’s Commitment bears to the Total Commitment at such time and, if such Total Commitment is cancelled or terminated, “Lender’s Proportion” shall mean the Lender’s Proportion of such Lender in effect immediately prior to such cancellation or termination;
“Lenders” means each of the financial institutions named on the signature pages hereto as Lenders, including RBC in its capacity as a Lender but excluding RBC in its capacity as the Agent; and any other financial institution which is a Permitted Assignee that has executed a Lender Transfer Agreement pursuant to Section 13.1 which Lender Transfer Agreement has been executed by the assignee and the Agent, and “Lender” means any one of them;
“Letter of Credit” means a standby or documentary letter of credit or letter of guarantee in Cdn. Dollars or U.S. Dollars issued by the Fronting Lender at the request of the Borrower pursuant to this Agreement;
“Letter of Credit Application” has the meaning ascribed to it in Section 3.10(i)(i);
“Letter of Credit Fee” means a fee based on the applicable Consolidated Total Debt to EBITDA Ratio from the definition of “Applicable Margin” and expressed as a rate per three hundred and sixty-five (365) day period with respect to Letters of Credit issued by a Fronting Lender (on behalf of the Lenders) hereunder plus, in the case of documentary Letters of Credit, the administrative costs and expenses incurred by such Fronting Lender in connection with the issuance of such Letters of Credit;

“Libor” means, with respect to any Libor Interest Period applicable to a Libor Loan, the rate determined by the Agent, based on a three hundred sixty (360) day year, as the average of the offered quotations appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service for a period equal to the number of days in the applicable Libor Interest Period, for deposits in U.S. Dollars of amounts comparable to the principal amount of such Libor Loan to be outstanding during such Libor Interest Period, at or about 11:00 a.m. (London, England time) two (2) Business Days prior to a Drawdown Date, Conversion Date or Rollover Date, as the case may be, for such Libor Interest Period. If such “LIBOR 01 Page” is not available, then “Libor” shall mean, with respect to any Libor Interest Period applicable to a Libor Loan, the rate determined by the Agent, based on a three hundred sixty (360) day year, at which the Agent, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery by the Agent, on the first day of the applicable Libor Interest Period for a period equal to the number of days in such Libor Interest Period, deposits in U.S. Dollars of amounts comparable to the principal amount of such Libor Loan to be outstanding during such Libor Interest Period, at or about 11:00 a.m. (London, England time) two (2) Business Days prior to a Drawdown Date, Conversion Date or Rollover Date, as the case may be, for such Libor Interest Period;
“Libor Interest Date” means the date falling on the last day of each Libor Interest Period; provided that if the Borrower selects a Libor Interest Period for a period longer than three (3) months, the Libor Interest Date shall be each date falling every three (3) months after the beginning of such Libor Interest Period and the date falling on the last day of such Libor Interest Period;
“Libor Interest Period” means, with respect to each Libor Loan, the period (subject to availability) of approximately one (1) month, two (2) months, three (3) months or six (6) months (as selected by the Borrower and notified to the Agent pursuant to Section 3.6) commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such Libor Loan and ending on and including the last day of such period; provided that no Libor Interest Period may be selected which, in the case of any Libor Loan made by a Lender, ends after such Lender’s Maturity Date;
“Libor Loans” means the advances or any portion thereof, made available by the Lenders to the Borrower pursuant to Sections 3.6, 3.13 or 3.14 and outstanding from time to time, which are denominated in U.S. Dollars and on which the Borrower has agreed to pay interest in accordance with Section 5.3;
“Loan Documents” means this Agreement, the Loan Party Guarantee, the Security, each Bankers’ Acceptance, each application and indemnity with respect to a Letter of Credit, all other agreements, certificates, instruments and documents delivered by or on behalf of any Loan Party in connection herewith or therewith from time to time and all future renewals, extensions, or restatements of, or amendments, modifications or supplements to, all or any part of the foregoing;
“Loan Parties” means, collectively, the Borrower and each Material Subsidiary and “Loan Party” means any of them;
“Loan Party Guarantee” means the loan party guarantee provided by the Loan Parties in favour of the Agent on behalf of the Lenders with respect to the payment and performance of the Secured Obligations;
“Loans” means Prime Loans, U.S. Base Rate Loans and Libor Loans;

“Majority Lenders” means:
(a)	during the continuance of a Default or an Event of Default when there are any Secured Obligations outstanding, and subject to Section 10.5(a), those Lenders to whom there is owing 50.1% or more of the aggregate Borrowings under the Credit Facility; and

(b)	at any other time, those Lenders whose Commitments are, in the aggregate, at least 50.1% of the Total Commitment;
“Mark-to-Market” means, in respect of any Swap and for any day on which the Mark-to-Market is calculated, the amount, if any, that would be payable by any Loan Party to a counterparty (expressed as a positive number, a “Positive Mark-to-Market”) or by such counterparty to such Loan Party (expressed as a negative number, a “Negative Mark-to-Market”), estimated by making at mid-market the calculations required by the ISDA Master Agreement between such counterparty, on the one hand, and such Loan Party, on the other hand, as if such ISDA Master Agreement were being terminated as a result of a Termination Event (as defined in the ISDA Master Agreement) with two Affected Parties (as defined in the ISDA Master Agreement) on that day of calculation;
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of U.S. $25,000,000;
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, property, operations or condition (financial or otherwise) of the Loan Parties taken as a whole except to the extent any such effect results directly and solely from the Contingent Tax Liabilities becoming due to the relevant taxing authorities; or

(b)	the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Agent or the Lenders hereunder or thereunder;
“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of U.S. $25,000,000;
“Material Subsidiary” means any wholly-owned direct or indirect Subsidiary of the Borrower designated by the Borrower as a Material Subsidiary in accordance with and as required by Section 6.7 which has provided the Loan Party Guarantee and Security and other supporting documents in accordance with Article 6;
“Maturity Date” means, in respect of each Lender, November 17, 2013, unless such date is extended pursuant to Section 3.2 by such Lender, in which case it shall be the date as so extended;
“Moody’s” means Moody’s Investors Service, Inc. and its successors;
“Multiemployer Plan” means a Plan covered by Title IV of ERISA that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA;
“Negative Mark-to-Market” has the meaning attributed to it in the definition of Mark-to-Market;

“Non-Acceptance Lender” means a Lender which does not accept bankers’ acceptances in the ordinary course of its business;
“Non-Consenting Lenders” has the meaning ascribed to it in Section 3.5(c);
“Non-Extending Lender” has the meaning ascribed to it in Section 3.2(b);
“North American and Acceptable Secured Foreign Assets” means, without duplication:
(a)	those assets of the Canadian Loan Parties and the U.S. Loan Parties which are located in Canada, the United States or an Acceptable Foreign Jurisdiction; and

(b)	those assets of an Acceptable Foreign Material Subsidiary which are located in an Acceptable Foreign Jurisdiction where the Security Interest of the Security extends to such assets, and the Security constitutes a first perfected Security Interest (or equivalent security under local law, as determined by the Agent, acting reasonably) on such assets, as determined by the Agent, acting reasonably, subject only to Permitted Encumbrances;
“North American and Secured Foreign Assets” means, without duplication:
(a)	those assets of the Canadian Loan Parties and the U.S. Loan Parties which are located in Canada or the United States; and

(b)	those assets of a Loan Party which are located in a Foreign Jurisdiction where the Security Interest of the Security extends to such assets, and such Security constitutes a first perfected Security Interest (or equivalent security under local law, as determined by the Agent, acting reasonably) on such assets, as determined by the Agent, acting reasonably, subject only to Permitted Encumbrances;
“Obligations” means all indebtedness and obligations of the Borrower to the Agent and the Lenders under or in respect of the Credit Facility;
“One Month BA Rate” means, on any day, the CDOR Rate (determined as of 10 a.m. (Toronto time) on such day) which would be applicable in respect of an issuance of Bankers’ Acceptances with a term to maturity of one month issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;
“Operating Facilities” means those bilateral operating credit facilities provided by a Lender (or its Affiliate) to a Loan Party providing for borrowings and other credit accommodations, and including without limitation:
(a)	the credit facility provided by Royal Bank of Canada to the Borrower pursuant to a letter agreement dated November 17, 2010, as amended or restated from time to time, currently providing for Cdn. $25,000,000 in credit facilities; and

(b)	the credit facility provided by Wells Fargo Bank, N.A. to Precision Drilling Oilfield Services Corporation pursuant to a letter agreement dated May 27, 2010, as amended or restated from time to time, currently providing for U.S. $15,000,000 in credit facilities;
“Operating Facility Agreements” means any agreements providing for Operating Facilities between a Loan Party and a Lender or Affiliate thereof;

“Operating Facility Demand for Repayment” means a demand made by an Operating Facility Lender pursuant to an Operating Facility Agreement demanding repayment of all obligations thereunder;
“Operating Facility Indebtedness” means, as at any time, the aggregate amount owing by the Loan Parties under any and all Operating Facility Agreements;
“Operating Facility Lender” means any Lender (or its Affiliate) providing Operating Facilities;

“Participant” has the meaning ascribed to it in Section 13.1(b);

“Participation” has the meaning ascribed to it in Section 13.1(b);

“Participation Date” has the meaning ascribed to it in Section 3.10(d);
“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA;
“Permitted Assignee” has the meaning ascribed to it in Section 13.1(a);
“Permitted Dispositions” means, in respect of the Loan Parties:
(a)	the Disposition of obsolete or worn out property in the ordinary course of business;

(b)	the sale of inventory in the ordinary course of business;

(c)	any Disposition to a Loan Party or to any other Subsidiary of the Borrower;

(d)	any Disposition where the proceeds of such Disposition are reinvested (whether by way of acquisition (including for certainty acquisitions of shares and other ownership interests), capital expenditure or otherwise) in the business of the Loan Parties or of any other Subsidiaries of the Borrower, including acquisitions (including for certainty acquisitions of shares and other ownership interests), improvements or repairs of assets useful in the business of the Loan Parties or of any other Subsidiaries of the Borrower within 12 months after such Disposition;

(e)	Dispositions of assets or property not otherwise permitted above, provided that the aggregate fair market value of such assets or property, together with the fair market value of all other such assets or property so disposed of within the applicable Fiscal Year to which this subsection (e) applies, does not exceed an amount equal to 1% of Consolidated Net Tangible Assets; and

(f)	any Disposition constituting a Reorganization Transaction to the extent permitted by Section 9.2(e);
provided in each case that no Default or Event of Default (including for certainty as a result of a breach of Section 9.1(s) or Section 9.1(t)) has occurred and is continuing or would reasonably be expected to occur as a result thereof;
“Permitted Encumbrances” means any of the following Security Interests or other encumbrances:
(a)	reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

(b)	Security Interests for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c)	carriers’, warehousemen’s, mechanics’, builders’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings or that relate to amounts less than U.S. $5,000,000 in the aggregate or the Equivalent Amount in any other currency;

(d)	pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance, road transportation and social security regulations;

(e)	Security Interests on cash and cash equivalents and deposits to secure the performance of bids, tenders, trade contracts, warehouse receipts, take-or-pay obligations in supply arrangements, leases, statutory obligations, surety and appeal bonds, performance and completion bonds and other obligations of a like nature (other than in each case for borrowed money) incurred in the ordinary course of business;

(f)	Security Interests on cash and cash equivalents and deposits to secure liabilities under property, casualty or liability insurance or self insurance obligations in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)	Security Interests granted on oil and gas properties in the ordinary course of business pursuant to customary agreements in the oil and gas business including royalties, net carried interests, net profit interests and operator’s liens;

(i)	any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(j)	(i)	Security Interests securing Debt assumed in connection with an Acquisition, provided that:
(A)	such Security Interests exist at the time of such Acquisition and were not created in contemplation of or in connection with such Acquisition; and

(B)	such Security Interests do not extend beyond the assets (including for certainty, shares and other ownership interests) acquired in such Acquisition or any proceeds thereof; and
(ii)	Security Interests securing Debt which refinances, refunds, renews or extends any Debt described in subsection (i) immediately above provided that such Security Interests do not extend beyond the assets originally subject to the Security Interests described in subsection (i) immediately above or any proceeds thereof;

provided that the aggregate principal amount of Debt outstanding at any time secured by all Security Interests permitted by this subsection (j) and subsection (k) below shall not exceed U.S. $100,000,000 or the Equivalent Amount in any other currency;
(k)	(i)	Security Interests securing Debt incurred to finance an Acquisition, provided that such Security Interests extend only to the assets acquired or any proceeds thereof (which assets may, for certainty, constitute shares or other ownership interests), or where a Subsidiary is acquired, to the assets of the Subsidiary so acquired; and
(ii)	Security Interests securing Debt which refinances, refunds, renews or extends any Debt described in subsection (i) immediately above provided that such Security Interests do not extend beyond the assets originally subject to the Security Interests described in subsection (i) immediately above or any proceeds thereof;
provided that the aggregate principal amount of Debt outstanding at any time secured by all Security Interests permitted by subsection (j) above and this subsection (k) shall not exceed U.S. $100,000,000 or the Equivalent Amount in any other currency;

(l)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignments of goods or the filing of PPSA financing statements in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(m)	the Security Interests of the Security securing the Operating Facilities, the Cash Management Facilities and the Lender Swaps;

(n)	the Security Interests of the Security securing the Credit Facility and any Security Interests created in favour of the Agent pursuant to any of the Loan Documents;

(o)	any lien, charge or encumbrance the satisfaction of which has been provided for by deposit with the Agent of cash or a surety bond or other security satisfactory to the Agent in an amount sufficient to pay the liability in respect of such lien in full;

(p)	Purchase Money Security Interests provided that such Security Interests are granted at the time of acquisition, construction, installation or improvement of the property subject thereto or within 90 days thereafter and are limited to the property so acquired, constructed, installed or improved, and Security Interests constituted by Capital Leases and Sale/Leasebacks, provided that the aggregate amount of Debt outstanding at any time secured by all such Purchase Money Security Interests, Capital Leases and Sale/Leasebacks shall not exceed U.S. $75,000,000 or the Equivalent Amount in any other currency;

(q)	Security Interests granted by a Loan Party to another Loan Party provided such Security Interests are expressly subordinated to the Security; and

(r)	Security Interests not otherwise permitted above so long as:
(i)	the aggregate principal amount of Debt outstanding at any time secured thereby does not exceed the greater of U.S. $150,000,000 (or the Equivalent Amount in any other currency) and an amount equal to 5% of Consolidated Net Tangible Assets;

(ii)	such Security Interests do not cover all or substantially all of the assets of the Loan Parties as a whole; and

(iii)	such Security Interests do not create a lien on any service rigs of the Canadian Loan Parties or the U.S. Loan Parties (whether or not constituting Certificated Service Rigs) unless the Security granted hereunder, and any registrations in public registry offices (including registrations against specific serial numbers) and/or any deliveries of certificates of title in respect thereof, would result in the Security Interests under the Security constituting a prior lien on the service rigs affected thereby;
provided that, notwithstanding anything to the contrary contained herein, where a maximum amount of Debt may be secured pursuant to a clause above, such maximum amount shall be deemed not to have been exceeded where such excess occurs solely as a result of fluctuations in the exchange rates of currencies;
“Permitted Indebtedness” means:
(a)	all Debt of a Loan Party under this Agreement (including for certainty, any increase pursuant to Section 3.3), the Loan Party Guarantee and any other Loan Document;

(b)	Debt of a Loan Party owing to another Loan Party or to any other Subsidiary of the Borrower (and the Financial Assistance which resulted in the creation of such Debt) provided that no Default or Event of Default (including for certainty as a result of a breach of Section 9.1(s) or Section 9.1(t)) has occurred and is continuing or would reasonably be expected to occur as a result thereof, and provided further that any Debt owing to a Subsidiary which is not a Loan Party or to a Material Subsidiary which is not a Canadian Loan Party, U.S. Loan Party or Acceptable Foreign Material Subsidiary shall be expressly subordinated to the Secured Obligations;

(c)	Financial Assistance resulting in the creation of Debt of a Subsidiary of the Borrower which is not a Loan Party owing to a Loan Party provided that no Default or Event of Default (including for certainty as a result of a breach of Section 9.1(s) or Section 9.1(t)) has occurred and is continuing or would reasonably be expected to occur as a result thereof;

(d)	any guarantees by one Loan Party of the Permitted Indebtedness of another Loan Party;

(e)	all Debt arising from Capital Leases, Purchase Money Security Interests or Sale/Leasebacks, provided that the aggregate amount of Debt outstanding at any time under all such Capital Leases, Purchase Money Security Interests and Sale/Leasebacks shall not exceed U.S. $75,000,000 or the Equivalent Amount in any other currency;

(f)	Debt assumed in connection with an Acquisition, provided that:
(i)	such Debt exists at the time of such Acquisition and was not incurred in contemplation of such Acquisition;

(ii)	such Debt is unsecured or is secured only to the extent contemplated in subsection (j) of the definition of Permitted Encumbrances;

(iii)	the only obligors with respect to such Debt are those Persons who were obligors of such Debt prior to such Acquisition and their permitted successors; and

(iv)	the aggregate principal amount of Debt outstanding at any time permitted by this subsection (f), together with the aggregate principal amount of Debt outstanding at any time permitted by subsection (g) below, shall not exceed U.S. $500,000,000 or the Equivalent Amount in any other currency;
(g)	Debt incurred to finance an Acquisition, provided that:
(i)	such Debt is unsecured or is secured only to the extent contemplated in subsection (k) of the definition of Permitted Encumbrances; and

(ii)	the aggregate principal amount of Debt outstanding at any time permitted by this subsection (g), together with the aggregate principal amount of Debt outstanding at any time permitted by subsection (f) above, shall not exceed U.S. $500,000,000 or the Equivalent Amount in any other currency;
(h)	indemnification, adjustment of purchase price, earn-out or similar obligations (other than guarantees of Debt), in each case incurred or assumed in connection with an Acquisition or a Disposition permitted by Section 9.2(c), provided that in the case of a Disposition, the maximum liability in respect of such obligation shall not exceed the gross proceeds actually received by the Borrower or its Subsidiaries in connection with such Disposition;

(i)	Debt in respect of Swap Agreements designed to hedge against interest rates, foreign exchange rates or commodity prices incurred in the ordinary course of business and not for speculative purposes;

(j)	Debt in respect of any Operating Facilities and other local lines of credit, letters of credit, bank guarantees and similar extensions of credit in the ordinary course of business, provided that the aggregate principal amount of Debt outstanding at any time under all Operating Facilities and other extensions of credit shall not exceed U.S. $100,000,000 or the Equivalent Amount in any other currency;

(k)	Debt in respect of any Cash Management Facilities and any other Debt in respect of cash management obligations, netting services, overdraft protection and similar arrangements in the ordinary course of business;

(l)	Debt arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(m)	Debt in respect of workers’ compensation claims, warehouse receipts, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance bonds, bid performance bonds, appeal and surety bonds and completion guaranties, in each case in the ordinary course of business;

(n)	Convertible Debt of the Borrower;

(o)	Debt incurred to finance the Contingent Tax Liabilities in an aggregate principal amount not to exceed U.S. $200,000,000 at any one time outstanding or the Equivalent Amount in any other currency;

(p)	the AIMCO Notes, provided that any Subsidiary (other than Grey Wolf Mexico Holdings LLC during such time as it is not required to become a Material Subsidiary pursuant to Section 6.7(a))

which guarantees such notes shall become a Material Subsidiary hereunder, and for greater certainty, shall guarantee the Obligations hereunder and the other Secured Obligations;
(q)	the 2010 Notes issued on or about the Effective Date in the principal amount of U.S. $650,000,000, provided that any Subsidiary which guarantees such notes shall become a Material Subsidiary hereunder, and for greater certainty, shall guarantee the Obligations hereunder and the other Secured Obligations;

(r)	Debt representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(s)	Financial Assistance consisting of loans and advances to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business (including for payroll, travel, entertainment and relocation expenses) in an aggregate amount not to exceed U.S. $15,000,000 at any one time;

(t)	additional Debt or Financial Assistance not otherwise described above in an aggregate principal amount outstanding at any time for all such Debt and Financial Assistance not to exceed the greater of U.S. $150,000,000 and an amount equal to 5% of Consolidated Net Tangible Assets;

(u)	Debt in connection with any refinancing, refunding, renewal or extension of the AIMCO Notes or the 2010 Notes, provided the principal amount thereof does not exceed the principal amount then owing under the AIMCO Notes or the 2010 Notes, as applicable, together with any debt prepayment premiums incurred in connection with any such refinancing, refunding, renewal or extension and provided further that any Subsidiary of the Borrower which guarantees such Debt shall also guarantee the Secured Obligations; and

(v)	Debt in connection with any refinancing, refunding, renewal or extension of any Debt listed under subsection (f), subsection (g) or subsection (o) above, provided that the principal amount thereof does not exceed the principal amount then owing under such Debt, and, in the case of any Debt to refinance, refund, renew or extend Debt listed under subsection (o) above, such Debt continues to finance or to relate to the Contingent Tax Liabilities;
provided that, notwithstanding anything to the contrary contained herein, where a maximum amount of Debt may be incurred pursuant to a clause above, such maximum amount shall be deemed not to have been exceeded where such excess occurs solely as a result of fluctuations in the exchange rates of currencies;
“Person” means any individual, firm, partnership, limited partnership, trust, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unincorporated body of persons or association;
“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, but excluding employee benefit plans or arrangements mandated by non-U.S. law;
“Positive Mark-to-Market” has the meaning attributed to it in the definition of “Mark-to-Market”;

“Prime Loan” means the advances or any portion thereof made available by the Lenders to the Borrower pursuant to Section 3.6, 3.10(j), 3.13 or 3.14 and outstanding from time to time, which are denominated in Canadian Dollars and on which the Borrower has agreed to pay interest in accordance with Section 5.1;
“Prime Rate” means, with respect to Prime Loans on any day, the greater of:
(a)	the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by the Agent in Canada; and

(b)	the One Month BA Rate in effect on such day plus 100 bps;
“Purchase Money Security Interest” means:
(a)	a Security Interest taken or reserved in fixed or capital assets to secure payment of all or part of the cost of acquisition, construction, installation or improvement of such assets; and

(b)	a Security Interest taken in fixed or capital assets by a Person who gives value for the purpose of enabling a Loan Party to acquire rights in such assets, to the extent that the value is applied to acquire those rights;
but does not include a Capital Lease or an operating lease;
“RBC” means Royal Bank of Canada, a Canadian chartered bank and its successors and permitted assigns;
“Regulation T” means Regulation T of the Board as in effect from time to time;
“Regulation U” means Regulation U of the Board as in effect from time to time;
“Regulation X” means Regulation X of the Board as in effect from time to time;
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise;
“Release Date” has the meaning ascribed to it in Section 6.9;
“Remaining Lenders” has the meaning ascribed to it in Section 12.16;
“Reorganization Transaction” has the meaning ascribed to it in Section 9.2(e);
“Repayment Notice” means a notice to effect a repayment of Borrowings delivered under Section 3.11 and substantially in the form of Schedule B with all applicable blanks completed;
“Requested Lender” has the meaning ascribed to it in Section 3.2(a);
“Request for Extension” means a request of the Borrower substantially in the form attached as Schedule G;

“Rollover” means, in respect of a maturing Bankers’ Acceptance or Libor Loan, the provision by a Lender of a further Borrowing by way of a Bankers’ Acceptance or Libor Loan, as applicable, in the same currency, the proceeds of which are to be applied in whole or part to the repayment of the maturing Borrowing;
“Rollover Date” means that date that a Rollover is to be made pursuant to a Rollover Notice;
“Rollover Notice” means a notice to effect a Rollover delivered under Section 3.14 and substantially in the form of Schedule C with all applicable blanks completed;
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors;
“Sale/Leaseback” means an arrangement under which title to any property or asset, or an interest therein, is transferred by a Person (the “First-Mentioned Person”) to some other Person which leases or otherwise gives or grants the right to use such property or asset or interest therein to the First-Mentioned Person, whether or not in connection therewith the First Mentioned Person also acquires a right or is subject to an obligation to re-acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement;
“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada);
“Schedule I Reference Lender” means each of RBC and such other Schedule I Lender as is agreed to from time to time by the Borrower and the Agent, each acting reasonably, provided that there shall be no more than two Schedule I Reference Lenders at any one time;
“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II or Schedule III to the Bank Act (Canada) (other than a Lender that is a Non-Acceptance Lender);
“Schedule II Reference Lender” means:
(a)	if there is only one Schedule II Lender, such Schedule II Lender; or

(b)	if there is more than one Schedule II Lender, such Schedule II Lenders as are agreed to from time to time by the Borrower and the Agent, each acting reasonably;
provided that there shall be no more than two Schedule II Reference Lenders at any one time;
“Secured Documents” means collectively, this Agreement, the Lender Swaps, the Operating Facility Agreements and the Cash Management Facility Agreements;
“Secured Lenders” means the Agent, the Lenders, the Swap Lenders, the Operating Facility Lenders and the Cash Management Facility Providers, and “Secured Lender” means any of them;
“Secured Obligations” has the meaning ascribed to it in Section 6.1;
“Security” has the meaning ascribed thereto in Section 6.1, any amendments thereto and any indentures or instruments supplemental to or in implementation thereof, and any and all other documents, instruments or agreements pursuant to which the Agent on behalf of any Secured Lender is granted or receives a Security Interest pursuant to the terms hereof or thereof;

“Security Interest” means any assignment, mortgage, charge, pledge, lien, hypothec, encumbrance securing or in effect securing an obligation or indebtedness of any Person, conditional sale, title retention agreement, control agreement or security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not, and includes the rights of a lessor pursuant to a Capital Lease or Sale/Leaseback but not under an operating lease, but does not include a right of set-off or a set-off;
“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose substituted in lieu thereof) as defined in the 2010 Note Indenture or a “change of control” (or other term having a similar purpose as that used in the 2010 Note Indenture) under any other note indenture, trust indenture or other document under which any unsecured bonds, notes, debentures or other debt instruments (other than the AIMCO Notes) are issued;
“Specified Unsecured Debt” means the 2010 Notes, the AIMCO Notes and any other Debt of a Loan Party (other than inter-corporate debt) for which security has not been granted and in respect of which the lender does not have a preferential interest by operation of law or otherwise over that of the Secured Lenders in the assets of such Loan Party, or in the assets formerly held by such Loan Party and transferred to such lender as part of such Debt transaction;
“Standard Term” means, in respect of a Bankers’ Acceptance, a term of 1 month, 2 months, 3 months or 6 months;
“Standby Fee Rate” means, at any time, the rate, expressed as a rate per annum based on a year of three hundred sixty-five (365) days, set out in the following table opposite the applicable Consolidated Total Debt to EBITDA Ratio:

	Consolidated Total Debt
Level	to EBITDA Ratio	Standby Fees
I	≤ 1.00	0.5000%
II	> 1.00 and ≤ 1.50	0.5625%
III	> 1.50 and ≤ 2.00	0.6250%
IV	> 2.00 and ≤ 2.50	0.6875%
V	> 2.50 and ≤ 3.00	0.8125%
VI	>3.00	0.9375%
provided that changes in the Standby Fee Rate shall be effective and adjusted in accordance with Section 5.11;
“Subject Maturity Date” has the meaning ascribed to it in Section 3.2(a);
“Subsidiary” means, as to any Person, a corporation, partnership, limited partnership, limited liability company, unlimited liability company, trust or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, company, trust or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower;
“Successor” has the meaning ascribed to it in Section 9.2(e);

“Swap” means an agreement entered into between a Person and a counterparty on a case by case basis, the purpose and effect of which is to mitigate or eliminate such Person’s exposure to fluctuations in exchange rates, interest rates or commodity prices, including for certainty forward rate agreements, currency swaps, currency exchanges, interest rate swaps, interest rate options, cap transactions, floor transactions, collar transactions and other similar transactions;
“Swap Demand for Repayment” means a demand made by a Swap Lender pursuant to an agreement evidencing a Lender Swap demanding repayment of all indebtedness relating thereto and shall include, without limitation, any notice under any agreement evidencing a Lender Swap which, when delivered, would require an early termination thereof and may require a payment by any Loan Party in settlement of obligations thereunder as a result of such early termination;
“Swap Indebtedness” means, as at any time, the aggregate amount owing by the Loan Parties under all Lender Swaps, and when such amount is calculated at any time on or after the Adjustment Time, means, for each Swap Lender an amount determined by such Swap Lender by calculating for each of its Lender Swaps, the Termination Amount, and determining the difference, if positive, of the aggregate net amounts payable by any Loan Party to such Swap Lender;
“Swap Lender” means a Person which, at the time that it entered into any Swap with any Loan Party, was a Lender or an Affiliate of a Lender, and includes, where the context so requires, RBC in relation to any of its Existing Lender Swaps;
“Takeover” has the meaning ascribed to it in Section 3.5;
“Takeover Loan” has the meaning ascribed to it in Section 3.5(c);
“Target” has the meaning ascribed to it in Section 3.5;
“Tax” or “Taxes” means all present and future taxes, rates, levies, imposts, assessments, dues, government fees, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto, and any interest, additions to tax and penalties imposed with respect thereto, excluding, with respect to the Agent or any Lender, taxes (including sales, use or goods and services tax) imposed on its income, purchases or capital and franchise taxes imposed on it by any taxation authority;
“Termination Amount” means, in respect of a Lender Swap on any day, the amount (whether positive or negative) determined by the Swap Lender thereunder in accordance with its customary practices and acting reasonably as of the close of business as though such day were an “Early Termination Date” and the Swap was a “Terminated Transaction” in accordance with the payment measures provided for in the ISDA Master Agreement between any Loan Party and such Swap Lender, with any such termination amount being expressed in U.S. Dollars and all defined terms used in this definition and not otherwise defined in this Agreement having the meaning ascribed thereto in such ISDA Master Agreement;
“Termination Event” means:
(a)	an automatic acceleration of the repayment of indebtedness outstanding hereunder without any notice being required thereunder from the Agent or any Lender;

(b)	an automatic early termination of obligations relating to a Lender Swap, without any notice being required from the Swap Lender; or

(c)	an automatic acceleration of the repayment of indebtedness or other obligations outstanding under an Operating Facility or a Cash Management Facility, without any notice being required from the applicable Operating Facility Lender or Cash Management Facility Provider, as the case may be;
“Total Commitment” means, at any time, the amount equal to the aggregate of the Commitments of each Lender at such time, not to exceed U.S. $550,000,000 except in the circumstances provided for in Section 3.3;
“Transaction” has the meaning ascribed thereto in the applicable ISDA Master Agreement between any Loan Party and a Swap Lender;
“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York or any other state of the United States relevant to the determination of the issue in question;
“U.S. Base Rate” means, with respect to U.S. Base Rate Loans on any day, the highest of:
(a)	the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on U.S. Dollar denominated commercial loans made by the Agent in Canada;

(b)	the Federal Funds Rate plus 50 bps; and

(c)	Libor for a one (1) month Libor Interest Period plus 75 bps;
“U.S. Base Rate Loan” means the advances or any portion thereof made available by the Lenders to the Borrower pursuant to Section 3.6, 3.10(j), 3.13 or 3.14 and outstanding from time to time, which are denominated in U.S. Dollars and on which the Borrower has agreed to pay interest in accordance with Section 5.2;
“U.S. Dollars” and the symbol “U.S. $” each mean lawful money of the United States of America;
“U.S. Loan Parties” means those Loan Parties which are incorporated under or otherwise governed by the laws of the United States or a state or territory thereof, and “U.S. Loan Party” means any of them; and
“Voting Shares” means:
(a)	share capital of any class of any corporation or securities of any other Person which carry voting rights to elect the board of directors or other body exercising similar functions under any circumstances, but shares or other securities which carry the right to so vote conditionally upon the happening of an event shall not be considered Voting Shares until the occurrence of such event; and

(b)	an interest in a general partnership, limited partnership, trust or similar Person which entitles the holder of such interest to receive a share of the profits, or on dissolution or partition, of the assets, of such Person.

1.2 Headings and Table of Contents
          The headings, the table of contents and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.3 References
          Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions mean and refer to this Agreement.
1.4 Rules of Interpretation
          In this Agreement, unless otherwise specifically provided,
(a)	the singular includes the plural and vice versa, “month” means calendar month, “quarter” means calendar quarter, “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including facsimile and “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)	references to any agreement, contract, document or other instrument means a reference to any such agreement, contract, document or other instrument as the same has been or may be amended, modified, supplemented or restated from time to time; provided that, if consent to any such amendment, modification, supplement or restatement is required under any Loan Document, such consent must have been obtained; and

(c)	references to any statute, act or other legislative enactment shall be to such statute, act or other legislative enactment as amended from time to time or replaced by a statute, act or other legislative enactment dealing with substantially the same subject matter as the statute, act or other legislative enactment so replaced.
1.5 Generally Accepted Accounting Principles
(a)	Accounting Terms: All financial statements required to be furnished by the Borrower to the Agent hereunder shall be prepared in accordance with GAAP. Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP and, except as otherwise provided herein, reference to any balance sheet item, statement of income item or statement of cash flows item means such item as computed from the applicable financial statement prepared in accordance with GAAP.

(b)	Change in GAAP or Accounting Policy: If:
(i)	there occurs a change in GAAP, including as a result of a conversion to International Financial Reporting Standards; or

(ii)	the Borrower or any of the Material Subsidiaries adopts a change in an accounting policy in order to more appropriately present events or transactions in its financial statements;

and the above change would cause an amount required to be determined for the purposes of any financial covenant or any other financial calculation or threshold (each a “Financial Calculation”) to be different than the amount that would be determined without giving effect to such change, the Borrower shall notify the Agent of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change and state whether the Borrower desires to revise the method of calculating one or more of the Financial Calculations (including the revision of any of the defined terms used in the determination of such Financial Calculation) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Calculation will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Calculation. The Accounting Change Notice shall be delivered to the Agent within forty-five (45) days after the end of the Fiscal Quarter (or, in the case of a Fiscal Quarter ending March 31, 2011, June 30, 2011 or September 30, 2011, within sixty (60) days) in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Fiscal Quarter or in respect of an entire Fiscal Year, within ninety (90) days after the end of such period (or, in the case of the period ending December 31, 2011, within one hundred twenty (120) days), provided that, in a situation where an Accounting Change does not have an immediate impact on the calculations or thresholds then applicable to the Borrower, the Borrower shall be entitled to deliver an additional Accounting Change Notice once such change does have an impact (provided that no more than one such additional Accounting Change Notice may be delivered in any one Fiscal Quarter), and the provisions hereof shall also apply to such additional Accounting Change Notice.
(c)	Majority Lender Notification: If, pursuant to the Accounting Change Notice, the Borrower does not indicate that it desires to revise the method of calculating one or more of the Financial Calculations, the Majority Lenders may within thirty (30) days after receipt of the Accounting Change Notice notify the Borrower that they wish to revise the method of calculating one or more of the Financial Calculations in the manner described above.

(d)	Revised Calculations: If either the Borrower or the Majority Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Calculations, the Borrower and the Majority Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Calculations so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until the Borrower and the Majority Lenders have reached agreement in writing on such revised method of calculation, all amounts to be determined hereunder shall continue to be determined without giving effect to the Accounting Change. For greater certainty, if no notice of a desire to revise the method of calculating the Financial Calculations in respect of an Accounting Change is given by either the Borrower or the Majority Lenders within the applicable time period described above, then the method of calculating the Financial Calculations shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Calculations shall be determined after giving effect to such Accounting Change.

(e)	Revised Compliance Certificates: If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Calculations, and subsequently, as provided above, the method of calculating one or more of the Financial Calculations is revised in response to such Accounting Change, or the amounts to be determined pursuant to any of the Financial Calculations are to be determined without giving effect to such Accounting Change, the

Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.5 shall be deemed to have never occurred.
1.6 Time
          Unless otherwise provided herein, all references to a time in this Agreement shall mean local time in the city of Calgary, Alberta.
1.7 Payment for Value
          All payments required to be made hereunder shall be made for value on the required day in same day immediately available funds.
1.8 Monetary References
          Whenever an amount of money is referred to herein, such amount shall, unless otherwise expressly stated, be in U.S. Dollars.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
2.1 Representations and Warranties
          The Borrower represents and warrants to each of the Lenders and the Agent (all of which representations and warranties the Borrower hereby acknowledges are being relied upon by the Lenders and the Agent in entering into this Agreement) that:
(a)	Existence: each Loan Party is a duly incorporated, amalgamated, formed or created corporation, partnership or trust, as applicable, is validly existing under its jurisdiction of incorporation, amalgamation, formation or creation, as applicable, and is duly registered and qualified as an extra-provincial corporation, partnership or trust, as applicable, under the laws of each jurisdiction in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except where the failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect;

(b)	Power: each Loan Party has full corporate, partnership or trust, as applicable, capacity, power and authority to own its properties and assets, to conduct business as now conducted and as proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder;

(c)	Authorization: the execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, partnership, trust or other action;

(d)	Execution: each Loan Document to which any Loan Party is a party has been duly executed and delivered by it;

(e)	Binding Obligations: each Loan Document to which any Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by general principles of equity and by Applicable Laws regarding bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect;
(f)	No Legal Bar or Resultant Lien re: Loan Documents: the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party:
(i)	does not and will not violate its articles, by-laws, partnership agreement, trust indenture (each as applicable) or other governing documents;

(ii)	does not and will not result in a breach of or constitute a default or require any consent under, or result in the creation of any Security Interest, other than a Permitted Encumbrance, upon any of its property or assets pursuant to any material indenture or other material agreement or material instrument to which it is a party or by which it or its property or assets may be bound or affected;

(iii)	does not require any Governmental Action, licence, consent or approval of or notice to or filing with any Governmental Authority other than such as are necessary with respect to the registration and perfection of the Security and the Security Interests constituted thereby; and

(iv)	does not and will not contravene any presently existing provision of Applicable Law or any Governmental Action applicable to it or any of its property and assets;
(g)	Litigation: there are no actions, suits or proceedings pending or, to the best of the knowledge, information and belief of any Loan Party, threatened against any Loan Party at law or in equity by or before any court, tribunal, governmental department, commission, board, bureau, agent or instrumentality, domestic or foreign, or before any arbitrator of any kind which would reasonably be expected to have a Material Adverse Effect and no Loan Party is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any arbitrator of any kind which, in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(h)	Financial Condition: all financial statements of the Loan Parties provided to the Agent by or on behalf of any Loan Party fairly reflect, as of the dates thereof, the financial condition of the Loan Parties in all material respects and the results of their operations for the periods covered thereby, have been prepared in accordance with GAAP (except that any unconsolidated financial statements of any Subsidiary may be prepared without notes) and, from the date of the latest of such financial statements submitted to the Agent and except as disclosed to the Agent in writing, no event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect;

(i)	Taxes: all material income tax and other returns required to be filed have been filed by or on behalf of each Loan Party to the relevant taxation or other authorities and no Loan Party is in default of payment of any taxes of any material amount, except for taxes the payment of which are being contested by it in good faith and for which provision in accordance with GAAP has been made for adequate reserves;

(j)	Insurance: each Loan Party has in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing insuring its properties, assets and undertakings and providing such coverage as would usually be maintained by Persons engaged in the same or similar business in the localities where its properties and assets are located;
(k)	Title to Properties and Assets: each Loan Party has good and marketable title to its properties and assets except for defects in title which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except for Permitted Encumbrances, the properties and assets of each Loan Party are not subject to any Security Interests;

(l)	Compliance with Laws and Contracts: each Loan Party is:
(i)	in compliance with all Applicable Laws; and

(ii)	not in breach or default of, nor has any event or circumstance occurred, which, but for the passage of time or the giving of notice, or both, would constitute a breach or default under, any contract, agreement, licence, permit, employee benefit plan or employee pension plan to which any Loan Party is a party or by which it or any of its properties, assets or undertakings are bound;
except for any non-compliance, breach or default, as applicable, which would not reasonably be expected to have a Material Adverse Effect;

(m)	U.S. Federal Regulations: no part of the proceeds of the Loans or other extensions of credit made to the Borrower hereunder will be used: (i) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U for any purpose that violates the provisions of the Regulations of the Board; or (ii) for any purpose that violates the provisions of Regulations T, U or X of the Board;

(n)	Pension and Benefit Plans: all obligations of the Borrower and its Subsidiaries and their ERISA Affiliates under each Plan and any other employee pension plan and employee benefit plan maintained by it for the benefit of its employees have been performed in accordance with the terms thereof and Applicable Law (including for certainty, ERISA) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and no such pension plan or benefit plan has any unfunded liabilities which would reasonably be expected to have a Material Adverse Effect;

(o)	Investment Company Act; Other Regulations: no Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States of America, as amended, and no Loan Party is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Debt;

(p)	Intellectual Property:
(i)	each Loan Party owns, or is licensed to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted;

(ii)	no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by any Loan Party or the validity or effectiveness of any Loan Party’s rights in any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and

(iii)	the use of Intellectual Property by each Loan Party does not infringe on the rights of any Person;
except in each case to the extent it would not reasonably be expected to have a Material Adverse Effect;

(q)	Environmental Laws: each Loan Party:
(i)	has obtained, made or given all Governmental Actions which are required under all applicable Environmental Laws except to the extent that failure to obtain, make or give the same would not reasonably be expected to have a Material Adverse Effect;

(ii)	is in compliance with all Environmental Laws and all terms and conditions of all such Governmental Actions, except to the extent failure to comply would not reasonably be expected to have a Material Adverse Effect; and

(iii)	has not received any notice of non-compliance with any Environmental Laws from any Governmental Authority or other Person or that any Release has occurred of, from, around, under or in respect of any of its assets or properties which would reasonably be expected to have a Material Adverse Effect;
(r)	Events of Default: no Default or Event of Default has occurred and is continuing;

(s)	Accuracy of Information: all information (including financial information and projections), materials and documents delivered by or on behalf of the Borrower or any other Loan Party to the Agent prior to the date of this Agreement in contemplation of the transactions contemplated by this Agreement were:
(i)	in the case of all such information, materials and documents taken as a whole (but excluding therefrom any projections), true, complete and accurate in all material respects as at their respective dates; provided that with respect to any information which is provided by a third party, such representations and warranties shall be limited to the knowledge of the Borrower; and

(ii)	in the case of any such projections, prepared in good faith based upon assumptions believed to be reasonable at the time made;
(t)	Ranking with Other Debt: all payment obligations of a Loan Party hereunder and under each of the other Loan Documents rank at least pari passu in right of payment with the other most senior indebtedness for borrowed money of such Loan Party;

(u)	Material Subsidiaries: either the Borrower, one or more Material Subsidiaries or any combination thereof is the legal and beneficial owner of 100% of the issued and outstanding shares, income or capital interests, as applicable, in each Material Subsidiary; and

(v)	Organizational Chart: as at the Effective Date, Schedule K sets forth an organizational chart for the Borrower and its Subsidiaries, including the jurisdiction of incorporation of each Subsidiary of the Borrower, which is accurate in all material respects.

2.2 Deemed Representations and Warranties
          Each request by the Borrower for Accommodations on any Drawdown Date shall be deemed to be a representation and warranty by the Borrower to the Agent and each Lender that the representations and warranties contained in Section 2.1 (other than those made as of a specific date) are, as of the date of such request, and will be, as of the applicable Drawdown Date, true and correct in all material respects and that there exists no Default or Event of Default, and each request by the Borrower for a Conversion or Rollover shall be deemed to be a representation by the Borrower to the Agent and each Lender that as of the date of such request and as of the applicable Conversion Date or Rollover Date, as applicable, there exists no Default or Event of Default.
ARTICLE 3
THE CREDIT FACILITIES
3.1 Obligations of Each Lender
          Relying on each of the representations and warranties set out in Article 2 and subject to the terms and conditions of this Agreement, each Lender agrees to make Accommodations available to the Borrower up to the amount of its Commitment commencing on the date of this Agreement and ending on the Maturity Date of each such Lender, by way of:
(a)	Loans: the advance of Prime Loans, U.S. Base Rate Loans or Libor Loans by such Lender and the delivery of the proceeds of such advance for the account of the Borrower through the Agent at the Agent’s Account for Payments;

(b)	Bankers’ Acceptances: either
(i)	the acceptance of Bankers’ Acceptances (or the making of a BA Equivalent Advance) by such Lender and the delivery of the discounted proceeds of sale received by such Lender (or the amount of BA Equivalent Advance) (less the applicable fees payable by the Borrower to such Lender pursuant to Section 5.4) in respect thereof for the account of the Borrower through the Agent at the Agent’s Account for Payments; or

(ii)	the purchase of Bankers’ Acceptances (or the making of a BA Equivalent Advance) by such Lender and the delivery of the Discount Proceeds in respect of such Bankers’ Acceptances (or BA Equivalent Advance) (less the applicable fees payable by the Borrower to such Lender pursuant to Section 5.4) for the account of the Borrower through the Agent at the Agent’s Account for Payments; and
(c)	Letters of Credit: the issuance of Letters of Credit by a Fronting Lender on behalf of the Lenders up to the amount of its Fronted LC Commitment; provided that the Equivalent Amount in U.S. Dollars of all Letters of Credit outstanding hereunder shall not, at the time of the issuance of any such Letter of Credit and after giving effect to the issuance thereof, exceed U.S. $200,000,000.
     The credit facility established above (the “Credit Facility”) is a revolving credit facility and the Borrower may increase or decrease Borrowings from each such Lender by obtaining Loans, Bankers’ Acceptances and BA Equivalent Advances, as applicable, and Letters of Credit, as applicable, and by making repayments in respect thereof.

     A Lender shall not have any obligation to make any Accommodations available at any time if, after giving effect thereto, the Equivalent Amount in U.S. Dollars of Borrowings from such Lender would exceed the Commitment of such Lender.
     Any Existing Letter of Credit shall, upon the Effective Date, be deemed to be outstanding under this Agreement as a Fronted Letter of Credit issued by the applicable Fronting Lender on behalf of the Lenders.
3.2 Extension of Maturity Date
(a)	Request for Extension: The Borrower may, from time to time, request an extension from each Lender (each, a “Requested Lender”) of the then current Maturity Date of each such Requested Lender (each, a “Subject Maturity Date”) by sending to the Agent at the Agent’s Branch of Account a Request for Extension once in each Fiscal Year at any time during the six (6) month period after the financial statements referred to in Section 9.1(d) hereof have been delivered as required herein and the Agent shall forthwith notify the Requested Lenders of such request. Any such request must provide that the requested Maturity Date of all Requested Lenders be the same and that the requested Maturity Date not exceed three years from the date of any such extension request. Each Requested Lender shall advise the Agent as to whether it agrees with such request within thirty (30) days of being so notified, provided that in the event such Requested Lender does not so advise the Agent within such thirty (30) day period, such Requested Lender shall be deemed to have advised the Agent that it does not agree with such request.

(b)	Payment or Replacement by Borrower: Subject to Section 3.2(a), if a Requested Lender does not agree to extend the Subject Maturity Date (such Requested Lender being a “Non-Extending Lender” and any Requested Lender agreeing to extend the Subject Maturity Date being an “Extending Lender”), the Borrower may, provided that it treats each Non-Extending Lender rateably:
(i)	so long as there exists no Default or Event of Default and subject to Section 11.5, repay all Borrowings and other amounts owing hereunder to all Non-Extending Lenders, on or prior to the Maturity Date of such Non-Extending Lenders and upon such payment each Non-Extending Lender shall cease to be a Lender hereunder and each such Non-Extending Lender’s Commitment shall be terminated and the Total Commitment reduced accordingly; or

(ii)	arrange for a replacement lender or lenders (which may be one or more of the Lenders) to replace all Non-Extending Lenders’ Borrowings and Commitments provided that any such replacement lender or lenders (if it is not a Lender) shall have been approved by the Agent and each Fronting Lender (each such approval not to be unreasonably withheld) and shall be novated into the Loan Documents in the place and stead of the Non-Extending Lenders by execution of all necessary documentation on or prior to the Maturity Date of such Non-Extending Lenders and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement.
(c)	Non-Extension: The Subject Maturity Date shall not be extended in accordance with Section 3.2(a) if Requested Lenders holding more than thirty-three and one third percent (33-1/3%) of the aggregate of the Commitments of all Requested Lenders do not agree or are deemed not to agree to extend the Subject Maturity Date pursuant to the Request for Extension. In any such case, the Subject Maturity Date of each Requested Lender shall not be extended, provided, however, the Borrower shall be entitled to request further extensions of the Maturity Date as provided for in Section 3.2(a).

(d)	Extension for all Requested Lenders: If all Requested Lenders agree to extend the Subject Maturity Date pursuant to a Request for Extension, then the Subject Maturity Date of each Requested Lender shall be extended to the date agreed by each such Requested Lender.

(e)	Partial Extension: If, with respect to any Request for Extension, the provisions of Section 3.2(c) or 3.2(d) are not applicable and there are Non-Extending Lenders under Section 3.2(b), then:
(i)	the Subject Maturity Date for all Extending Lenders shall be extended to the date agreed to by each such Requested Lender; and

(ii)	the Subject Maturity Date for each such Non-Extending Lender shall not be extended, provided, however, the Borrower shall be entitled to request further extensions of the Maturity Date from such Non-Extending Lenders as provided for in Section 3.2(a).
(f)	Independent Decision: The Borrower understands that consideration of any Request for Extension constitutes an independent credit decision which each Requested Lender retains the absolute and unfettered discretion to make and that no commitment in this regard is hereby given by any Requested Lender and that any extension of the Subject Maturity Date may be on such terms and conditions in addition to those set out herein as the Lenders may stipulate.

(g)	Default or Event of Default: If a Default or an Event of Default exists at the time the Borrower makes a Request for Extension or on the Subject Maturity Date, the Subject Maturity Date of the Extending Lenders will not be extended.
3.3 Increase of Total Commitment
          The Borrower may at any time and from time to time add additional financial institutions hereunder as Lenders or, with the consent of the applicable Lender, increase the Commitment of such Lender and thereby increase the Total Commitment, provided that at the time of any such addition:
(a)	no Default or Event of Default has occurred and is continuing;

(b)	the Total Commitment as so increased (after taking into account any prior reductions of the Total Commitment pursuant to Section 3.2(b)(i) or Section 11.7) does not exceed U.S. $650,000,000;

(c)	the Agent and each Fronting Lender has consented to such financial institution becoming a Lender, if it is not already a Lender, each such consent not to be unreasonably withheld;

(d)	concurrently with the addition of a financial institution as an additional Lender or the increase of a Lender’s Commitment, such financial institution or Lender, as the case may be, shall purchase from each Lender such portion of the Borrowings of each such Lender as is necessary to ensure that all Borrowings of all Lenders and including therein such additional financial institution, are in accordance with the Lender’s Proportion of all such Lenders (including the new financial institution) and such financial institution shall execute such documentation as is required by the Agent, acting reasonably, to novate such financial institution as a Lender hereunder; and

(e)	the Borrower has provided to the Agent a certified copy of a directors’ resolution of the Borrower authorizing any such increase in the Total Commitment (which may be the original directors’

resolution authorizing this Credit Facility) together with a legal opinion with respect thereto in substantially the same form as the opinions delivered in connection with the closing of this Agreement.
3.4 Purpose
          Borrowings under the Credit Facility shall be used by the Borrower for general corporate purposes of the Loan Parties.
3.5 Takeover Notification
          In the event the Borrower wishes to utilize Accommodations to, or to provide funds to any Subsidiary to, offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (other than a private issuer as defined under the Securities Act (Alberta) or a corporation whose shares are directly or indirectly held by one Person) (the “Target”) where, as of the date of the offer to acquire, the securities that are subject to the offer to acquire, together with the securities of such Person that are beneficially owned, or over which control or direction is exercised, by the Borrower and its Subsidiaries and any Person acting jointly or in concert with any thereof on the date that the offer to acquire is made, constitute in the aggregate ten percent (10%) or more of all of the outstanding securities of that class of securities of the relevant Person (a “Takeover”), then either:
(a)	Agreement of the Target Entity: the Borrower shall provide to the Agent evidence satisfactory to the Agent of the agreement of the board of directors or like body of the Target approving the Takeover; or

(b)	Consent from Lenders: the following steps shall be followed:
(i)	at least five (5) Business Days prior to the delivery of any notice to the Agent pursuant to Section 3.6 requesting Accommodations intended to be utilized for such Takeover, a senior officer of the Borrower shall advise the Agent who shall promptly ensure that a Vice President of each Lender (or such other senior officer of such Lender as may be designated by such Lender from time to time) is advised of the particulars of such Takeover in sufficient detail to enable such Lender to determine whether it will consent to Accommodations from such Lender being utilized by the Borrower for such Takeover (which consent may be withheld in its sole and unfettered discretion);

(ii)	within three (3) Business Days of being so advised, each Lender shall notify the Agent as to whether it will provide its consent, provided that in the event such Lender does not so notify the Agent within such three (3) Business Day period, such Lender shall be deemed to have notified the Agent that it does not provide its consent; and

(iii)	the Agent shall promptly notify the senior officer of the Borrower of such Lender’s decision;
and in the event that any Lender does not provide its consent or is deemed to have not provided its consent, then upon the Agent so notifying the Borrower, such Lender shall have no obligation to provide Accommodations for such Takeover notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Lender, as applicable (a “Consenting Lender”) which has provided its consent shall have an obligation, up to the amount of its Commitment, to provide Accommodations for such Takeover, and Accommodations for such Takeover shall be provided by each Consenting Lender in accordance with the ratio that its Lender’s Proportion bears to the aggregate of the Lender’s Proportions of all the Consenting Lenders.
(c)	Adjustment: If Accommodations are utilized for the purposes of a Takeover (a “Takeover Loan”) and there are Lenders other than Consenting Lenders (the “Non-Consenting Lenders”), the Lender’s Proportion of each Consenting Lender shall be temporarily adjusted in accordance with Section 3.12 and subsequent Accommodations shall be funded firstly by Non-Consenting Lenders and subsequent repayments shall be applied firstly to Consenting Lenders, in each case, until such time as the Lender’s Proportion of each Consenting Lender and Non-Consenting Lender is equal to such Lender’s Proportion in effect immediately prior to the advance of the Takeover Loan.
3.6 Borrowings
          Subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow by way of Accommodations from each Lender pursuant to the Credit Facility up to the amount of such Lender’s Commitment by:
(a)	Prime Loans: borrowing Prime Loans from the Lenders, in minimum aggregate amounts of Cdn. $1,000,000 and in integral multiples of Cdn. $1,000,000 thereafter, upon at least one (1) Business Day prior written notice;

(b)	U.S. Base Rate Loans: borrowing U.S. Base Rate Loans from the Lenders in minimum aggregate amounts of U.S. $1,000,000 and in integral multiples of U.S. $1,000,000 thereafter, upon at least one (1) Business Day prior written notice;

(c)	Bankers’ Acceptances: issuing Bankers’ Acceptances to be accepted by the Lenders in minimum aggregate amounts of Cdn. $1,000,000 and in integral multiples of Cdn. $1,000,000 thereafter, upon at least two (2) Business Days’ prior written notice;

(d)	Libor Loans: borrowing Libor Loans from the Lenders in minimum aggregate amounts of U.S. $1,000,000 and in integral multiples of U.S. $1,000,000 thereafter, upon at least three (3) Business Days’ prior written notice; and

(e)	Letters of Credit: by way of the issuance by the Fronting Lender of Letters of Credit in Canadian Dollars or U.S. Dollars upon at least three (3) Business Days’ prior written notice;
each such notice to be given to the Agent at or prior to noon (Toronto time) on the last day on which such notice can be given pursuant to this Section 3.6 and to be substantially in the form of Schedule B.
3.7 Selection of Libor Interest Periods
          If the Borrower elects to borrow by way of a Libor Loan pursuant to Section 3.6, elects to convert a Borrowing into a Libor Loan pursuant to Section 3.13 or elects to Rollover a Libor Loan pursuant to Section 3.14, the Borrower shall, prior to the beginning of the Libor Interest Period applicable to such Libor Loan, in accordance with the same period of notice required for the initial drawdown of a Libor Loan as set forth in Section 3.6, select and notify the Agent by delivery of a Borrowing Notice, Conversion Notice or Rollover Notice, as the case may be, of the Libor Interest Period (which shall begin and end on a Business Day) applicable to such Libor Loan. If the Borrower fails to give to the Agent a notice as aforesaid prior to the date of maturity of a Libor Loan in accordance with the same period of notice required for the original Borrowing, then the amount of such Libor Loan shall be converted on its maturity to a U.S. Base Rate Loan from the Lender pursuant to Section 3.13.
3.8 Conditions Applicable to Bankers’ Acceptances
(a)	Acceptance of Bankers’ Acceptances: Subject to the terms and conditions of this Agreement, each Lender hereby agrees to accept its Lender’s Proportion of Bankers’ Acceptances issued by the Borrower pursuant to Sections 3.6, 3.13 and 3.14. Each such Lender shall purchase such Bankers’ Acceptances at the applicable Discount Rate unless the Borrower elects, pursuant to Section 3.8(i), to market all Bankers’ Acceptances accepted by such Lenders on its own. Any Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances purchased by it.

(b)	Delivery of Notice: If the Borrower has elected to market Bankers’ Acceptances on its own, the Borrower shall, at or prior to 11 a.m. (Toronto time) on the Drawdown Date, Conversion Date or Rollover Date relating to any Bankers’ Acceptances to be issued hereunder, deliver to the Agent at the Agent’s Branch of Account written notice with respect to such Bankers’ Acceptances in the form of Schedule B hereto.

(c)	Payment to Borrower: On the Drawdown Date, Conversion Date or Rollover Date relating to any issue of Bankers’ Acceptances:
(i)	on any Drawdown Date, each Lender shall:
(A)	if the Borrower has elected to market the Bankers’ Acceptances on its own pursuant to Section 3.8(i), deliver the discounted proceeds of the sale of such Bankers’ Acceptances received by it (less any fees payable to such Lender in respect thereof pursuant to Section 5.4), for the account of the Borrower through the Agent at the Agent’s Account for Payments; or

(B)	if subsection (A) above does not apply, deliver the Discount Proceeds of Bankers’ Acceptances purchased by it (less any fees payable to such Lender in respect thereof pursuant to Section 5.4) for the account of the Borrower through the Agent at the Agent’s Account for Payments;
(ii)	on any Rollover Date relating to any Rollover of Bankers’ Acceptances, the Borrower shall be liable to each Lender for the principal amount of maturing Bankers’ Acceptances accepted by such Lender; in order to satisfy the continuing liability of the Borrower to each such Lender for the principal amount of the maturing Bankers’ Acceptances, each such Lender shall receive and retain for its own account the discounted proceeds of sale of such new Bankers’ Acceptances or the Discount Proceeds from the purchase by such Lender of such Bankers’ Acceptances, as applicable, and the Borrower shall on the maturity date of the maturing Bankers’ Acceptances pay to each such Lender, through the Agent at the Agent’s Account for Payments, an amount equal to the difference between the principal amount of the maturing Bankers’ Acceptances and the discounted proceeds of sale or the Discount Proceeds, as applicable, from the new Bankers’ Acceptances together with the fee to which each such Lender is entitled pursuant to Section 5.4; and

(iii)	on any Conversion Date relating to Bankers’ Acceptances:

(A)	in the case of a Conversion from a Loan into a Bankers’ Acceptance in the same currency as the Loan, in order to satisfy the continuing liability of the Borrower to each Lender for the amount of the converted Borrowing, each such Lender shall receive for its own account the discounted proceeds of sale of the Bankers’ Acceptances or the Discount Proceeds from the purchase by such Lender of such Bankers’ Acceptances, as applicable, and the Borrower shall on the Conversion Date pay to each such Lender, through the Agent at the Agent’s Account for Payments, the difference between the principal amount of the converted Borrowing and the discounted proceeds of sale or the Discount Proceeds, as applicable, from such Bankers’ Acceptances together with the fee to which each such Lender is entitled to pursuant to Section 5.4;

(B)	in the case of a Conversion from a Loan or Bankers’ Acceptance in one currency into a Loan or Bankers’ Acceptance in another currency, the Borrower shall be responsible for the payment to each Lender of the Loan or the principal amount of the Bankers’ Acceptance being converted and may use the discounted proceeds of sale of such Bankers’ Acceptances or the Discount Proceeds from the purchase by such Lender for such Bankers’ Acceptances, as applicable, less any acceptance fees to which such Lender is entitled, to purchase Cdn. Dollars or U.S. Dollars, as applicable, in order to make such payment; and

(C)	in the case of a Conversion of Bankers’ Acceptances to a Loan in the same currency, in order to satisfy the continuing liability of the Borrower to each Lender for an amount equal to the face amount of such Bankers’ Acceptances, the Agent and each such Lender shall record the obligation of the Borrower to each such Lender as a Borrowing of the type into which the maturing Bankers’ Acceptance has been converted.
(d)	Waiver of Presentment and Other Conditions: The Borrower waives presentment for payment and, except to the extent of the gross negligence or wilful misconduct of a Lender referred to in Section 3.8(h), any other defence to payment of any amounts due to a Lender in respect of a Bankers’ Acceptance accepted and, if applicable, purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers’ Acceptance for payment of the amount payable by the Borrower thereunder. On the specified maturity date of a Bankers’ Acceptance, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall, subject to Section 3.8(g), pay the Agent on behalf of the Lender that has accepted such Bankers’ Acceptance, the full face amount of such Bankers’ Acceptance either through payment to the Agent or conversion of such Bankers’ Acceptance into a Prime Loan pursuant to Section 3.13, and shall make such additional payments, if any, as are required pursuant to Section 3.8(c).

(e)	Terms of Each Bankers’ Acceptance: Each Bankers’ Acceptance shall:
(i)	have a maturity date which shall be on a Business Day;

(ii)	have a Standard Term (excluding days of grace) or, subject to availability and with the consent of each Lender, have a term which is not a Standard Term but which does not exceed six (6) months (excluding days of grace);

(iii)	be denominated in whole multiples of $100,000;

(iv)	have a term which does not extend beyond the Maturity Date; and

(v)	be in the standard form of each Lender.
It is the intention of the parties that, pursuant to the Depository Bills and Notes Act (“DBNA”), all Bankers’ Acceptances accepted by the Lenders under this Agreement shall be issued in the form of a “depository bill” (as defined in the DBNA), deposited with, and made payable to a “clearing house” (as defined in the DBNA) including, without limitation, The Canadian Depository for Securities Limited or its nominee, CDS & Co. (“CDS”). The Agent and the Lenders shall, inter alia, effect the following and, subject to the approval of the Borrower, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement and the requirements of the DBNA, as are reasonably necessary to accomplish such intention including:
(A)	the instruments or drafts held by the Agent for the purposes of effecting Bankers’ Acceptances will include a notation to the effect that they are issued pursuant to the DBNA;

(B)	any reference to authentication of the Bankers’ Acceptance will be removed; and

(C)	any reference to “bearer” will be removed.
(f)	Power of Attorney — Bankers’ Acceptances: As a condition precedent to each Lender’s obligation to accept and, if applicable, purchase Bankers’ Acceptances hereunder and, subject to the DBNA compliance requirements set forth in Section 3.8(e), the Borrower agrees to the Power of Attorney Terms — Bankers’ Acceptances set out in Schedule I and hereby grants to each Lender a power of attorney on the terms set out in Schedule I, provided that if the Borrower revokes such power of attorney, a Lender shall not be obliged to accept and purchase Bankers’ Acceptances (and a Non-Acceptance Lender shall not be obligated to provide BA Equivalent Advances) unless the Borrower, the Agent and all of the Lenders (other than any Non-Acceptance Lenders) have agreed on amendments to this Agreement which the Lenders may require to again accept and, if applicable, purchase Bankers’ Acceptances.

(g)	Failure to Give Notice of Repayment: If the Borrower fails to give notice to the Agent of the method of repayment of a Bankers’ Acceptance prior to the date of maturity of such Bankers’ Acceptance in accordance with the same period of notice required for the original acceptance of such Bankers’ Acceptance as set forth in Section 3.6, the face amount of such Bankers’ Acceptance shall be converted on its maturity to a Prime Loan from the Lender pursuant to Section 3.13.

(h)	Unlawful Issue or Use: The Borrower shall pay on demand to the Agent on behalf of each Lender the face amount of any bankers’ acceptance form presented to such Lender for payment and paid by such Lender that has been unlawfully issued or used or put into circulation fraudulently or without authority, and shall indemnify such Lender against any loss, cost, damage, expense or claim regardless of by whomsoever made that such Lender may suffer or incur by reason of any fraudulent, unauthorized or unlawful issue or use of any such bankers’ acceptance form, other than as is caused by the gross negligence or wilful act or omission of such Lender or any of its officers, employees, agents or representatives failing to use the same standard of care in the custody of such bankers’ acceptance forms as it uses in the custody of its own property of a similar nature.
(i)	Marketing of Bankers’ Acceptances: The Borrower shall be entitled to elect to market all Bankers’ Acceptances accepted by the Lenders and forming a part of the same issue of Bankers’ Acceptances on any Drawdown Date, Conversion Date or Rollover Date by advising the Lenders of such election in any Borrowing Notice, Conversion Notice or Rollover Notice. If the Borrower fails to advise the Lenders of any such election in any such notice, it shall be deemed to have required to have such Lenders purchase such Bankers’ Acceptances.

(j)	BA Equivalent Advances: Notwithstanding Section 3.6(c), the foregoing provisions of this Section 3.8, and any other provision hereof to the contrary, a Non-Acceptance Lender shall, in lieu of accepting and, if applicable, purchasing Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section 3.8(j), such Lender would otherwise be required to accept as part of such a Borrowing by way of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the Discount Rate. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Conversion Date or Rollover Date, as the case may be, and shall remain outstanding for the term of the Bankers’ Acceptances issued concurrently therewith. Concurrently with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the BA Acceptance Fee which, but for this Section 3.8(j), such Lender would otherwise be entitled to receive as part of such issue of Bankers’ Acceptances. The BA Equivalent Advance shall accrue interest at a rate per annum equal to the Discount Rate for such Bankers’ Acceptance for the term of such BA Equivalent Advance. Upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender, in satisfaction of the BA Equivalent Advance and interest accrued thereon, an amount equal to the face amount of the Bankers’ Acceptance which, but for this Section 3.8(j), such Lender would otherwise have been required to accept as part of such Borrowing by way of Bankers’ Acceptance, failing which such amount shall be converted to a Prime Loan.

All BA Equivalent Advances made by a Non-Acceptance Lender shall, if requested by such Lender, be evidenced by promissory notes of the Borrower in form and substance satisfactory to such Lender, acting reasonably.

All references herein to “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Borrowing by way of Bankers’ Acceptances.

As a condition precedent to each Non-Acceptance Lender’s obligation to make a BA Equivalent Advance hereunder, the Borrower agrees to the Power of Attorney Terms — BA Equivalent Advances set out in Schedule J and hereby grants to each Non-Acceptance Lender a power of attorney on the terms set out in Schedule J, provided that if the Borrower revokes such power of attorney, it shall not be entitled to obtain BA Equivalent Advances (or issue Bankers’ Acceptances) unless the Borrower, the Agent and all of the Non-Acceptance Lenders have agreed on amendments to this Agreement which would again allow the Borrower to obtain BA Equivalent Advances.

3.9 Agent’s Duties Regarding Bankers’ Acceptances
(a)	Advice to the Lenders: The Agent, promptly following receipt of a Borrowing Notice for an Accommodation by way of Bankers’ Acceptances, of a Conversion Notice for Conversion of a Borrowing to a Bankers’ Acceptance or of a Rollover Notice for a Rollover of a Bankers’ Acceptance, shall:
(i)	advise each Lender of the face amount of each Bankers’ Acceptance to be purchased by it and the term thereof which term shall be identical for all Lenders. By no later than 10:30 a.m. (Toronto time), on each Drawdown Date, Conversion Date or Rollover Date on which the Lenders are required to purchase Bankers’ Acceptances hereunder, each Reference Lender shall notify the Agent of the applicable rate (as contemplated in the definition of Discount Rate) to be used by the Agent in the calculation of the Discount Rate in respect of the issuance and purchase of such Bankers’ Acceptances by the Lenders, as applicable; or

(ii)	if the Borrower has elected to market Bankers’ Acceptances on its own, advise the Borrower of the allocation of Bankers’ Acceptances and, if applicable, BA Equivalent Advances to each Lender such that the aggregate amount of Bankers’ Acceptances required to be accepted or BA Equivalent Advances required to be made by such Lender hereunder is in a whole multiple of Cdn. $100,000.
(b)	Bankers’ Acceptances Being Purchased: If the Lenders are required to purchase Bankers’ Acceptances accepted by it pursuant to Section 3.8(a), then at or prior to 11 a.m. (Toronto time) on the Drawdown Date, Conversion Date or Rollover Date relating to all Bankers’ Acceptances to be purchased by the Lenders on such date, the Agent shall provide written advice to the Borrower and each Lender confirming the particulars with respect to such Bankers’ Acceptances and related BA Equivalent Advances.

(c)	Bankers’ Acceptances Not Being Purchased: If the Borrower has elected to market Bankers’ Acceptances on its own, the Agent, promptly following receipt of a Borrowing Notice by way of Bankers’ Acceptance in the form of Schedule E, shall provide written advice to each applicable Lender of the amount of each issue of Bankers’ Acceptances to be accepted by it or BA Equivalent Advance to be made by it, the face amount of each Bankers’ Acceptance, the discounted proceeds of sale deliverable in respect thereof or the amount of the BA Equivalent Advance, the person to whom the Bankers’ Acceptances have been sold and from whom the discounted proceeds of sale in respect thereof should be received, and the term thereof, which term shall be identical for all such Lenders.

(d)	Completion of Bankers’ Acceptance When Being Purchased: Upon receipt of the written advice pursuant to Section 3.9(b), each Lender shall complete and sign Bankers’ Acceptances on behalf of the Borrower in accordance with the Power of Attorney Terms and the particulars advised by the Agent.

(e)	Completion of Bankers’ Acceptance When Not Being Purchased: Upon receipt of the written advice pursuant to Section 3.9(c), each applicable Lender is thereupon authorized to complete Bankers’ Acceptances on behalf of the Borrower in accordance with the Power of Attorney Terms and the particulars advised by the Agent. Such Lenders shall then deliver such Bankers’ Acceptances to the person designated to receive such Bankers’ Acceptances upon receipt by such Lender of the discounted proceeds of sale payable in respect thereof, in accordance with the particulars so advised by the Agent.

3.10 Letters of Credit
(a)	Aggregate Amount: The aggregate face amount of Letters of Credit issued and outstanding under the Credit Facility at any one time shall not exceed U.S. $200,000,000 or the Equivalent Amount in Cdn. Dollars. The aggregate face amount of Fronted Letters of Credit (determined in U.S. Dollars with the face amount of any Letter of Credit issued in Cdn. Dollars being converted to the Equivalent Amount thereof in U.S. Dollars) issued by a Fronting Lender shall not exceed its Fronted LC Commitment. Any Letter of Credit issued under the Credit Facility shall be issued by a Fronting Lender (to the extent it has a Fronted LC Commitment for the type of Letter of Credit being issued) on behalf of the Lenders, and the Borrower shall have the right to select which Fronting Lender shall issue any particular Letter of Credit.

(b)	Term: No Letter of Credit shall be issued for which any Lender has liability where the expiry date of any such requested Letter of Credit extends past the Maturity Date of such Lender. Except with the consent of all of the Lenders, a Letter of Credit may only be issued where it has an expiry date of not more than one year from its date of issuance, or where it has an expiry date of more than one year from its date of issuance but it does not have an automatic renewal clause.

(c)	Issuance: Subject to the terms and conditions hereof, each Fronting Lender, on behalf of the Lenders and in reliance on the agreements of the Lenders set forth in Section 3.10(d), agrees to issue Letters of Credit for the account of the Borrower in Canadian Dollars or U.S. Dollars from time to time on any Business Day. The Borrower and Lenders acknowledge that it may be necessary when issuing Letters of Credit for a correspondent bank or an affiliate of a Fronting Lender to issue such Letters of Credit and agree that, in any such circumstance, such Fronting Lender (and not the correspondent bank or the affiliate) shall continue to be entitled to all the rights and remedies hereunder of a Fronting Lender and continue to be liable for all obligations of a Fronting Lender, in each case in respect of any such Letter of Credit notwithstanding it did not issue such Letter of Credit. Letters of Credit issued by a Fronting Lender hereunder shall be in a form satisfactory to such Fronting Lender acting reasonably and in accordance with its usual and customary practices and shall, in all cases with respect to letters of credit, be issued subject to Uniform Customs & Practice for Documentary Credits, International Chamber of Commerce, Publication No. 600 or International Standby Practices (ISP98), International Chamber of Commerce, Publication No. 590, as applicable, and shall, in all cases with respect to letters of guarantee, be issued subject to Uniform Customs & Practice of Demand Guarantees, International Chamber of Commerce, Publication No. 758. A Letter of Credit shall not be issued by a Fronting Lender if any Lender would be prohibited, if it were issuing such Letter of Credit, from issuing such Letter of Credit by any applicable law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law).

(d)	Letter of Credit Participations: Each Fronting Lender irrevocably grants, and in order to induce such Fronting Lender to issue its Letters of Credit hereunder, each Lender irrevocably accepts and hereby purchases from such Fronting Lender on the terms and conditions hereinafter stated, for its own account and risk, an undivided interest equal to such Lender’s Proportion in such Fronting Lender’s obligations and rights under each Letter of Credit issued by it hereunder and the amount of each draft paid by such Fronting Lender thereunder. Each Lender unconditionally and irrevocably agrees with each Fronting Lender that, on or before the close of business of such Fronting Lender on each day on which a draft is paid under a Letter of Credit for which such Fronting Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, including, without limitation, pursuant to Section 3.10(j) (a “Participation Date”), such Lender will pay to the Agent for the account of such Fronting Lender at the Agent’s Branch of Account such Lender’s Proportion of any such unpaid amount.

Such Fronting Lender shall notify the Agent who shall notify each Lender of the occurrence of a Participation Date, and the amount payable by it to the Agent based on such Lender’s Lender’s Proportion. If any Lender fails to make any such payment on or prior to the first Business Day after such Lender receives notice as provided above, then interest shall accrue on such Lender’s obligation to make such payment during the period from such Business Day to the day such Lender makes such payment (or, if earlier, the date on which the Borrower reimburses such Fronting Lender as required pursuant to Section 3.10(j)), at the rate specified in Section 5.6.

(e)	Repayment of Lenders: Upon and only upon receipt by a Fronting Lender of funds from the Borrower in full or partial reimbursement of any draft paid under a Letter of Credit issued by such Fronting Lender with respect to which any Lender has theretofore paid the Agent for the account of such Fronting Lender in full for such Lender’s participation pursuant to Section 3.10(d) and in full or partial payment of interest, commissions or fees on such draft paid under such Letter of Credit, such Fronting Lender will pay to such Lender, in the same funds as those received by such Fronting Lender or net against any then due obligation of such Lender under Section 3.10(d) to make any payment to such Fronting Lender such Lender’s Proportion of such funds.

(f)	Role of each Fronting Lender: Each Fronting Lender shall endeavour to ensure that any drawing under a Letter of Credit complies with the terms of such Letter of Credit, and in doing so, and in connection with all of its other activities regarding a Letter of Credit, will exercise and give the same care and attention to each Letter of Credit issued by it as it gives to its other letters of credit and similar obligations. A Fronting Lender’s sole liability to each Lender shall be to promptly return to the Agent for the account of the Lenders the Lender’s Proportion of each Lender of any payments made to such Fronting Lender by the Borrower, as applicable, pursuant to Section 3.10(d) where the Borrower has made a payment to such Fronting Lender pursuant to Section 3.10(e). Each Lender agrees that, in paying any drawing under a Letter of Credit issued by a Fronting Lender, such Fronting Lender shall not have any responsibility to obtain any document (other than as required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of any person delivering any such document. No Fronting Lender nor any of its representatives, officers, employees or agents shall be liable to any Lender for:
(i)	any action taken or omitted to be taken in connection herewith at the request or with the approval of the Majority Lenders;

(ii)	any action taken or omitted to be taken in connection with any Letter of Credit in the absence of gross negligence or wilful misconduct; or

(iii)	the execution, effectiveness, genuineness, validity, or enforceability of any Letter of Credit, or any other document contemplated thereby.
A Fronting Lender shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

(g)	Lenders’ Obligations Absolute: Each Lender acknowledges that its obligations to a Fronting Lender under this Section 3.10, including the obligation to purchase and fund a participation in the obligations and rights of such Fronting Lender under each Letter of Credit issued by it and any drafts paid by it for which it has not been fully reimbursed by the Borrower, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation:
(i)	the occurrence and continuance of a Default or an Event of Default;

(ii)	any failure or inability of any other Lender to purchase or fund such a participation hereunder; or

(iii)	any other failure by any other Lender to fulfil its obligations hereunder.
Each payment by a Lender to a Fronting Lender for its own account shall be made without any offset, compensation, abatement, withholding or reduction whatsoever.

(h)	Reinstatement and Survival: Notwithstanding anything herein to the contrary, if a Fronting Lender is required at any time whether before or after the Maturity Date to make any payment under a Letter of Credit which was outstanding on or before the Maturity Date, each Lender shall pay over to the Agent in accordance with the provisions of this Section 3.10 and for the account of such Fronting Lender the amount of such Lender’s Lender’s Proportion of such amount. If such Fronting Lender is required at any time (whether before or after the Maturity Date) to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by or on behalf of the Borrower to such Fronting Lender in reimbursement of the Borrower’s obligations in respect of such Letter of Credit and interest thereon, each Lender shall, on demand of such Fronting Lender forthwith pay over to the Agent for the account of such Fronting Lender such Lender’s Lender’s Proportion of such amount, plus interest thereon from the day such demand is made to the day such amount is returned by such Lender to such Fronting Lender at the rate specified in Section 5.6.

(i)	Procedure for Issuance and Renewal of Letters of Credit:
(i)	The Borrower may request that a Fronting Lender issue a Letter of Credit by delivering a notice to the Agent pursuant to Section 3.6(e) and by delivering to such Fronting Lender at such Fronting Lender’s Branch of Account a letter of credit application on such Fronting Lender’s then customary form with appropriate changes to be consistent with the terms of this Agreement (as such form may be modified from time to time, the “Letter of Credit Application”), completed to the satisfaction of such Fronting Lender, acting reasonably, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements set forth herein) and such other certificates, documents and other papers and information as such Fronting Lender may reasonably request; provided that in the event of a conflict between this Agreement and the Letter of Credit Application, this Agreement shall govern with respect to such conflict.

(ii)	Within three (3) Business Days following the date on which the Agent shall have received the notice pursuant to Section 3.6(e) and a Fronting Lender shall have received the Letter of Credit Application including the proposed form of the Letter of Credit and such additional certificates, documents and other papers and information as such Fronting Lender may have reasonably requested in satisfaction of all conditions to the issuance thereof, such Fronting Lender shall, provided the conditions precedent in Section 8.2 have been complied with, issue such Letter of Credit.

(iii)	The Borrower may request the extension or renewal of a Letter of Credit issued hereunder by giving written notice to the Agent at least two (2) Business Days prior to the then current expiry date of such Letter of Credit (provided that a Fronting Lender may accommodate notices on shorter notice in its sole discretion). If the conditions precedent in Section 8.2 shall have been fulfilled as required thereby, the applicable Fronting Lender shall promptly issue such extension or renewal.
(j)	Reimbursement of a Fronting Lender: In the event that any drawing shall be made under any Letter of Credit issued by a Fronting Lender:
(i)	such Fronting Lender shall promptly notify the Agent who shall promptly notify the Borrower of such payment and of the amount thereof;

(ii)	the Borrower shall pay to such Fronting Lender the amount of any such drawing, failing which:
(A)	the payment by such Fronting Lender of such drawing shall, if the Letter of Credit was in U.S. Dollars, constitute the making of a U.S. Base Rate Loan to the Borrower by each Lender according to its Lender’s Proportion; and

(B)	the payment by such Fronting Lender of such drawing shall, if the Letter of Credit was in Cdn. Dollars, constitute the making of a Prime Loan to the Borrower by each Lender according to its Lender’s Proportion;
(iii)	such Fronting Lender shall notify the Agent who shall notify each Lender by telecopier, by email or by telephone (confirmed by telecopier or by email) of such drawing; and

(iv)	immediately upon receipt of such notice, each Lender shall make its Lender’s Proportion, in U.S. Dollars or Cdn. Dollars, as applicable, available to the Agent for the account of such Fronting Lender by wire transfer of immediately available funds to the Agent’s Account for Payments for the account of such Fronting Lender.
(k)	Designation and Termination of Fronting Lenders:
(i)	Except as provided in the last sentence of this subsection, the term of the Fronted LC Commitment of each Fronting Lender shall expire on the date falling one (1) year after the Effective Date and shall be subject to extension pursuant to Section 3.10(k)(ii). The

Borrower acknowledges that The Toronto-Dominion Bank and HSBC Bank Canada have advised that they are not willing to continue their roles as Fronting Lenders and the Borrower agrees to use reasonable commercial efforts to negotiate with each beneficiary under any Existing Letters of Credit issued by either of them to replace such Existing Letters of Credit with new Fronted Letters of Credit within three (3) months after the Effective Date or such later date as may be acceptable to The Toronto-Dominion Bank or HSBC Bank Canada, as applicable.

(ii)	In connection with its response to any Request for Extension or, if no such request is made, at least thirty (30) days before each anniversary of the Effective Date or the most recent date on which a Request for Extension was delivered, as applicable, a Fronting Lender shall either:
(A)	extend its Fronted LC Commitment for a further one (1) year period (or such other period as may be acceptable to such Fronting Lender in its sole discretion)

at the same amount, a lower amount or, with the consent of the Agent and the Borrower, a higher amount; or
(B)	terminate its Fronted LC Commitment effective on the expiration of its then current term.
(iii)	The Borrower shall be entitled from time to time to:
(A)	with the consent of the Agent, such consent not to be unreasonably withheld, designate a Lender as a Fronting Lender by providing a written notice to the Agent designating such Lender to be a Fronting Lender and which notice shall include the consent to such designation of such Lender; and

(B)	subject to Section 3.10(k)(iv), terminate a Fronting Lender as a Fronting Lender by providing a written notice of such termination to the Agent and such Fronting Lender;
provided that at any one time there shall be no more than four (4) Fronting Lenders (in addition to The Toronto-Dominion Bank and HSBC Bank Canada in connection with the Existing Letters of Credit issued by them).

(iv)	In the event that the Borrower exercises its right to terminate a Fronting Lender as a Fronting Lender pursuant to Section 3.10(k)(iii)(B) or a Fronting Lender elects to terminate its Fronted LC Commitment pursuant to Section 3.10(k)(ii)(B) and there are Letters of Credit outstanding which were issued by such Fronting Lender, the Borrower shall use its reasonable commercial efforts to replace all such Letters of Credit with Letters of Credit issued by another Fronting Lender and, upon such replacement, such Fronting Lender shall cease to be a Fronting Lender.

(v)	In the event that a Fronting Lender has notified the Borrower in writing that, pursuant to Section 11.3, it is no longer able to issue Letters of Credit on behalf of the Lenders, then such Fronting Lender shall not be required to issue additional Letters of Credit except for any Letter of Credit which specifically replaces (which shall for the purposes hereof include the automatic renewal of a Letter of Credit which by its terms is automatically renewed unless the beneficiary thereof is advised otherwise) in whole or in part a Letter of Credit which has a maturity date less than ninety (90) days after any such notice is given and provided that in any such case such issue would not contravene any applicable law, statutory regulation or treaty and if such Fronting Lender requests in writing, the Borrower shall use its reasonable commercial efforts to replace any such Letters of Credit issued by such Fronting Lender as soon as practicable with a Letter of Credit issued by another Fronting Lender.

(vi)	Without limiting its obligations under Section 3.10(k)(iv) and Section 3.10(k)(v), the Borrower shall be entitled to replace any Letter of Credit issued by a Fronting Lender which has terminated its Fronted LC Commitment under Section 3.10(k)(ii)(B) or provided a notice pursuant to Section 11.3, with a Letter of Credit issued by another Fronting Lender who agrees to issue such replacement Letter of Credit and, upon the replacement of all Letters of Credit issued by such Fronting Lender, such Fronting Lender shall cease to be a Fronting Lender.

(vii)	Where, pursuant to Section 3.10(k)(iii)(B), the Borrower terminates a Fronting Lender as a Fronting Lender or, pursuant to Section 3.10(k)(ii)(B), a Fronting Lender terminates its Fronted LC Commitment, or, pursuant to Section 11.3, a Fronting Lender provides a notice to the Borrower that it is no longer able to issue Letters of Credit on behalf of the Lenders, such Fronting Lender shall remain a Fronting Lender under all Letters of Credit issued by it until all such Letters of Credit have been either replaced, expired or been presented for payment and all payments required to be made to such Fronting Lender by the Borrower and/or the applicable Lenders pursuant to this Section 3.10 as a result of any payment made under any Letter of Credit issued by such Fronting Lender have been made. Upon the replacement, expiry, termination or presentment for payment (and all payments required to be made to such Fronting Lender having been paid), of any outstanding Letters of Credit issued by such Fronting Lender, such Fronting Lender’s Fronted LC Commitment shall be terminated.
(l)	Cash-Collateralization of Letters of Credit:

If:
(i)	the Agent delivers an Acceleration Notice or an Event of Default occurs under Section 10.1(f) or 10.1(g);

(ii)	any Letter of Credit is the subject matter of any order, judgement, injunction or other such determination (a “Judicial Order”) restricting payment under and in accordance with such Letter of Credit or extending a Fronting Lender’s liability beyond the expiration date stated in such Letter of Credit; or

(iii)	the Borrower shall repay Borrowings to a Lender pursuant to Section 4.1 or Section 4.2;
then the Borrower shall pay to the Agent an amount, in the currency in which the Letter of Credit is denominated, equal to (A) the maximum amount available to be drawn under all unexpired Letters of Credit in the case of paragraph (i); (B) the maximum amount available to be drawn under the Letter of Credit subject to the Judicial Order in the case of paragraph (ii); and (C) an amount equal to the applicable Lender’s Proportion of the maximum amount available to be drawn under any unexpired Letters of Credit in respect of each Lender whose Borrowings are required to be repaid in the case of paragraph (iii). Any such amounts paid by the Borrower to the Agent shall be held by the Agent in a Cash Collateral Account as continuing collateral security for the obligations of the Borrower to reimburse the Lenders for amounts paid by a Fronting Lender (and, if applicable, by a Lender in respect of its obligations under Section 3.10(d) (collectively, the “LC Disbursements”) in respect of any such Letter of Credit. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Letters of Credit as LC Disbursements are made thereunder.

Unless an Event of Default shall then have occurred and be continuing, the Agent shall release to the Borrower any amount remaining in the Cash Collateral Accounts (after applying the amounts necessary to discharge all obligations of the Borrower relating to such Letters of Credit) on the date on which either the original Letter of Credit has been returned for cancellation or the Letter of Credit has expired, provided in either case such Fronting Lender is released to the reasonable satisfaction of such Fronting Lender by the beneficiary thereof from any other obligation in respect of such Letter of Credit, or, in the case of a Judicial Order, the date on which any final and non-appealable order, judgement or other determination has been rendered or issued either terminating such Judicial Order or permanently enjoining the applicable Fronting Lender from paying under such Letter of Credit.
3.11 Notice of Repayment
          The Borrower shall give the Agent prior written notice substantially in the form of Schedule B of each repayment of Borrowings in accordance with the same period of notice required pursuant to Section 3.6 for the initial drawdown of the basis of Borrowing being repaid. Notwithstanding the foregoing, a Bankers’ Acceptance shall only be repaid on its maturity date and a Libor Loan may only be repaid prior to the last day of the Libor Interest Period applicable to such Libor Loan upon payment by the Borrower of amounts payable in respect thereof pursuant to Section 11.5.
3.12 Pro-Rata Treatment of Borrowings
(a)	Pro-Rata Borrowings: Subject to Section 3.12(c), each Borrowing and each basis of Borrowing shall be made available by each Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the Borrowings and each basis of Borrowing outstanding hereunder to each Lender will, to the extent possible, thereafter be in the same proportion as the Lender’s Proportion of such Lender. The Agent is authorized by the Borrower and each Lender to determine, in its sole and unfettered discretion, the amount of Borrowings and each basis of Borrowing to be made available by each Lender and the application of repayments and reductions of Borrowings to give effect to the provisions of this Section 3.12(a) and Section 7.2; provided that, subject to Section 3.12(c), no Lender shall, as a result of any such determination, have Borrowings outstanding in an amount which is in excess of the amount of its Commitment.

(b)	Where Different Maturity Dates: If, at any time there are Lenders with different Maturity Dates, all Lenders will share in Accommodations based on their Lender’s Proportion except to the extent the particular Accommodation requested has a maturity date after the Maturity Date of a Lender, in which case only those Lenders with a Maturity Date later than the maturity date of the requested Accommodation will be required to participate in providing such Accommodation and the Borrower may request a similar Accommodation, to the extent permitted hereunder, from the other Lenders with a maturity date occurring on or before the Maturity Date of such Lenders. Each determination by the Agent of a Lender’s Lender’s Proportion shall be prima facie evidence thereof.

(c)	Agent’s Discretion on Allocation: If it is not practicable to allocate Bankers’ Acceptances to each Lender such that the aggregate amount of Bankers’ Acceptances required to be purchased by such Lender hereunder is in a whole multiple of Cdn. $100,000, the Agent is authorized by the Borrower and each Lender to make such allocation as the Agent determines in its sole and unfettered discretion may be equitable in the circumstances. In no event shall the outstanding Borrowings of a Lender exceed its Lender’s Proportion by more than Cdn. $100,000 as a result of such exercise of discretion by the Agent. In the event it is not practicable to allocate each basis of Borrowing in accordance with Section 3.12(a) by reason of the occurrence of circumstances described in Sections 11.2, 11.3 or 11.4, the Agent is authorized by the Borrower and each Lender to make such allocation as the Agent determines in its sole and unfettered discretion may be equitable in the circumstances, but no Lender shall, as a result of any such allocation, have any Borrowings outstanding in an amount which is in excess of the amount of its Commitment.

(d)	Further Assurances by Borrower: To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.12.

3.13 Conversion Option
          The Borrower may, during the term of this Agreement, convert any basis of Borrowing (other than a Letter of Credit) to another basis of Borrowing (other than a Letter of Credit) upon giving the Agent a Conversion Notice in accordance with the period of notice and other requirements set out in Section 3.6 applicable to the basis of Borrowing to which any Borrowing is being converted (other than delivery of a Borrowing Notice), provided that:
(a)	Bankers’ Acceptances: a Bankers’ Acceptance may only be converted on its maturity date; and

(b)	Libor Loans: a Libor Loan may be converted on the last day of the Libor Interest Period applicable to such Libor Loan or on any other day if the Borrower pays all amounts payable in respect thereof pursuant to Section 11.5.
          On each Conversion Date, the Borrower shall be required to repay to the Agent for the account of the Lenders the basis of Borrowing which is being converted and, subject to the provisions of this Agreement, the Lenders shall be required to make available to the Borrower the Borrowings into which such basis of Borrowing is being converted; provided that the Borrower shall be entitled to direct the Agent to use the proceeds of all or any part of a new Borrowing to repay the Borrowing being converted.
3.14 Rollovers
          The Borrower may effect a Rollover of all or, subject to the minimum aggregate amount specified in Section 3.6, a part of a Borrowing outstanding by way of a Libor Loan or Bankers’ Acceptance upon giving the Agent a Rollover Notice in accordance with the period of notice and other requirements set out in Section 3.6 applicable to a Borrowing of the same type unless immediately prior to the commencement of any subsequent Libor Interest Period or the term of any subsequent Bankers’ Acceptance, a Default (in respect of which the Agent has advised the Borrower that no Rollovers will be permitted) or Event of Default shall have occurred and be continuing, in which event the Borrower shall be deemed to have converted, in the case of a Libor Loan, to a U.S. Base Rate Loan pursuant to Section 3.13 or, in the case of a Bankers’ Acceptance, to a Prime Loan pursuant to Section 3.13 and the Borrower shall not be entitled to continue such Libor Loan subsequent to the existing Libor Interest Period or, in the case of a Bankers’ Acceptance, subsequent to its maturity date. In the event notice of a Rollover of an existing Libor Loan is not given pursuant to this Section 3.14 or notice of a conversion of such existing Libor Loan is not given pursuant to Section 3.13, such Libor Loan shall be converted to a U.S. Base Rate Loan on the last day of the Libor Interest Period applicable to such existing Libor Loan.
3.15 Notices Irrevocable
          All notices delivered or deemed to be delivered by the Borrower pursuant to this Article 3 shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.
3.16 Lender Swaps
          Each of the Lenders (or an Affiliate of such Lender) may from time to time enter into Swaps with any Loan Party during the term of this Agreement. The parties agree that all Swap Indebtedness shall be guaranteed under the Loan Party Guarantee and secured by the Security and shall, as to the Security, rank pari passu with the Obligations, the Cash Management Facility Indebtedness and the Operating Facility Indebtedness.

3.17 Cash Management Facilities
          The parties acknowledge that all Cash Management Facility Indebtedness under all Cash Management Facilities shall be guaranteed under the Loan Party Guarantee and secured by the Security and shall, as to the Security, rank pari passu with the Obligations, the Swap Indebtedness and the Operating Facility Indebtedness.
3.18 Operating Facilities
          The parties agree that all Operating Facility Indebtedness under all Operating Facilities shall be guaranteed under the Loan Party Guarantee and secured by the Security and shall, as to the Security, rank pari passu with the Obligations, the Swap Indebtedness and the Cash Management Facility Indebtedness.
ARTICLE 4
REPAYMENT AND PREPAYMENT
4.1 Repayment of Borrowings
          On the Maturity Date of each Lender, the Borrower shall repay all Borrowings and other Obligations then outstanding to such Lender, and such Lender’s Commitment shall be reduced to zero and the Total Commitment shall be reduced by a corresponding amount. The Borrower shall ensure that Libor Loans, Bankers’ Acceptances and Letters of Credit made by or accepted by each Lender either mature or expire on or before the Maturity Date of such Lender.
4.2 Repayment of Borrowings In Excess of Commitments
          If, due to exchange rate fluctuations, Borrowings (determined in U.S. Dollars with all Borrowings denominated in Cdn. Dollars being converted to the Equivalent Amount of U.S. Dollars) to any Lender are:
(a)	in excess of its Commitment by any amount on a Drawdown Date, Conversion Date or Rollover Date, the Borrower shall, as part of such Drawdown, Conversion or Rollover reduce or eliminate such excess on such date; and

(b)	in a situation where subsection (a) above does not apply, in excess of its Commitment by more than five percent (5%) for more than two (2) consecutive Business Days, the Borrower shall within five (5) Business Days thereafter (if such excess is still continuing) repay, provide cash cover to be held by the Agent on behalf of the applicable Lenders in the same manner provided for in Section 10.4 or otherwise reduce a portion of such Borrowings to the extent of the amount of any excess so remaining.
4.3 Breakage Costs
          If, on any day on which payments or prepayments are required to be made under Section 4.1 or Section 4.2, the Borrowings then outstanding include Libor Loans, Bankers’ Acceptances or Letters of Credit in an amount such that the prepayment would require the Borrower to be liable under the funding indemnity contained in Section 11.5 or to pay a Bankers’ Acceptance prior to its maturity date, or to pay a Letter of Credit prior to its expiry date, that portion of the prepayment which would otherwise be applied against any such Libor Loan, Bankers’ Acceptance or Letter of Credit may, at the option of the Borrower, be paid to the Agent for deposit into a Cash Collateral Account in accordance with Section 10.4 and be applied against such Libor Loan on the expiration of the Libor Interest Period applicable thereto, to such Bankers’ Acceptance on its maturity date or to such Letter of Credit on its expiry date or the date of drawing thereunder. Interest earned on such amounts while on deposit in a Cash Collateral Account shall be paid to the Borrower if no Default or Event of Default has occurred and is continuing after the payment of any other amounts then due and owing by the Borrower hereunder.
4.4 Cancellation of Total Commitment
          The Borrower may, without penalty or premium, at any time during the term of this Agreement, upon at least three (3) Business Days’ prior written notice to the Agent, cancel all of the Total Commitment or any portion thereof in minimum amounts of U.S. $5,000,000 and whole multiples of U.S. $1,000,000 thereafter by cancelling the Commitment of each Lender in an amount equal to such Lender’s Lender’s Proportion of the amount of the Total Commitment being so cancelled; provided that on or prior to the last day of such notice period the Borrower has:
(a)	Prepaid Borrowings: prepaid or otherwise reduced Borrowings outstanding to each Lender in an amount equal to the amount by which Borrowings outstanding to such Lender would otherwise be in excess of its Lender’s Proportion immediately after the reduction of the Commitments provided for in such notice; and

(b)	Paid Interest: paid all accrued interest and other charges and fees in respect of the Borrowings being repaid or reduced as aforesaid.
          Any such notice of cancellation is irrevocable and the amount of the Commitment of each Lender so cancelled and reduced may not be reinstated hereunder.
4.5 Early Repayment of Libor Loans, Letters of Credit and Bankers’ Acceptances
          The Borrower shall not cancel all or any portion of the Commitment of any Lender pursuant to Section 4.4 if the Borrowings required to be repaid to such Lender as a result thereof include Letters of Credit with an expiry date falling subsequent to the date of such cancellation, Libor Loans with a Libor Interest Period falling subsequent to the date of such cancellation or Bankers’ Acceptances accepted by such Lender with a maturity date falling subsequent to the date of such cancellation unless, on the date of such cancellation, the Borrower has paid to the Agent at the Agent’s Account for Payments, for the account of such Lender: (i) in respect of Libor Loans, the amount required to be paid pursuant to Section 11.5, (ii) in respect of Letters of Credit, the undrawn amount thereof, and (iii) in respect of Bankers’ Acceptances, the face amount thereof, in each case to be held in a Cash Collateral Account.
4.6 Evidence of Indebtedness
          The Agent shall open and maintain accounts and records on its books at the Agent’s Branch of Account evidencing the Borrowings and other amounts owing by the Borrower to the Lenders under this Agreement. The Agent shall debit therefrom the amount of such Borrowings and shall enter therein each payment of principal of and interest on the Borrowings and fees and other amounts payable pursuant to this Agreement and shall record the Bankers’ Acceptances accepted, and if applicable, purchased by the Lenders and the Letters of Credit issued by the Fronting Lender and all other amounts becoming due to the Agent and each Lender under this Agreement. The accounts and records of the Agent so kept shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and each Lender pursuant to this Agreement, the date each such Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal and interest on the Borrowings, fees payable pursuant to this Agreement and other amounts owing hereunder.
ARTICLE 5
PAYMENT OF INTEREST AND FEES
5.1 Interest on Prime Loans
          The Borrower shall pay interest in Canadian Dollars on each Prime Loan made by each Lender at the Agent’s Account for Payments at a rate per three hundred and sixty-five (365) days equal to the Prime Rate plus the Applicable Margin applicable to such Prime Loan. A change in the Prime Rate or the Applicable Margin will simultaneously cause a corresponding change in the interest payable on each Prime Loan. Such interest shall accrue daily based on the Prime Rate and Applicable Margin in effect on each day and is payable quarterly in arrears on each Interest Date for the period commencing on and including the immediately prior Interest Date up to but not including the Interest Date on which such interest is to be paid and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days. The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.1 are equivalent are the rates so determined multiplied by the actual number of days in the relevant calendar year and divided by three hundred sixty-five (365).
5.2 Interest on U.S. Base Rate Loans
          The Borrower shall pay interest in U.S. Dollars on each U.S. Base Rate Loan made by each Lender at the Agent’s Account for Payments at a rate per three hundred sixty-five (365) day period equal to the U.S. Base Rate plus the Applicable Margin applicable to such U.S. Base Rate Loan. A change in the U.S. Base Rate or the Applicable Margin will simultaneously cause a corresponding change in the interest payable on each U.S. Base Rate Loan. Such interest shall accrue daily based on the U.S. Base Rate and Applicable Margin in effect on each day and is payable quarterly in arrears on each Interest Date for the period commencing on and including the immediately prior Interest Date up to but not including the Interest Date on which such interest is to be paid and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days. The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.2 are equivalent are the rates so determined multiplied by the actual number of days in the relevant calendar year and divided by three hundred sixty-five (365).
5.3 Interest on Libor Loans
          The Borrower shall pay interest in U.S. Dollars on each Libor Loan made by each Lender at the Agent’s Account for Payments for the period commencing on and including the first day of the Libor Interest Period applicable to such Libor Loan up to but not including the last day of such Libor Interest Period at a rate equal to the sum of Libor plus the Applicable Margin applicable to such Libor Loan and which is in effect on the first day of the Libor Interest Period applicable to such Libor Loan. A change in the Applicable Margin will simultaneously cause a corresponding change in the interest payable on each Libor Loan. Such interest shall accrue daily based on Libor and the Applicable Margin in effect on each day and is payable on each Libor Interest Date applicable to such Libor Interest Period and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in the period for which such interest is payable (including the first day of such period but excluding the date on which such interest is payable) divided by three hundred sixty (360). The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.3 are equivalent are the rates so determined multiplied by the actual number of days in the relevant calendar year and divided by three hundred sixty (360).
5.4 Bankers’ Acceptance Fees
          The Borrower shall pay acceptance fees in Canadian Dollars at the Agent’s Account for Payments forthwith upon the acceptance by each Lender of each Bankers’ Acceptance issued by the Borrower at a rate per three hundred sixty-five (365) day period equal to the BA Acceptance Fee applicable to and in effect on the date of acceptance of such Bankers’ Acceptance calculated on the face amount of such Bankers’ Acceptance and on the basis of the number of days in the term of such Bankers’ Acceptance divided by three hundred sixty-five (365). Acceptance fees payable to the Agent pursuant to this Section 5.4 shall be paid in the manner specified in Section 3.8. All fees payable pursuant to this Section 5.4 on any date in respect of any issuance of Bankers’ Acceptances shall be calculated by the Agent and payable by the Borrower based on the BA Acceptance Fee in effect on such date, provided that if during the term of any such Bankers’ Acceptance a change in the BA Acceptance Fee occurs, the fees paid by the Borrower in respect of such Bankers’ Acceptance shall be adjusted, effective upon the change in the BA Acceptance Fee occurring, to reflect the BA Acceptance Fee for the remaining term (if any) of the Bankers’ Acceptance, and the Borrower, in the case of an increase in the BA Acceptance Fee, shall no later than three (3) Business Days after receipt of a notice from the Agent make such payments to the Agent at the Agent’s Account for Payments for the account of each Lender as are necessary to reflect such change, and each Lender, in the case of a decrease in the BA Acceptance Fee, shall credit any amount which would otherwise be refundable to the Borrower against amounts in respect of interest or fees accruing hereunder in relation to the Borrower. The annual rates of fees to which the rates determined in accordance with the foregoing provisions of this Section 5.4 are equivalent, are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by three hundred and sixty-five (365).
5.5 Letter of Credit Fees
(a)	Issue Fee: The Borrower shall pay to the Agent for the benefit of each Lender an issue fee in the same currency as the Letter of Credit is denominated, such fee to be equal to the Letter of Credit Fee. Such issue fee shall be payable by the Borrower quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter, and shall, for each Lender, be calculated daily based on the Letter of Credit Fee in effect, the face amount of such Letter of Credit and a year of three hundred sixty-five (365) days. A change in the Applicable Margin will simultaneously cause a corresponding change in the Letter of Credit Fee payable under any outstanding Letter of Credit.

(b)	Fronting Fee: The Borrower shall pay to the Agent (solely for the account of any Fronting Lender):
(i)	a fronting fee as agreed to in writing by the Borrower and such Fronting Lender at or prior to issuing any Letter of Credit, such fee to be paid in the same currency as the issue fee for such Letter of Credit; and

(ii)	such costs and expenses as are charged by such Fronting Lender and agreed to by the Borrower at or prior to the time of issuing any Letter of Credit.
(c)	Other Costs: The Borrower shall pay to the Agent, each Fronting Lender and each Lender its:

(i)	set-up fees, cable charges and other customary miscellaneous charges in respect of the issue of Letters of Credit and upon the amendment or transfer of each Letter of Credit and each drawing made thereunder; and

(ii)	customary documentary and administrative charges for amending, transferring or drawing under, as the case may be, Letters of Credit of a similar amount, term and risks.
5.6 Interest on Overdue Amounts
          Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall and hereby agrees to pay to the Agent on behalf of each Lender interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before noon (Toronto time), and such interest shall accrue daily, be calculated and compounded on the last Business Day of each calendar month and be payable in the currency of the relevant Borrowing on demand, as well after as before maturity, default and judgment, at a rate per annum that is equal to:
(a)	if such amount is payable in Canadian Dollars, the interest rate applicable to Prime Loans outstanding from time to time hereunder whether or not any Prime Loans are then outstanding plus the Applicable Margin plus two percent (2%) per annum; and

(b)	if such amount is payable in U.S. Dollars, the interest applicable to U.S. Base Rate Loans outstanding from time to time hereunder whether or not any U.S. Base Rate Loans are then outstanding plus the Applicable Margin plus two percent (2%) per annum.
          The Borrower hereby waives, to the fullest extent it may do so under Applicable Law, any provisions of Applicable Law, including specifically the Interest Act (Canada) and the Judgment Interest Act (Alberta), which may be inconsistent with this Agreement.
5.7 Agent’s Fees
          The Borrower shall pay an agency fee to the Agent (for the Agent’s sole account) at the Agent’s Account for Payments, in an amount as agreed from time to time between the Agent and the Borrower, payable on the Effective Date and on each annual anniversary of the Effective Date and such fees shall, for purposes of this Agreement, be deemed to be an amount payable pursuant to this Agreement.
5.8 Maximum Rate Permitted by Law
          No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event any such interest or fee exceeds such maximum rate, such interest or fee shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law.
5.9 Interest Generally
          The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement or in any other Loan Document now or hereafter granted to or taken by the Agent or any Lender and all interest and fees payable by the Borrower to a Lender shall accrue from day to day and be computed as described herein in accordance with the “nominal rate” method of interest calculation.
5.10 Standby Fees
          Prior to the Maturity Date of each Lender, the Borrower shall pay to the Agent on behalf of such Lender standby fees in U.S. Dollars payable quarterly in arrears on the first Business Day of each calendar quarter and on the applicable Maturity Date. Each payment of standby fees shall be calculated for the period commencing on and including the first day of the immediately prior calendar quarter (or the date of this Agreement, as the case may be), up to and including the last day of such immediately prior calendar quarter or such Maturity Date, as applicable, and shall be in an amount equal to the Standby Fee Rate from time to time in effect during such calendar quarter or other period and shall be calculated on the amount, if any, of the difference obtained by subtracting the Borrowings outstanding from each Lender during such period from the amount of such Lender’s Commitment during such period. Such standby fees shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days. For purposes of calculating standby fees payable pursuant to this Section 5.10, the amount of the Borrowings outstanding from time to time in Cdn. Dollars on each day during the period for which such standby fees are payable shall be notionally converted to the Equivalent Amount in U.S. Dollars at the rate of exchange in effect for purposes of determining an Equivalent Amount on such day.
5.11 Interest and Fee Adjustment
          In the event of a change in the Applicable Margin and Standby Fee Rate as a result of a change in the Consolidated Total Debt to EBITDA Ratio, such change shall become effective on the day falling three (3) Business Days after the day on which the Borrower delivers a Compliance Certificate in accordance with the requirements hereof evidencing such change in the Consolidated Total Debt to EBITDA Ratio, or, if the Borrower has not delivered a Compliance Certificate as required by the terms hereof within the time permitted by Section 9.1(f), then such change in the Applicable Margin and Standby Fee Rate shall become effective on the day falling three (3) Business Days after the latest date permitted hereunder for delivery of such Compliance Certificate and the Applicable Margin and Standby Fee Rate shall be based on the highest rate in the tables in the definitions of Applicable Margin and Standby Fee Rate for the period from such day until the date of delivery thereof.
ARTICLE 6
LOAN PARTY GUARANTEE AND SECURITY
6.1 Loan Party Guarantee and Security
          To secure the payment and performance of all Obligations, Swap Indebtedness, Operating Facility Indebtedness and Cash Management Facility Indebtedness (collectively, the “Secured Obligations”) the Borrower shall execute and deliver or cause to be executed and delivered to the Agent the Loan Party Guarantee from each Loan Party, together with the following documents (collectively, all such documents and security provided from time to time being referred to as the “Security”) from each Loan Party:
(a)	a general security agreement governed by the laws of the Province of Alberta granting a first priority security interest over all present and after-acquired personal property and a first floating charge over all other present and after-acquired property including real property;

(b)	a security agreement governed by the laws of New York granting a first priority security interest over all present and after-acquired personal property; and

(c)	any additional security then required by Section 9.1(u) hereof;
in each case subject to such exclusions as may be specified in the agreement providing such Security, with the Security to be registered in all jurisdictions (except as agreed to by the Agent) where such registration is necessary or desirable to perfect or otherwise protect the Security Interest granted thereunder, provided that, except to the extent contemplated by subsection (r) of the definition of Permitted Encumbrances and by Section 9.1(u)(ii), no serial number registrations shall be required for service rigs or other motor vehicles and no deliveries of certificates of title shall be required for Certificated Service Rigs or other motor vehicles prior to the occurrence of a Default or Event of Default hereunder. Notwithstanding the foregoing, the Borrower shall not be required to cause a Material Subsidiary to deliver any such Security to the extent that the cost of providing such Security is excessive in relation to the benefit to be afforded to the Lenders thereby, as determined by the Agent, acting reasonably.
6.2 Form of Loan Party Guarantee and Security
          Without limiting the foregoing, the Loan Party Guarantee and the Security will be in such form or forms as will be required by the Agent, acting reasonably. Should the Agent determine at any time and from time to time that the form and nature of the then existing Loan Party Guarantee or Security is deficient in any way or does not fully provide the Secured Lenders with the guarantees and Security Interests and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Agent, at the Borrower’s expense, such amendments to the Loan Party Guarantee or Security or provide such new guarantees or security as the Agent may reasonably request, in a form satisfactory to the Agent, acting reasonably.
6.3 Registrations and Renewals
          The Borrower shall and shall cause each other Loan Party to, at the Borrower’s sole cost and expense, do all such commercially reasonable acts, execute all such instruments and provide such further assurances as the Agent may reasonably request to ensure that the priority of the Security Interests created by all of the Security executed and delivered to the Agent as contemplated hereby is duly protected and perfected by registration, delivery, filing or recordation of such Security or a caution, caveat, security notice or other appropriate instrument at all offices where necessary to the protection or perfection thereof and to cooperate with the Agent and the Agent’s counsel in renewing or refiling any registration, filing or recordation required hereby in order to preserve, protect and maintain the priority of such Security Interests, from time to time.
6.4 Security Effective Notwithstanding Date of Advance
          The Security Interests constituted by any of the Security or required to be created hereby or thereby shall be effective, and the undertakings as to Security Interests herein or in any Security shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security Interest or before or after or upon the date of execution of this Agreement, and shall not be affected by any fluctuation in the amount of Secured Obligations from time to time or the accounts established by any Secured Lender ceasing to be in debit balance.

6.5 Extensions, Etc.
          Each Secured Lender may directly, or through the Agent or other duly authorized representatives, grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with any Loan Party or any other Persons, sureties or securities as such Secured Lender, in its sole discretion, may see fit, all without prejudice to the liability of any Loan Party under the Secured Documents or the rights of any Secured Lender under the Secured Documents.
6.6 No Merger
          The taking of the Loan Party Guarantee or any Security as provided under this Agreement or any Secured Document shall not operate by way of merger of any of the obligations of any Loan Party or any successor of any Loan Party under any Secured Document, or of any Security Interest, guarantee, contract, promissory note, bill of exchange or security in any other form, whether or not similar to the foregoing, and no judgment recovered by the Agent on behalf of the Secured Lenders shall operate by way of merger or in any way affect the obligations and security provided for in this Agreement, which shall be in addition to and not in substitution for any other security now or hereafter held by the Agent or any other Secured Lender whether for indebtedness hereunder or under any Security. For greater certainty, no judgment recovered by the Agent or any other Secured Lender shall operate by way of merger or in any way affect the obligation of the Borrower to pay interest at the rates, times and manner as provided in this Agreement or any other Secured Document.
6.7 Material Subsidiary Designation
(a)	The Borrower shall cause each of the following wholly-owned (directly or indirectly) Subsidiaries of the Borrower to be a Material Subsidiary:
(i)	if it is governed by the laws of Canada or the United States (or any province, territory or state thereof) and owns assets having a value of U.S. $10,000,000 or more (or the Equivalent Amount in any other currency);

(ii)	if it has a direct ownership interest in a Material Subsidiary; or

(iii)	if its designation as a Material Subsidiary is required in order to ensure the Borrower’s compliance with the provisions hereof, including without limitation, Section 9.1(s) and Section 9.1(t).
(b)	The Borrower may from time to time by notice in writing to the Agent be entitled to designate a wholly-owned Subsidiary of the Borrower (whether direct or indirect) to be a Material Subsidiary; provided that the Borrower shall not be entitled to make any such designation if immediately after giving effect to any such designation a Default or Event of Default would occur or be continuing.

(c)	Any Person which is required to be, or which the Borrower designates to be, a Material Subsidiary shall promptly, and in any event within 30 days or such longer period as may be agreed to by the Agent acting reasonably, provide the Loan Party Guarantee and Security required to be provided pursuant to Section 6.1, together with such supporting resolutions, corporate certificates and legal opinions as the Agent may reasonably request, all in form and substance satisfactory to the Agent, acting reasonably.

(d)	The Borrower may from time to time by notice in writing to the Agent be entitled to designate that a Material Subsidiary will no longer be a Material Subsidiary; provided that the Borrower shall not be entitled to make any such designation if immediately after giving effect to any such designation a Default or Event of Default would occur or be continuing.

(e)	If the Borrower requests that a Material Subsidiary no longer be designated as a Material Subsidiary and the conditions in Sections 6.7(d) have been or will be satisfied, the Agent shall confirm in writing the redesignation of such Material Subsidiary as a Subsidiary and shall release such Subsidiary from the Loan Party Guarantee and cancel and release the Security of such Subsidiary.
6.8 Release of Loan Party Guarantee or Security
          The Agent is instructed by the Lenders to release a Material Subsidiary from the Loan Party Guarantee and release and discharge the Security provided by it if required under Section 6.7(e), and to release and discharge Security if required pursuant to Section 6.9. The Agent is authorized by the Lenders to provide postponements of the Security at the reasonable discretion of the Agent with respect to Permitted Encumbrances. In the event of a Permitted Disposition (if the Disposition is to a Person other than a Loan Party), the Agent is instructed by the Lenders (i) to release and discharge the Security with respect to the Collateral included in the Permitted Disposition and (ii) if all the capital stock of a Material Subsidiary is included in such Permitted Disposition, to release and discharge such Material Subsidiary from its obligations under the Loan Party Guarantee and the Security.
          The Lenders hereby authorize the Agent, and the Agent hereby agrees, to release the Loan Party Guarantee and the Security and discharge the Security Interests constituted by the Security at the Borrower’s sole cost and expense forthwith after all of the Secured Obligations have been unconditionally and irrevocably paid or performed in full and the Credit Facility, all Lender Swaps, all Operating Facilities and all Cash Management Facilities have been terminated.
6.9 Fall-away of Security
          The Collateral shall be released from the Security Interests created by the Security and the Security shall be discharged at the Borrower’s request if the Borrower shall have received and at that time shall maintain corporate family ratings of at least BBB- from S&P and at least Baa3 from Moody’s (the date of such release, the “Release Date”). If, following the Release Date, the Borrower’s corporate family ratings shall cease to be at least BBB- by S&P and at least Baa3 by Moody’s, the Loan Parties shall promptly, and in any event within 60 days, enter into documentation reasonably requested by the Agent so as to cause the Secured Obligations to be secured on the same basis as the Security Obligations were secured prior to the Release Date.
6.10 Permitted Encumbrances and Permitted Indebtedness
          None of:
(a)	the fact that any Person is permitted to create or suffer to exist any Permitted Encumbrance or Permitted Indebtedness;

(b)	the fact that any representation, warranty or covenant herein may make an exception for the existence of Permitted Encumbrances or Permitted Indebtedness; or

(c)	the fact that the Security Interests created pursuant to the Loan Documents are stated to be subject to, or are not required to rank in priority to, Permitted Encumbrances;
shall in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Security Interest created pursuant to the Loan Documents to any Permitted Encumbrance or to any other Security Interest or other obligation whatsoever, or that the Secured Obligations are in any way subordinate or junior in right of payment to any Permitted Indebtedness, it being the intention of the parties that all Security Interests created pursuant to the Loan Documents shall at all times, to the maximum extent permitted by Applicable Law, rank as first priority Security Interests in priority to Permitted Encumbrances (except in relation to those Permitted Encumbrances listed in subsections (j), (k) and (p) of the definition of Permitted Encumbrances) and all other Security Interests or other obligations whatsoever and that the Secured Obligations will rank in right of payment at all times at least equally with such Permitted Indebtedness.
ARTICLE 7
PAYMENT AND TAXES
7.1 Time, Place and Currency of Payment
          Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid in the currency in which it is due for value at or before noon (Toronto time) on the day such payment is due. If any such day is not a Business Day, such amount shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and any such extension of time shall be included in the computation of the payment of any interest or fees payable under this Agreement. All payments shall be made at the Agent’s Account for Payments.
7.2 Application of Payments
          Except as otherwise agreed to by all of the Lenders in their sole discretion, all payments made by or on behalf of the Borrower pursuant to this Agreement, so long as no Default or Event of Default has occurred and is continuing, shall be applied by the Agent rateably among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:
(a)	Agents Fees: firstly, in payment of any amounts due and payable as Agent’s fees referred to in Section 5.7;

(b)	Expenses: secondly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder or under any Loan Document if the Borrower has failed to pay such expenses when required hereunder or thereunder;

(c)	Standby Fees: thirdly, in payment of any amounts due and payable as and by way of the standby fees referred to in Section 5.10;

(d)	Interest and Fees: fourthly, in payment of any amounts due and payable as and by way of interest pursuant to Sections 5.1, 5.2 and 5.3, fees pursuant to Sections 5.4 and 5.5, and interest on overdue amounts pursuant to Section 5.6; and

(e)	Other Amounts (other than Borrowings): fifthly, in payment of any amounts (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 7.2;
with the balance to be applied to repay or otherwise reduce Borrowings then due and payable so that the Borrowings outstanding hereunder to each Lender will to the extent possible, be in the same proportion as its Lender’s Proportion.
7.3 Taxes
          The Borrower shall make all payments to the Agent on behalf of the Lenders without set-off or counterclaim, free and clear of, and without deduction for or on account of, any Tax. If any Tax is deducted or withheld from any payments, the Borrower shall promptly remit to the Agent on behalf of the Lenders the equivalent of the amounts so deducted or withheld together with the relevant official receipts or other evidence satisfactory to the Agent evidencing payment to the appropriate taxing authority of each such Tax by the Borrower on behalf of the Lenders.
7.4 Account Debit Authorization
          The Borrower authorizes and directs the Agent, in its discretion, to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with the Agent for all amounts payable under the Loan Documents including, without limitation, in respect of principal, interest and fees payable under this Agreement and recoverable expenses due and payable hereunder or under any Loan Document.
ARTICLE 8
CONDITIONS PRECEDENT TO DISBURSEMENT OF THE BORROWINGS
8.1 Effectiveness and Conditions Precedent
          This Agreement shall become effective at such time as the following conditions precedent have been satisfied:
(a)	No Event of Default: as of such time, there exists no Default or Event of Default, and the Agent has received a certificate from the Borrower certifying the same;

(b)	Representations and Warranties True: the representations and warranties contained in Article 2 are true and correct as of such time, and the Agent has received a certificate from the Borrower certifying the same;

(c)	Receipt of Documentation: the Agent has received, in form and substance satisfactory to the Lenders, the following:
(i)	a duly executed original of this Agreement;

(ii)	duly executed originals of the Loan Party Guarantee and the Security from each of the following Loan Parties in existence on the Effective Date:

Governing
Name	Jurisdiction
Precision Drilling Corporation	Alberta
Precision Diversified Oilfield Services Corp.	Alberta
Precision Limited Partnership	Alberta
Precision Drilling Canada Limited Partnership	Alberta
Grey Wolf International Drilling Corporation	Alberta
Precision Oilfield Personnel Services Ltd.	Alberta
Precision Drilling, Inc.	Delaware
DI Energy, Inc.	Texas
Grey Wolf International, Inc.	Texas
Precision Drilling Holdings Company	Nevada
Precision Drilling LLC	Louisiana
Precision Drilling Company LP	Texas
Murco Drilling Corporation	Delaware
DI/Perfensa Inc.	Texas
Grey Wolf Supply Inc.	Texas
Precision Drilling Oilfield Services Corporation	Texas
Precision Completion & Production Services Ltd.	Delaware
(iii)	a certificate of status or similar document (to the extent available under local law) in respect of the Borrower and each Material Subsidiary issued under the laws of its governing jurisdiction and of any other jurisdiction where it carries on material business or owns material assets;

(iv)	an officer’s certificate of the Borrower and each Material Subsidiary attaching thereto its constating documents and bylaws and other governing documents, any authorizing resolutions and an incumbency certificate;

(v)	a three-year financial plan for the Borrower, including for the four Fiscal Quarters of 2011, in form and substance satisfactory to the Lenders, acting reasonably;

(vi)	a certificate of the Borrower:
(A)	certifying that all conditions precedent to the closing and funding of the 2010 Notes as provided for in the 2010 Note Indenture and the purchase agreement dated November 10, 2010 between the Borrower and Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as purchasers, have been satisfied;

(B)	attaching a true and complete copy of the 2010 Note Indenture; and

(C)	attaching a true and complete copy of all Operating Facility Agreements, Cash Management Facility Agreements and Lender Swaps in effect on the Effective Date;
(vii)	evidence of the registration of the Security as required hereunder in the Provinces of Alberta, British Columbia, Saskatchewan and Manitoba, and with respect to each U.S. Loan Party in its governing jurisdiction, and with respect to any Loan Party, in such other jurisdictions as may be necessary to establish perfection of the Security to the extent required hereunder;

(viii)	an opinion of Bennett Jones LLP, Canadian counsel to the Borrower and its Subsidiaries, addressed to the Agent and each Lender and Lenders’ counsel;

(ix)	an opinion of Fulbright & Jaworsky L.L.P., United States counsel to the Borrower and its Subsidiaries addressed to the Agent and each Lender;

(x)	the legal opinion of local counsel to the Borrower and its Subsidiaries in each of Nevada and Louisiana addressed to the Agent and each Lender;

(xi)	an opinion of Burnet, Duckworth & Palmer LLP, counsel to the Lenders, addressed to the Agent and each Lender, in form and substance satisfactory to the Agent;

(xii)	an opinion of local counsel to the Agent, addressed to the Agent and each Lender, in each of British Columbia, Saskatchewan and Manitoba, each in form and substance satisfactory to the Agent;

(xiii)	any applicable “know your client” or anti-money laundering information which a Lender may require; and

(xiv)	such other documents and documentation which the Agent may reasonably request;
(d)	Payout and Termination of Existing Credit Agreement: the Agent is satisfied that no amounts will be outstanding under the Existing Credit Agreement after giving effect to the use of the initial Borrowings hereunder and the sale of the 2010 Notes, and the Agent has received a copy of a notice from the Borrower terminating the Existing Credit Agreement (which notice may be conditional on this Agreement becoming effective), as well as a release of all Security Interests granted in connection therewith (which release may be conditional upon the payout of all amounts owing under the Existing Credit Agreement);

(e)	2010 Note Indenture: the Lenders are satisfied, acting reasonably, with the provisions of the 2010 Note Indenture;

(f)	2010 Note Proceeds: concurrent closing of the 2010 Notes raising gross proceeds to the Borrower of not less than U.S. $450,000,000;

(g)	No Material Adverse Effect: nothing shall have occurred (nor shall the Lenders have become aware of any facts not previously known) since the date of the last audited financial statements delivered to the Agent, which the Lenders shall determine is reasonably likely to have a Material Adverse Effect;

(h)	Required Approvals: any required approvals or confirmations under the AIMCO Notes have been obtained; and

(i)	Fees: the Borrower has paid all fees and expenses then due to the co-lead arrangers, the Agent and the Lenders in respect of this Agreement and the Credit Facility.
Each Lender hereby authorizes the Agent to confirm to the Borrower that the conditions precedent set forth in this Section 8.1 have been satisfied provided such Lender has not advised the Agent prior to this Agreement becoming effective pursuant to this Section 8.1 that such Lender is not satisfied that the Borrower has complied with such conditions precedent.

8.2 Conditions Precedent to each Utilization
          The obligation of the Lenders to provide any Accommodation to the Borrower, or to allow any Conversion or Rollover, is subject to and conditional upon satisfaction of the following conditions precedent, as applicable:
(a)	on each Drawdown Date, Conversion Date or Rollover Date, as applicable, there exists no Default or Event of Default; and

(b)	on each Drawdown Date, the representations and warranties referred to in Section 2.1, other than those stated to be made as at a specific date, are true and correct in all material respects with the same effect as if made as of such date.
8.3 Waiver of a Condition Precedent
          The terms and conditions of Sections 8.1 and 8.2 are inserted for the sole benefit of the Agent and the Lenders and may be waived by the Majority Lenders in whole or in part with or without terms or conditions, in respect of all or any portion of a Borrowing, without affecting the right of the Agent or the Lenders to assert such terms and conditions in whole or in part in respect of any other Borrowing.
ARTICLE 9
COVENANTS OF THE BORROWER
9.1 Positive Covenants of the Borrower
          The Borrower covenants and agrees with each of the Lenders and the Agent that:
(a)	Payment and Performance: the Borrower shall and shall cause each other Loan Party to duly and punctually pay all indebtedness and liabilities as and when due by it hereunder and perform all other obligations on its part to be performed under the terms of the Loan Documents at the times and places and in the manner provided for therein;

(b)	Maintain Corporate or Other Existence and Status: the Borrower shall and shall cause each other Loan Party to maintain its corporate, partnership or trust existence, as applicable, and duly register and qualify and remain duly registered and qualified to do business or own or lease property or assets in each jurisdiction in which the nature of any business transacted by it, or the character of any properties or assets owned or leased by it, requires such registration or qualification, except to the extent such failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect;

(c)	Maintenance of Books and Records and Access to Assets: the Borrower shall and shall cause each other Loan Party to keep proper and adequate records and books of account in which true and complete entries will be made in a manner sufficient to enable the preparation of financial statements in accordance with GAAP, and upon reasonable notice and during normal business hours, shall (i) permit representatives of the Agent to visit and inspect any of its properties to the extent it is within such Person’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent it is not within such Person’s control to permit such inspection) (provided that such visit shall be limited to no more than two (2) visits per calendar year in the aggregate, except during the continuance of an Event of Default), (ii) permit representatives of the Agent to discuss the business, operations, properties and financial and other conditions of the Borrower and its Subsidiaries with the Borrower’s independent certified public accountants (provided that such discussions shall be limited to no more than two (2) discussions per calendar year in the aggregate, except during the continuance of an Event of Default) and (iii) permit representatives of the Agent or any Lender to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries (provided that such discussions shall be coordinated by the Agent and shall be limited to no more than two (2) discussions per calendar year in the aggregate, in each case except during the continuance of an Event of Default);
(d)	Annual Financial Statements: the Borrower shall furnish to the Agent as soon as available and in any event within ninety (90) days after the end of each Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2011, within one hundred twenty (120) days) a consolidated balance sheet as at the close of such Fiscal Year and statements of income and changes in financial position for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year together with an auditor’s report prepared by a national firm of accountants confirming that its examinations of such financial statements were made in accordance with generally accepted auditing standards and, accordingly, included such tests and other procedures as it considered necessary in the circumstances and that such financial statements present fairly in all material respects the financial position of the Borrower on a consolidated basis, as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended, in accordance with GAAP;

(e)	Quarterly Financial Statements: the Borrower shall furnish to the Agent as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of the Borrower (or, in the case of the Fiscal Quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, within sixty (60) days) an unaudited consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and unaudited consolidated statements of income and changes in financial position of the Borrower prepared in accordance with GAAP consistently applied;

(f)	Compliance Certificate: the Borrower shall furnish to the Agent, concurrently with the provision of the financial statements pursuant to Section 9.1(d) and 9.1(e), and effective as of the last day of the Fiscal Year or Fiscal Quarter, as applicable, a duly executed and completed Compliance Certificate for such Fiscal Year or Fiscal Quarter;

(g)	Annual Budget: the Borrower shall furnish to the Agent as soon as available and in any event no later than forty-five (45) days after the commencement of each Fiscal Year a budget for such Fiscal Year with a projected balance sheet and statement of projected cash flows and projected income for the Borrower on a consolidated basis;

(h)	Provision of Information: the Borrower shall provide to the Agent copies of all such information relating to the business, affairs, operations and financial condition of any Loan Party as the Agent may reasonably request;

(i)	Taxes: the Borrower shall and shall cause each other Loan Party to file all income tax returns which are required to be filed, pay or make provision for payment (in accordance with GAAP) of all Taxes which are due and payable, and provide adequate reserves (in accordance with GAAP) for the payment of any Tax the payment of which is being contested, all except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(j)	Insurance: the Borrower shall and shall cause each other Loan Party to maintain in full force and effect such policies of insurance issued by insurers of recognized standing insuring such properties and operations and providing such coverages as would usually be maintained by Persons engaged in the same or similar business in the localities where such properties and operations are located, and shall, if requested, furnish the Agent with certificates or other evidence satisfactory to the Agent in compliance with the foregoing provisions;

(k)	Compliance With Laws and Regulations; Maintenance of Permits: the Borrower shall and shall cause each other Loan Party to:
(i)	comply with all Applicable Laws, including ERISA and any Canadian federal or provincial pension benefits standards legislation;

(ii)	manage and operate the applicable Loan Party’s properties and assets in compliance with all Applicable Laws, including Environmental Laws;

(iii)	observe and conform to all valid requirements, including Governmental Actions, of any Governmental Authority relative to any applicable Loan Party’s properties or assets;

(iv)	keep and maintain in effect and comply with all permits, approvals, licences and authorizations required in connection with the applicable Loan Party’s business or operations; and

(v)	store, treat, transport or otherwise handle and dispose of all hazardous materials and waste owned, managed or controlled by the applicable Loan Party in compliance with all Environmental Laws;
except to the extent failure to comply with the foregoing would not reasonably be expected to have a Material Adverse Effect;

(l)	Compliance with Plans: the Borrower shall and shall cause each other Loan Party, each Subsidiary and each ERISA Affiliate to comply with all of its obligations under any Plan and any other employee pension plan and employee benefit plan maintained by it for the benefit of its employees, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(m)	Notice of Certain Events: the Borrower shall provide the Agent with prompt written notice of:
(i)	the occurrence of any Default or Event of Default;

(ii)	any claims, actions, suits, litigation or other proceedings which are made or commenced against or adversely affect any Loan Party or any Loan Party’s assets or properties, where (A) the amount involved is U.S. $25,000,000 or more and not covered by insurance or (B) such claim, action, suit, litigation or other proceeding, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii)	the occurrence or discovery of any circumstance, condition or event which would reasonably be expected to result in any Environmental Liability to any Loan Party which would reasonably be expected to have a Material Adverse Effect; and

(iv)	any other matter, circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect;
(n)	Notices Affecting Security: the Borrower shall provide the Agent with prompt written notice, and in any event not less than ten (10) Business Days prior to any such change, of any proposal to change the name of any Loan Party, the location of the chief executive office or sole place of business of any Canadian Loan Party, the jurisdiction under whose laws a Loan Party is organized, the organizational form of a Loan Party, or the organizational identification number of a U.S. Loan Party or to make any other change which would require additional steps to be taken to perfect the Security to the extent required hereunder;

(o)	Notices regarding Certain Assets: the Borrower shall provide the Agent with prompt written notice if:
(i)	the aggregate fair market value of all owned real property of the Loan Parties located in the United States has reached U.S. $50,000,000;

(ii)	the aggregate fair market value of all Certificated Service Rigs has reached U.S. $75,000,000; or

(iii)	the aggregate value of all commercial tort claims (as defined under the Uniform Commercial Code) of the Loan Parties arising in the United States equals or exceeds U.S. $50,000,000;
(p)	Operational Covenants: the Borrower shall and shall cause each other Loan Party to carry on and conduct its business and keep, maintain and operate its assets and properties in accordance with good industry and business practice;

(q)	Ratings: the Borrower shall use its commercially reasonable efforts to cause it to be continuously rated by S&P and Moody’s (but no particular rating shall be required);

(r)	Senior Ranking: the Borrower shall ensure that its obligations under the Credit Facility, and each Material Subsidiary’s obligations under the Loan Documents to which it is a party, rank, in each case, at least pari passu in right of payment with its other most senior indebtedness for borrowed money;

(s)	North American and Secured Foreign Assets: the Borrower shall ensure that the North American and Secured Foreign Assets (determined on an unconsolidated basis) directly account for at least 85% of Consolidated EBITDA;

(t)	North American and Acceptable Secured Foreign Assets: the Borrower shall ensure that the North American and Acceptable Secured Foreign Assets (determined on an unconsolidated basis) directly account for at least 80% of Consolidated EBITDA and, for greater certainty, that those assets of the Borrower and its Subsidiaries (determined on an unconsolidated basis) which are not North American and Acceptable Secured Foreign Assets do not directly account for more than 20% of Consolidated EBITDA; and

(u)	Additional Collateral: on request of the Agent, the Borrower shall and shall cause each other Loan Party to:

(i)	provide first priority mortgage security (subject to Permitted Encumbrances) over the owned real property of the Loan Parties in the United States to the extent necessary to ensure that the aggregate fair market value of the owned real property of the Loan Parties in the United States over which the Lenders do not have a perfected first priority mortgage (subject to Permitted Encumbrances) does not exceed U.S. $50,000,000;

(ii)	where the aggregate value of all Certificated Service Rigs of the Loan Parties is in excess of U.S. $75,000,000 or the Equivalent Amount thereof in any other currency, provide first priority Security Interests, as determined by the Agent, acting reasonably (including, where required by the applicable certificate of title statue, by the delivery to the Agent of the certificate of title thereto and a notation on the certificate of title of the Security Interests of the Security), over any such service rigs as may be specified by the Agent in its discretion; and

(iii)	where the aggregate value of all commercial tort claims (as defined under the Uniform Commercial Code) of the Loan Parties arising in the United States equals or exceeds U.S. $50,000,000, amend the Security to provide a sufficient description of any commercial tort claims to ensure that the Security extends to any such commercial tort claims as may be specified by the Agent in its discretion.
9.2 Negative Covenants of the Borrower
          During the term of this Agreement, the Borrower covenants and agrees with each of the Lenders and the Agent that it shall not, and shall ensure that each other Loan Party shall not, without the prior written consent of the Agent on behalf of the Majority Lenders:
(a)	Change of Primary Business: change its primary business from the oil and gas energy services business (including any business currently carried on by the Borrower or any of its Subsidiaries) and other businesses that are reasonably related thereto or reasonable extensions thereof (other than, in each case, material oil and gas exploration or production businesses);

(b)	Debt: issue, create, incur, assume, permit or suffer to exist or directly or indirectly be or become in any way liable for or in respect of any Debt or provide any form of Financial Assistance to any Person, other than Permitted Indebtedness;

(c)	Dispose of Assets: Dispose of any of its assets or properties, other than Permitted Dispositions;

(d)	Negative Pledge: create, incur, assume, permit or suffer to exist any Security Interest upon or with respect to any of its assets or properties, except for Permitted Encumbrances;

(e)	Corporate Reorganizations: enter into any transaction (other than a transaction involving only Loan Parties where there is then no Default or Event of Default and none would result therefrom) whereby all or substantially all of its undertaking, property and assets would become the property of any other person (herein called a “Successor”) whether by way of reorganization, amalgamation, merger, plan of arrangement, wind up, liquidation, transfer, sale or otherwise (each a “Reorganization Transaction”) unless:
(i)	S&P and Moody’s have each confirmed that the rating applicable to the Successor would not be less than that applicable to the Borrower immediately prior to such Reorganization Transaction (and a change in outlook shall not be considered to be a change in rating);

(ii)	prior to or contemporaneously with the consummation of such Reorganization Transaction:
(A)	the Successor is or will be (by operation of law or otherwise) bound by or have assumed all the covenants and obligations of the Borrower or such Loan Party under the Loan Documents and other Secured Documents to which it is a party; and

(B)	the Loan Documents and the other Secured Documents to which it is a party will be valid and binding obligations of the Successor, enforceable against the Successor and entitling the Agent and the Secured Lenders, as against the Successor, to exercise all their rights under the Loan Documents and other Secured Documents to which it is a party;
and provided that the Successor shall also execute and/or deliver to the Agent such documents (including assumption agreements relating to any continuing obligations and legal opinions of counsel to the Successor), if any, as may, in the reasonable opinion of the Agent, be necessary to effect or establish (A) and (B) above;

(iii)	in the case of the Borrower, the Successor is a corporation governed by or created under the federal laws of Canada or the laws in force in a province of Canada;

(iv)	such Transaction shall be on such terms and shall be carried out in such manner as to preserve and not to impair in any material respect any of the rights and powers of the Agent and the Secured Lenders hereunder and under any other Loan Documents; and

(v)	no Event of Default or Default shall have occurred and be continuing immediately prior to such Reorganization Transaction or will occur as a result of such Reorganization Transaction;
and provided further that, in the case of a transaction involving only Loan Parties that would otherwise constitute a Reorganization Transaction, the Borrower shall not and shall not permit any other Loan Party to enter into such a transaction unless the conditions specified in subsections (ii), (iii) and (v) above are satisfied;

(f)	Distributions: make, give effect to or implement any steps or procedures to make any Distribution by the Borrower if such Distribution, when combined with all other Distributions made by the Borrower during the applicable Fiscal Year, would exceed Distributable Cash Flow for such Fiscal Year; and shall not make, give effect to or implement any steps or procedures to make any Distribution by the Borrower (other than a dividend or distribution payable to the shareholders of the Borrower within 45 days after the date of declaration thereof, where at the date of declaration, no Default or Event of Default was in existence and such payment would not have caused a Default or Event of Default) if a Default or Event of Default has occurred and is continuing or would result therefrom;

(g)	Swaps: enter into any Swap outside the ordinary course of its business or for speculative purposes (determined, where relevant, by reference to GAAP); or

(h)	Affiliate Transactions: engage in transactions with Affiliates (other than a Loan Party) on terms materially less favourable than would be obtainable with non-Affiliates.

9.3 Financial Covenants
          The Borrower covenants and agrees with each of the Lenders and the Agent that:
(a)	Consolidated Senior Debt to EBITDA Ratio: the Borrower shall maintain a Consolidated Senior Debt to EBITDA Ratio of not more than 2.5 to 1.0 as of the last day of any period of four (4) consecutive Fiscal Quarters.

(b)	Consolidated Total Debt to EBITDA Ratio: the Borrower shall maintain a Consolidated Total Debt to EBITDA Ratio of not more than 3.5 to 1.0 as of the last day of any period of four (4) consecutive Fiscal Quarters.

(c)	Consolidated Interest Coverage Ratio: the Borrower shall maintain a Consolidated Interest Coverage Ratio of at least 2.75 to 1.0 as of the last day of any period of four (4) consecutive Fiscal Quarters.
ARTICLE 10
EVENTS OF DEFAULT
10.1 Events of Default
          The occurrence of any one or more of the following events or circumstances constitutes an Event of Default under this Agreement:
(a)	Failure to Pay Principal: the failure of the Borrower to make any payment of any Borrowings when due hereunder;

(b)	Failure to Pay Interest or Fees: the failure of the Borrower to make any payment of any interest or fees or any portion thereof when due hereunder and such default shall remain unremedied for a period of five (5) days after such amount is overdue;

(c)	Covenants: if there is a breach or failure of due performance or observance by any Loan Party of any covenant or provision of this Agreement or any of the Loan Documents (other than those otherwise dealt with in this Section 10.1), unless such breach or failure is cured to the satisfaction of the Majority Lenders, acting reasonably, within thirty (30) days after written notice thereof by the Agent to the Borrower (or, in the case of Section 6.7(c), within thirty (30) days after such initial period shall have expired);

(d)	Misrepresentations: if any representation or warranty made or deemed to be made by the Borrower or any other Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made or repeated hereunder or thereunder; provided that if the matter, defect or deficiency which is the subject matter of the misrepresentation is capable of correction or remedy (and not merely by changing the representation made), then if it is not corrected or remedied to the satisfaction of the Majority Lenders, acting reasonably, within thirty (30) days after written notice thereof by the Agent to the Borrower;

(e)	Cease to Carry on Business: if, subject to Section 9.2(e), the Borrower ceases to carry on business;

(f)	Voluntary Insolvency: if any Loan Party shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial portion of its assets or undertaking;

(ii)	make or threaten to make a general assignment for the benefit of creditors, or be unable, or admit in writing its inability or failure, to pay its debts generally as they become due;

(iii)	commence any case, proceeding or other action under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization of its debts, winding-up or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement or adjustment of its debts, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, creditor arrangement or insolvency proceeding;

(iv)	take corporate or partnership action for the purpose of effecting any of the foregoing; or

(v)	commit or threaten to commit an act which, if committed by a corporation, would constitute bankruptcy under the Bankruptcy and Insolvency Act (Canada) or Title 11 of the United States Code entitled Bankruptcy, as applicable, or in each case, any statute passed in substitution therefor, and each as amended from time to time;
(g)	Involuntary Insolvency: if any case, proceeding or other action shall be instituted in any court of competent jurisdiction against any Loan Party seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of such Loan Party or of all or a substantial portion of its assets or undertaking, or any other like relief in respect of such Loan Party under any bankruptcy, creditor arrangement or insolvency law and, if such case, proceeding or other action is being contested by the Borrower in good faith, the same shall continue undismissed or unstayed and in effect for any period of thirty (30) consecutive days; provided that if an order, decree or judgment is granted (whether or not entered or subject to appeal) against a Loan Party thereunder or a trustee, receiver or liquidator is appointed in the interim and such order, decree, judgment or appointment is not stayed or discharged within five (5) days of it being granted, such grace period shall cease to apply (provided that a default under this subsection (g) shall be deemed not to have occurred where the default relates only to one or more Material Subsidiaries and the assets of all Material Subsidiaries subject to such case, proceeding or other action at the same time or already subject thereto shall have a fair market value of less than U.S. $20,000,000 or the Equivalent Amount in any other currency);

(h)	Judgments: if a final judgment or judgments for the payment of money shall be rendered against any Loan Party in an aggregate amount (for all such judgments) in excess of U.S. $50,000,000 or the Equivalent Amount in any other currency and the same shall remain undischarged for a period of thirty (30) days during which such judgment or judgments shall not be on appeal or execution thereof shall not be effectively stayed;

(i)	Writs: if writs, executions, attachments or similar processes are issued or levied against any of the property of any Loan Party having an aggregate value in excess of U.S. $50,000,000 or the Equivalent Amount in any other currency and such writ, execution, attachment or similar process remains undischarged, unstayed or unreleased for a period of thirty (30) days;

(j)	Encumbrancers: if encumbrancers or lienors lawfully take possession of any property of any Loan Party having an aggregate value in excess of U.S. $50,000,000 or the Equivalent Amount in any other currency and such possession continues undischarged or unstayed for a period of thirty (30) days;

(k)	Invalid Loan Documents: if any material provision of any Loan Document continues to be invalid or unenforceable in whole or in a material part, or any of the Security Interests constituted by the Security fails to attach to any material assets intended to be subject thereto or to have the priority intended thereby, and, in either case, the same is not cured to the satisfaction of the Majority Lenders, acting reasonably, within thirty (30) days after written notice thereof by the Agent to the Borrower;

(l)	Change of Control: if at any time a Change of Control occurs and such Change of Control has not been approved by the Majority Lenders;

(m)	Operating Facility Indebtedness or Cash Management Facility Indebtedness: if an Operating Lender or Cash Management Provider has demanded repayment of the Operating Facility Indebtedness or Cash Management Facility Indebtedness, as applicable, due to it and such indebtedness has not been paid by the expiry of the notice period specified by such Operating Lender or Cash Management Provider, as applicable;

(n)	Lender Swaps: if a Termination Event shall occur under a Lender Swap, or if any Loan Party shall fail to pay when due any amounts owing under a Lender Swap after the expiry of any notice or cure period provided by the applicable Swap Lender;

(o)	Cross Default: if any Loan Party is in default under any term or provision of any agreement evidencing or securing Debt or under any Swap (other than under this Agreement, a Lender Swap, an Operating Facility Agreement or a Cash Management Facility Agreement), and:
(i)	such default is caused by a failure to pay any principal, interest or other amount, and the effect of such default is to cause or to permit the holder of such Debt or the counterparty under such Swap to cause (with the lapse of time or the giving of notice or otherwise) such Debt or Swap obligation to become due prior to its stated maturity (or in the case of Debt payable on demand, to become payable); or

(ii)	such default is caused by the failure to perform or comply with any term or provision of any such agreement (other than a payment default) and as a consequence of such default such Debt or Swap has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled date of payment;
and the aggregate amount of Debt or Swap obligations outstanding under all agreements to which such defaults relate is in the aggregate in excess of U.S. $50,000,000 or the Equivalent Amount in any other currency;

(p)	Breach of Financial Covenants: if there is a breach in the performance or observance of any of the covenants or agreements in Section 9.3; or

(q)	Breach of Distribution Provisions: if there is a breach in the performance or observance of any of the covenants or agreements in Section 9.2(f).

10.2 Acceleration
          Upon the occurrence of any Event of Default which has not been remedied or waived, the Agent, on behalf of the Lenders and with the approval of the Majority Lenders, shall be entitled to, without limiting or restricting other remedies or rights under contract, at law or in equity:
(a)	Terminate Commitment: cease to make or continue any Borrowings hereunder, notwithstanding any prior receipt by the Agent of a Borrowing Notice, Conversion Notice or Rollover Notice or any other event and the Agent may, by written notice to the Borrower, declare the Total Commitment and the right of the Borrower to apply for further Accommodations to be terminated; and

(b)	Acceleration Notice: by written notice to the Borrower (an “Acceleration Notice”), declare all Borrowings (including the face amount of all Bankers’ Acceptances and the undrawn amount of all outstanding Letters of Credit) and other liabilities and indebtedness (whether matured or unmatured) of the Borrower to the Agent and the Lenders hereunder and under the other Loan Documents to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice) without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower;
provided that upon the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g) the Total Commitment shall automatically terminate and all Borrowings (including the face amount of all Bankers’ Acceptances and the undrawn amount of all outstanding Letters of Credit) and other indebtedness and liabilities hereunder and under the other Loan Documents shall automatically become due and payable, in each case without any requirement that notice be given to the Borrower. Immediately upon the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g) or at the time stated in an Acceleration Notice, the Borrower shall pay to the Agent on behalf of the Lenders all amounts owing or payable in respect of all Borrowings (including the face amount of all Bankers’ Acceptances and the undrawn amount of all outstanding Letters of Credit) and other indebtedness and liabilities hereunder and under the other Loan Documents, failing which all rights and remedies of the Agent and the Lenders under the Loan Documents shall thereupon become enforceable.
10.3 Demands for Repayment of other Secured Obligations
(a)	Ability to Deliver Other Secured Lender Demands: If the Agent, on behalf of the Majority Lenders, delivers an Acceleration Notice:
(i)	each Swap Lender may, within three (3) Business Days, deliver (to the extent applicable to it) a Swap Demand for Repayment;

(ii)	each Operating Facility Lender may, within three (3) Business Days, deliver (to the extent applicable to it) an Operating Facility Demand for Repayment; and

(iii)	each Cash Management Facility Provider may within three (3) Business Days, deliver (to the extent applicable to it) a Cash Management Facility Demand for Repayment.
(b)	Termination Event: If a Termination Event has occurred and all Secured Obligations are not thereafter due and payable, each Secured Lender shall, within three (3) Business Days, deliver such Demands for Repayment as may be necessary to ensure that all Secured Obligations are thereafter due and payable under all Secured Documents.

(c)	Notification by other Secured Lenders: If any Secured Lender (other than the Agent and the Lenders) proposes to deliver a Demand for Repayment, such Secured Lender shall notify the Agent of its determination (who shall thereupon promptly notify each Lender), and the Agent, within a further five (5) Business Days after receipt of the aforesaid notice, shall notify all such Secured Lenders whether the Agent, on behalf of the Majority Lenders, proposes to deliver an Acceleration Notice hereunder. If the Agent does not so advise such Secured Lenders within such five (5) Business Day period it shall be deemed to have advised that the Majority Lenders do not propose to deliver an Acceleration Notice. If the Agent does notify such Secured Lenders that the Majority Lenders propose to deliver an Acceleration Notice, all Demands for Repayment shall be delivered concurrently by the Agent and the other Secured Lenders. If the Agent does notify such Secured Lenders that the Majority Lenders do not propose, or the Agent is deemed to have advised that the Majority Lenders do not propose, to deliver an Acceleration Notice, the Secured Lender which delivered the notice to the Agent may at any time within thirty (30) days thereafter deliver the Demand for Repayment under its Secured Document. If the Secured Lender delivering any such Demand for Repayment does not receive the amount so demanded on or prior to the time stated in such Demand for Repayment, such Secured Lender shall so notify the Agent and the Agent and each other Secured Lender shall forthwith concurrently deliver such Demands for Repayment as may be necessary to ensure that all Secured Obligations are thereafter due and payable under all Secured Documents.

(d)	No Sharing: Any amounts which are lawfully received by any Secured Lender under its Secured Document prior to the earlier of the delivery by the Agent of an Acceleration Notice or the occurrence of a Termination Event hereunder are not required to be shared pursuant to the provisions of Section 10.7.

(e)	Lender Affiliates: If a Secured Document is entered into with an Affiliate of a Lender, that Lender shall cause such Affiliate to be bound by this Agreement, including for certainty, any requirements to deliver a Demand for Repayment as required by this Section 10.3 and such obligations shall survive such Lender ceasing to be a Lender hereunder.
10.4 Cash Collateral Accounts
          Upon the occurrence of:
(a)	a Termination Event or delivery of an Acceleration Notice; or

(b)	an event under Section 4.1 or Section 4.2 where the Borrower makes payment to a Cash Collateral Account of the required amount;
the Borrower shall forthwith pay to the Agent, for deposit into a Cash Collateral Account, an amount equal to the Lender’s maximum potential liability under then outstanding Bankers’ Acceptances, and (unless the Borrower makes payment of the amount required pursuant to Section 11.5) Libor Loans (collectively, the “Escrow Funds”). The Escrow Funds shall be held by the Agent for set-off against future indebtedness owing by the Borrower to the Lenders in respect of such Bankers’ Acceptances, and (unless the Borrower makes payment of the amount required pursuant to Section 11.5) Libor Loans, or, in the case of (b) above, be applied as required by Section 4.3.

10.5 Remedies on Default
          After an Event of Default:
(a)	Majority Lenders Instructions: if the Majority Lenders provide directions or instructions to the Agent, the Agent on behalf of all Secured Lenders shall take such actions and commence such proceedings as the Majority Lenders in their sole discretion may determine and may enforce or otherwise realize upon any Security, all without any obligation to marshal any Security Interests and without additional notice, presentation, demand or protest, all of which the Borrower hereby expressly waives (to the extent such rights may be waived under Applicable Law). If, from time to time, there are no Secured Lenders other than Swap Lenders, Operating Facility Lenders or Cash Management Facility Providers, the Majority Lenders for the purposes of this Agreement shall be calculated by revising paragraph (b) of the definition of Majority Lenders to read: “during the continuance of a Default or Event of Default when there are any Secured Obligations outstanding, those Secured Lenders to whom there is owing 50.1% or more of the aggregate Secured Obligations under all Secured Documents;” ; and

(b)	General Remedies: the rights and remedies of the Agent and each Secured Lender under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. The Agent may, on behalf of all Secured Lenders, and shall, if so required by the Majority Lenders, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:
(i)	Specific Performance: the specific performance of any covenant or agreement contained in the Loan Documents;

(ii)	Injunction: enjoining a violation of any of the terms of the Loan Documents;

(iii)	Assistance: aiding in the exercise of any power granted by the Loan Documents or by law; or

(iv)	Judgment: obtaining and recovering judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under the Loan Documents.
10.6 Right of Set-Off
          Upon the occurrence and during the continuance of any Event of Default, and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent and each Secured Lender is authorized at any time and from time to time thereafter, without notice to the Borrower or to any other Person (any such notice being expressly waived by the Borrower), to combine, consolidate or merge all or any of the Borrower’s accounts with and liabilities to it and to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held by or owing by it to or for the credit of or the account of the Borrower against and on account of any Secured Obligations (including the face amount of all Bankers’ Acceptances and the undrawn amount of all Letters of Credit) and other liabilities and indebtedness of the Borrower to the Agent or such Secured Lender under this Agreement and the other Secured Documents, including, without limitation, all claims of the Agent or any Secured Lender of any nature or description arising out of or connected with this Agreement and the other Secured Documents, irrespective of whether or not the Agent or any Secured Lender has made any demand under this Agreement or any of the other Secured Documents and although such obligations, liabilities or claims of the Borrower or any of them are contingent or unmatured.

10.7 Application and Sharing of Payments Following Acceleration
          Except as otherwise agreed to by all the Secured Lenders in their sole discretion, all monies and property received by the Secured Lenders for application in respect of the Secured Obligations subsequent to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g) and all monies received as a result of a realization upon the Loan Party Guarantee and the Security shall be applied and distributed to the Secured Lenders in the manner set forth below, each such application to be made in the following order with any balance remaining after application in respect of each category to be applied to the next succeeding category:
(a)	firstly, in or towards payment of any fees or expenses then due and payable to the Agent hereunder or under any other Loan Document;

(b)	secondly, pro rata among the Secured Lenders in respect of amounts due and payable to such Secured Lenders as and by way of recoverable expenses under its Secured Documents or under any of the Security;

(c)	thirdly, pro rata among the Secured Lenders (other than the Swap Lenders) in respect of amounts due and payable to such Secured Lenders by way of interest, acceptance fees, letter of credit fees, interest on overdue amounts and standby fees; and

(d)	fourthly, pro rata among the Secured Lenders in or towards repayment of the Secured Obligations.
          To the extent that a Secured Document is entered into by an Affiliate of a Lender, that Lender shall cause such Affiliate to comply with the provisions of this Section 10.7 and such obligation shall survive such Lender ceasing to be a Lender hereunder.
10.8 Adjustments
          In the event that:
(a)	Contingent Liabilities: at the Adjustment Time, a portion of the Secured Obligations are outstanding as letters of credit or letters of guarantee and it is subsequently determined that the applicable Secured Lenders are not required to make payment under any one or more such instruments; or

(b)	Notice Periods: any of the Secured Lenders are required by Applicable Law to continue to make advances or other amounts available to the Borrower subsequent to the Adjustment Time by reason of a requirement in Applicable Law to give the Borrower a reasonable period of notice prior to terminating such Lender’s obligation to make such advances or other amounts available;
then, whenever and so often as that occurs, Secured Obligations shall be redetermined by excluding from the determination of the amount of Secured Obligations any payments not required to be made as a result of the occurrence of an event described in Section 10.8(a) and by including in the determination of Secured Obligations any amount required to be made available pursuant to Section 10.8(b), and the Secured Lenders shall thereupon make all such payments and adjustments as may be necessary to ensure amounts outstanding to the Secured Lenders are thereafter outstanding in accordance with the provisions of Section 12.11.

10.9 Swap Indebtedness Calculations as at the Adjustment Time
          For the purposes of this Agreement, if:
(a)	Swap Demand: a Swap Demand for Repayment has been delivered; or

(b)	Termination Event: a Termination Event has occurred under any Secured Document evidencing a Swap;
then, for the purposes of calculations to be made at the Adjustment Time, any Termination Amount which is payable by any Loan Party under such Swap in settlement of obligations arising thereunder as a result of the early termination of the Swap shall be deemed to have become payable at the time of delivery of such Swap Demand for Repayment or the time of occurrence of such Termination Event as the case may be, notwithstanding that the amount payable by any Loan Party is to be subsequently calculated and notice thereof given to such Loan Party in accordance with such Swap. For the purposes of the foregoing, the Agent shall make all determinations of the applicable Termination Amounts in accordance with its usual practices, acting reasonably, and for such purposes each Lender shall provide details to the Agent of its own calculations of the applicable Termination Amounts.
10.10 Lender May Perform Covenants
          If any Loan Party shall fail to perform any of its obligations under any covenant contained in any of the Loan Documents or any other Secured Document within the time permitted for the performance of any such covenant or for the cure of any default thereof, the Agent may, on behalf of the Secured Lenders and with the approval of the Majority Lenders and with prior notification to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds on behalf of the Secured Lenders. If the Agent elects to effect such observance or performance, neither the Agent nor any Secured Lender shall be liable for any failure or deficiency in effecting such observance or performance, nor for the payment of any bills, invoices or accounts incurred or rendered in connection therewith, except to the extent the Agent or such Secured Lender is grossly negligent or acts with wilful misconduct. All amounts so paid by the Agent hereunder shall be repaid by the Borrower on demand therefor, and shall bear interest at the rate set forth in Section 5.6 from and including the date paid by the Agent hereunder to but excluding the date such amounts are repaid in full by the Borrower and shall be guaranteed by the Loan Party Guarantee and secured by the Security.
10.11 Waiver of Default
          Any single or partial exercise by any Secured Lender, the Agent or by the Agent on behalf of any Secured Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in the Loan Documents or any other Secured Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Agent or such Secured Lender may be lawfully entitled for the same default or breach, and any waiver by any Secured Lender, the Agent or by the Agent on behalf of any Lender or Swap Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in the Loan Documents or any other Secured Document, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. To the extent permitted by Applicable Law, the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which are inconsistent with the Agent’s or a Secured Lender’s rights or remedies under the Loan Documents and any other Secured Document.

ARTICLE 11
EXPENSES AND INDEMNITIES, MARKET DISRUPTION, REPLACEMENT
LENDERS AND DEFAULTING LENDERS
11.1 Reimbursement of Expenses
          All statements, reports, certificates, opinions and other documents or information required to be furnished to the Agent or the Lenders by any Loan Party under this Agreement shall be supplied by the Borrower without cost to the Agent or any Lender. The Borrower agrees:
(a)	to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one Canadian counsel, one U.S. counsel and one local counsel in each relevant jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a periodic basis as the Agent shall deem appropriate;

(b)	to pay or reimburse each Lender and the Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement, preservation of any rights under, or the restructuring or workout of, this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of its counsel; and

(c)	to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.
All amounts due under this Section 11.1 shall be payable not later than 10 days after written demand therefor.
11.2 Increased Cost
          If, after the date hereof, the introduction of, any change in, or the implementation of, any Applicable Law (including any capital adequacy requirement) (other than any taxes on the overall net income of a Lender or upon the overall capital of a Lender), regulation, treaty or official directive now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or Governmental Authority charged with the interpretation or administration thereof, or if compliance by any Lender with any request from any central bank or other fiscal, monetary or other authority (whether or not having the force of law) (individually, a “Circumstance”):
(a)	subjects a Lender to any Tax, changes the basis of taxation of payments due to a Lender or increases any existing Tax, on payments of principal, interest or other amounts payable by the Borrower to a Lender under this Agreement;

(b)	imposes, modifies or deems applicable any reserve, special deposit, capital adequacy, regulatory or similar requirement against assets or liabilities held by a Lender, or deposits of or for the account of a Lender, or loans by a Lender, or any other acquisition of funds for loans by a Lender or commitments by a Lender to fund loans or obligations of a Lender in respect of bankers’ acceptances accepted by such Lender or letters of credit or letters of guarantee issued by such Lender; or

(c)	imposes on a Lender any other condition with respect to this Agreement;
and the result of (a), (b) or (c) is, in the sole determination of such Lender acting reasonably and in good faith, to increase the cost to such Lender or to reduce the income receivable by such Lender in respect of a Borrowing, such Lender shall promptly notify the Agent. The Agent shall promptly notify the Borrower and the Borrower shall pay to the Agent for the benefit of such Lender from time to time that amount which compensates such Lender for such additional cost or reduction in income from time to time (“Additional Compensation”) on the next Libor Interest Date in the case of a Libor Loan, on the next date of issuance of any Bankers’ Acceptances or Letters of Credit or on the next Interest Date in any other case (and each successive Libor Interest Date, date of issuance or Interest Date, if applicable). The Borrower shall not be obligated to pay any portion of such Additional Compensation accruing under this Section 11.2 for any period prior to the date which is six (6) months prior to the date on which the Agent, on behalf of such Lender, gives notice to the Borrower that such Additional Compensation is so accruing, provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to involve the period of such retroactive effect. A photocopy of the relevant law, regulation, treaty, official directive or regulatory requirement (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate by a duly authorized officer of such Lender (prepared in good faith) setting forth the amount of the Additional Compensation and the basis for it must be submitted by the Agent to the Borrower and is prima facie evidence of the amount of the Additional Compensation. If the Agent notifies the Borrower that Additional Compensation is owed, the Borrower shall pay such Additional Compensation to the Agent for the account of such Lender and the Borrower shall have the right, upon written irrevocable prior notice of at least three (3) Business Days to the Agent to make payment in full to the Agent for the account of such Lender in respect of the applicable Borrowing on the date specified in such notice together with accrued but unpaid interest and fees in respect of such Borrowing or to convert such Borrowing into another basis of Borrowing available under this Agreement.
11.3 Illegality
          If the introduction of or any change in applicable law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, makes it unlawful or prohibited for a Lender (in its sole opinion acting reasonably and in good faith) to make, fund or maintain the Borrowings or a portion of the Borrowings or to perform its obligations under this Agreement, such Lender may by written notice to the Borrower through the Agent terminate its obligations under this Agreement to make such Borrowings or perform such obligations and the Borrower shall either (i) prepay such Borrowings within fifteen (15) Business Days together with all accrued but unpaid interest and fees as may be applicable to the date of payment, or (ii) convert by notice to the Agent such Borrowings forthwith into another basis of Borrowing available under this Agreement.

11.4 Market Disruption
(a)	Libor Loans: Notwithstanding anything to the contrary herein contained, if at any time subsequent to the Borrower giving a Borrowing Notice, a Conversion Notice or a Rollover Notice to the Agent with regard to any requested Libor Loan:
(i)	the Agent, acting reasonably, determines that by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Libor Loan during the ensuing Libor Interest Period selected;

(ii)	the Agent, acting reasonably, determines that the making or continuing of the requested Libor Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London Interbank Eurodollar Market generally; or

(iii)	the Agent is advised by Lenders, acting reasonably, holding at least 35% of the Total Commitment and being not less than 35% in number of Lenders by written notice (each, a “Lender Libor Suspension Notice”), such notice to be received by the Agent no later than 2 p.m. (Toronto time) on the third Business Day prior to the date of the requested Drawdown, Rollover or Conversion, as applicable, that such Lenders have determined, acting reasonably, that Libor will not or does not represent the effective cost to such Lenders of U.S. Dollar deposits in the London Interbank Eurodollar Market for the relevant Libor Interest Period, then the Agent shall give notice thereof to the Lenders and the Borrower as soon as possible after such determination or receipt of such Lender Libor Suspension Notice, as applicable, and the Borrower shall, within one (1) Business Day after receipt of such notice and in replacement of the Borrowing Notice, Conversion Notice or Rollover Notice previously given by the Borrower, give the Agent a Borrowing Notice or a Conversion Notice, as applicable, which specifies the Drawdown of any other Accommodation or the Conversion of the relevant Libor Loan on the last day of the applicable Libor Interest Period into any other Accommodation which would not be affected by the notice from the Agent pursuant to this Section 11.4.

In the event the Borrower fails to give, if applicable, a valid replacement Conversion Notice with respect to the maturing Libor Loans which were the subject of a Conversion Notice or Rollover Notice, such maturing Libor Loans shall be converted on the last day of the applicable Libor Interest Period into U.S. Base Rate Loans from the Lender as if a valid replacement Conversion Notice had been given by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a valid replacement Borrowing Notice with respect to a Drawdown originally requested by way of a Libor Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a U.S. Base Rate Loan in the amount specified in the original Borrowing Notice and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a U.S. Base Rate Loan.

(b)	Bankers’ Acceptances: If:
(i)	the Agent, acting reasonably, makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(ii)	the Agent is advised by Lenders holding at least 35% of the Total Commitment and being not less than 35% in number of Lenders by written notice (each, a “Lender BA Suspension Notice”) that such Lenders have determined, acting reasonably, that the Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market;
then:
(iii)	the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines, acting reasonably, that the circumstances causing such suspension no longer exist, and the Agent so notifies the Borrower and the Lenders;

(iv)	any outstanding Borrowing Notice requesting an Accommodation by way of Bankers’ Acceptances shall be deemed to be a Borrowing Notice requesting a Prime Loan in the amount specified in the original Borrowing Notice;

(v)	any outstanding Conversion Notice requesting a Conversion of a U.S. Base Rate Loan or Libor Loan into a Bankers’ Acceptance shall be deemed to be a Conversion Notice requesting a Conversion of such Loan into a Prime Loan; and

(vi)	any outstanding Rollover Notice requesting a Rollover of a Bankers’ Acceptance shall be deemed to be a Conversion Notice requesting a Conversion of such Bankers’ Acceptances into a Prime Loan.
The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request Bankers’ Acceptances and of any termination of any such suspension. A Lender BA Suspension Notice shall be effective upon receipt of the same by the Agent if received prior to 2 p.m. (Toronto time) on a Business Day and if not, then on the next following Business Day, except in connection with a Borrowing Notice, Conversion Notice or Rollover Notice previously received by the Agent, in which case the applicable Lender BA Suspension Notice shall only be effective with respect to such previously received Borrowing Notice, Conversion Notice or Rollover Notice if received by the Agent prior to 2 p.m. (Toronto time) two (2) Business Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date (as applicable) applicable to such previously received Borrowing Notice, Conversion Notice or Rollover Notice, as applicable.
11.5 Funding Indemnity
          If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this Agreement, the Borrower repays, prepays, converts or cancels a Libor Loan other than on the last day of a Libor Interest Period applicable to such Libor Loan, or fails for any reason to borrow, convert, rollover or otherwise act in accordance with a notice given hereunder pursuant to Schedule B, Schedule C, Schedule D or Schedule E, the Borrower shall indemnify each Lender for any loss or expense incurred by such Lender as a direct result thereof including, without limitation, any loss of profit or expenses such Lender incurs by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain the Libor Loan or other Borrowing or any increased interest or other charges payable to lenders of funds borrowed in order to maintain such Libor Loan or other Borrowing together with any other out-of-pocket charges, costs or expenses incurred by such Lender relative thereto. If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this

Agreement, the Agent or any Lender provides the Borrower with the anticipated discounted proceeds of sale of a Bankers’ Acceptance (less any fees payable to such Lender in respect thereof) on any day prior to the receipt by the Agent or such Lender of such proceeds and the Agent or such Lender does not receive such proceeds from the Person designated to purchase such Bankers’ Acceptance on the date such proceeds are payable hereunder, the Borrower shall indemnify the Agent and each applicable Lender for any resulting loss, cost or expense incurred by the Agent or such Lender by reason of or arising as a result of the non-receipt or delayed receipt by the Agent or such Lender of such proceeds, including without limitation, any losses which the Agent or such Lender may incur if it arranges for any further sale of such Bankers’ Acceptance in replacement thereof and any costs which the Agent or such Lender may incur in connection with any action against the Person designated to purchase such Bankers’ Acceptance, together with any other out-of-pocket charges, costs or expenses incurred by the Agent or such Lender relative thereto. In each case, a certificate of such Lender (acting reasonably and prepared in good faith) submitted by such Lender setting out the basis for the determination of the amount necessary to indemnify such Lender shall be prima facie evidence thereof.
11.6 General and Environmental Indemnity
          The Borrower hereby agrees to pay, indemnify, and hold each Lender and the Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and expenses of legal counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any of the foregoing relating to, arising out of, or in connection with:
(a)	the use of proceeds of the Credit Facility;

(b)	any actual, alleged or threatened Release in respect of any assets or properties of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired;

(c)	any remedial action required to be taken under any Environmental Laws by an Indemnitee in respect of any Release or in respect of the environmental condition of any assets or properties of the Borrower or any of its Subsidiaries;

(d)	any non-compliance by the Borrower or any of its Subsidiaries or any predecessor in title under any Environmental Laws, in respect of actions of any Governmental Authority under any Environmental Laws or in respect of the environmental condition of any assets or properties of the Borrower or any of its Subsidiaries; or

(e)	any Environmental Liability arising directly or indirectly from the provision by any Lender of credit to the Borrower or any of its Subsidiaries or the provision or granting of any Security Interest to the Agent or any Lender or any realization of, against or upon any of the assets or properties of the Borrower or any of its Subsidiaries;
(all the foregoing in this Section 11.6, collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee or from a Release at, on, under or from assets or properties of the Borrower or any of its Subsidiaries that occurs entirely following an Indemnitee’s taking possession of such assets or property by foreclosure, power of sale or similar transfer and that did not exist on or at such asset or property prior to such Indemnitee’s possession thereof. Notwithstanding any other provision of this Agreement or any other Loan Document, no Indemnitee shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to this Agreement or any other Loan Document or any of the transactions in connection herewith or therewith. Without limiting the foregoing, and to the extent permitted by Applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except in the case of gross negligence or wilful misconduct of such Indemnitees. The agreements in this Section 11.6 shall survive repayment of the Credit Facility and all other amounts payable hereunder.
11.7 Replacement Lender
          If:
(a)	a Lender exercises its rights under Section 11.2, Section 11.3 or Section 11.4;

(b)	the Borrower is required under Section 7.3 to deduct any withholding Taxes in respect of amounts owing to any Lender;

(c)	any Lender withholds its consent to any amendment, consent or determination requested by the Borrower which requires the approval of the Lenders and as a consequence thereof such amendment, consent or determination cannot be obtained;

(d)	a Fronting Lender has terminated its Fronted LC Commitment pursuant to Section 3.10(k)(ii)(B); or

(e)	a Lender becomes a Defaulting Lender;
the Borrower may, treating each affected Lender rateably and in the same manner as other Lenders subject to similar circumstances (all such Lenders being the “Affected Lenders”):
(i)	replace all Affected Lenders by reaching satisfactory arrangements with one or more existing Lenders or new Lenders that are acceptable to the Agent and each Fronting Lender, each acting reasonably, for the purchase of all of such Affected Lenders’ Commitments as long as:
(A)	such purchasing Lender(s) unconditionally offers in writing (with copy to the Agent) to purchase all of the rights and obligations of the Affected Lender(s) including all outstanding Borrowings owed to such Affected Lender(s) for a purchase price equal to the aggregate Borrowings owed to the Affected Lender(s) (payable in immediately available funds);

(B)	the obligations of the Borrower owing pursuant to Section 7.3 and Section 11.1 to the Affected Lender(s) are paid in full to the Affected Lender(s) concurrently with such replacement; and

(C)	all requirements set forth in Section 13.1 with respect to such assignment are complied with, including entering into of a Lender Transfer Agreement and the payment by the purchasing Lender to the Agent (for the Agent’s own account) of the assignment fee contemplated in Section 13.1, unless waived by the Agent; or
(ii)	so long as no Default or Event of Default has occurred and is continuing and without regard to Section 4.4, irrevocably cancel all but not part of the Affected Lenders’ Commitments if the Borrower has prepaid or otherwise reduced (or will concurrently prepay or otherwise reduce) all Borrowings outstanding to such Affected Lenders, and paid all accrued interest and other charges and fees in respect of such Borrowings.
11.8 Defaulting Lenders
(a)	Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)	the standby fees payable pursuant to Section 5.10 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(ii)	a Defaulting Lender shall not be included in determining whether, and the Commitment and the Lender’s Proportion of the Obligations or Borrowings of such Defaulting Lender shall not be included in determining whether, all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.12), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (A) materially and adversely affects such Defaulting Lender differently than other affected Lenders, (B) increases the Commitment or extends the Maturity Date of such Defaulting Lender, or (C) relates to the matters set forth in Sections 12.12(a)(i), (v) and (vii), shall require the consent of such Defaulting Lender; and

(iii)	for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.
(b)	If the Agent has actual knowledge that a Lender is a Defaulting Lender at the time that the Agent receives (i) a Borrowing Notice or (ii) a Conversion Notice that will result in a currency conversion, then each other Lender shall fund its Lender’s Proportion of such affected Accommodation (and, in calculating such Lender’s Proportion, the Agent shall ignore the Commitments of each such Defaulting Lender); provided that, for certainty, no Lender shall be obligated by this Section 11.8(b) to make or provide Accommodations in excess of its Commitment. If the Agent acquires actual knowledge that a Lender is a Defaulting Lender at any time after the Agent receives (i) a Borrowing Notice or (ii) a Conversion Notice that will result in a currency conversion, then the Agent shall promptly notify the Borrower that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure). Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender under this Section 11.8(b) and which would otherwise have been paid by the Defaulting Lender if its Commitment had been included in determining the Lender’s Proportion of such affected Accommodations.

(c)	Any Fronting Lender may require a Defaulting Lender to pay to the Agent for deposit into an escrow account maintained by and in the name of the Agent an amount equal to such Defaulting Lenders’ maximum contingent obligations hereunder to such Fronting Lender.

(d)	If any Letters of Credit are outstanding (with the Equivalent Amount in U.S. Dollars of the undrawn amount of such Letters of Credit being referred to as the “Defaulting Lender Exposure”) at the time a Lender becomes a Defaulting Lender, then:
(i)	to the extent the Defaulting Lender has not provided cash collateral for its Defaulting Lender Exposure pursuant to Section 11.8(c) above, such Defaulting Lender Exposure shall be reallocated among the non-Defaulting Lenders for the purposes of Section 3.10(d) in accordance with their respective Lender’s Proportions (disregarding any Defaulting Lender’s Commitment) but only to the extent that the sum of (A) the aggregate Equivalent Amount in U.S. Dollars of the Borrowings made by any non-Defaulting Lender and outstanding at such time, plus (B) such non-Defaulting Lender’s rateable share (after giving effect to the reallocation contemplated herein) of the Defaulting Lender Exposure, does not exceed such non-Defaulting Lender’s Commitment; and

(ii)	if the reallocation described in Section 11.8(d)(i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by any Fronting Lender provide cash collateral in accordance with Section 3.10(l) for any portion for which the reallocation could not be effected, and the provisions of such Section shall apply thereto as if a demand has been made pursuant thereto by each Fronting Lender in respect of each outstanding Letter of Credit.
(e)	So long as any Lender is a Defaulting Lender, a Fronting Lender shall not be required to issue any Letters of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitment of non-Defaulting Lenders in accordance with Section 11.8(d) and participating interests in any such newly issued Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 11.8(d)(i).

(f)	If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of the same, the Agent shall notify the other Lenders and (in accordance with the written direction of the Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of such Obligations equal in total to such Lender’s Lender’s Proportion thereof without regard to Section 11.8(b).
ARTICLE 12
THE AGENT AND THE LENDERS
12.1 Authorization of Agent
          Each Secured Lender irrevocably appoints and authorizes the Agent to exercise such powers, perform such duties, take such actions, make such decisions and determinations and give such consents under the Loan Documents as are required to be exercised, performed, taken, made, given or otherwise carried out by the Agent hereunder or under any other agreement between the Lenders (including, if applicable, other Secured Lenders), together with all powers reasonably incidental thereto. As to any matters not expressly required by this Agreement, the other Loan Documents or by any other agreement between the Lenders (including, if applicable, other Secured Lenders) to be carried out by the Agent, the Agent is not required to exercise any discretion or take or to refrain from taking any action except upon the written instructions of the Majority Lenders. Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to exercise any discretion or to take or to refrain from taking any action in any manner which is contrary to the Loan Documents, to any other agreement between the Lenders (including, if applicable, other Secured Lenders) or to Applicable Law.

12.2 Responsibility of Agent
          The Agent makes no representation or warranty and accepts no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or priority of any of the Loan Documents or any other Secured Document nor with respect to the due execution, legality, validity, sufficiency, enforceability, accuracy or authenticity of any documents, papers, materials or other information furnished by the Borrower (or any other Person, including the Agent or any Loan Party) in connection with the Loan Documents or any other Secured Document, whether provided before or after the date of this Agreement. The Agent shall incur no liability to the Secured Lenders under or in respect of the Loan Documents or any other Secured Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Agent assumes no responsibility for the payment of any of the Obligations or other Secured Obligations by any Loan Party.
12.3 Acknowledgment of Secured Lenders
          Each Secured Lender acknowledges to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, environmental soundness, affairs, status and nature of the Loan Parties and accordingly each Secured Lender confirms to the Agent that it has not relied, and will not hereafter rely on the Agent:
(a)	Information: to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Loan Party or provided in connection with the Loan Documents or any other Secured Document (whether or not such information has been or is hereafter circulated to such Secured Lender by the Agent);

(b)	Performance: to inquire as to the performance by any Loan Party of its obligations under the Loan Documents or any other Secured Document; or

(c)	Credit Review: to assess or keep under review on its behalf the financial condition, creditworthiness, environmental soundness, affairs, status or nature of any Loan Party.
12.4 Rights and Obligations of Each Secured Lender
          The rights and obligations of each Secured Lender under this Agreement are several and no Lender shall be obligated to make Borrowings available to the Borrower in excess of the amount of such Lender’s Commitment. The failure of a Secured Lender to perform its obligations under this Agreement shall neither:
(a)	No Liability to Other Secured Lenders: result in any other Secured Lender incurring any liability whatsoever, provided however that a Lender shall remain liable at all times for the performance of the obligations hereunder of its Affiliate that is a Secured Lender; nor

(b)	No Relief from Obligations: relieve any Loan Party or any other Secured Lender from its respective obligations under any Loan Document or other Secured Document.
          Nothing contained herein or in any other Loan Document or Secured Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Secured Lenders a partnership, joint venture or any other similar entity.

          Each of the Secured Lenders hereby acknowledge that, to the extent permitted by Applicable Law, the remedies provided hereunder to the Secured Lenders are for their benefit collectively and acting together and not severally, and further acknowledge that its rights hereunder are to be exercised not severally but collectively by the Agent upon the decision of the Majority Lenders regardless of whether an Acceleration Notice has been delivered or an Event of Default under Sections 10.1(f) or 10.1(g) has occurred. Notwithstanding any of the provisions contained herein each of the Secured Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Loan Documents including, without limitation, taking (including in respect of its Commitment or any indebtedness or liability owed to it) any action contemplated in Sections 10.2 and 10.5, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority Lenders; provided that notwithstanding the foregoing, if the Agent, having been adequately indemnified against costs and expenses of doing so by the Lenders, shall fail to carry out any such instructions of the Majority Lenders, any Secured Lender may do so on behalf of all Secured Lenders and shall, in so doing, be entitled to the benefit of all protection give the Agent hereunder or elsewhere. If it becomes illegal for any Lender to hold or benefit from the Security over the assets or shares of the Borrower or a Material Subsidiary pursuant to any law of the United States of America, such Lender shall notify the Agent and disclaim any benefit of such Security over the assets or shares of such Borrower or Material Subsidiary to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Security or the Security Interest granted thereunder for the benefit of each of the other Lenders.
12.5 Notice to Secured Lenders
          Unless otherwise specifically dealt with in this Agreement, in the event the Agent delivers a written notice to a Secured Lender requesting advice from such Secured Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Secured Lender does not deliver to the Agent its written consent or objection to such matter:
(a)	where a time period is specified hereunder for the Agent or the Majority Lenders to provide any response, notice or other communication prior to the end of such period; or

(b)	where no such time period is specified hereunder, then within fifteen (15) Business Days of the delivery of such written notice by the Agent to such Secured Lender;
such Secured Lender shall be deemed not to have consented thereto.
12.6 Notices between the Secured Lenders, the Agent and the Borrower
          All notices by the Secured Lenders to the Agent shall be through the Agent’s Branch of Account and all notices by the Agent to a Secured Lender shall be through such Secured Lender’s Branch of Account. All notices or communications between the Borrower and the Secured Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Agent at the Agent’s Branch of Account.
12.7 Agent’s Duty to Deliver Documents Obtained from the Borrower
          The Agent shall promptly, and in any event within five (5) Business Days, deliver to each Lender, at its Branch of Account in hard copy or electronic form, such documents, papers, materials and other information as are furnished by the Borrower to the Agent on behalf of such Lender pursuant to this

Agreement, and the Borrower shall provide the Agent with sufficient copies of all such information for such purpose.
12.8 Arrangements for Borrowings
          The Agent shall promptly give written notice to each Lender at its Branch of Account upon receipt by the Agent of any notice given pursuant to Article 3 or Section 4.3. The Agent shall advise each Lender of the amount, date and details of each Borrowing and of such Lender’s share in each Borrowing. At or before 1 p.m. (Toronto time) on each Drawdown Date, Conversion Date or Rollover Date:
(a)	Loans: each Lender will make available to the Borrower its share of Borrowings by way of Loans by forwarding to the Agent at the Agent’s Account for Payments the amount of Loans required to be made available by such Lender; and

(b)	Bankers’ Acceptances: each Lender will make available to the Borrower its share of Borrowings by way of Bankers’ Acceptances by forwarding to the Agent at the Agent’s Account for Payments:
(i)	if such Lender is to purchase its Bankers’ Acceptances, the amount of the Discount Proceeds in respect of such Bankers’ Acceptances (less the amount of applicable fees payable by the Borrower to such Lender pursuant to Section 5.4); or

(ii)	if such Lender is not to purchase its Bankers’ Acceptances, the discounted proceeds of sale of such Bankers’ Acceptances received by such Lender (less the amount of applicable fees payable by the Borrower to such Lender pursuant to Section 5.4).
12.9 Arrangements for Repayment of Borrowings
(a)	Prior to Demand or Acceleration: Prior to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g), upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Agent on behalf of the Lenders hereunder, the Agent shall pay over to each Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Lender on the same Business Day on which such payment is received by the Agent. If the Agent does not remit any such payment to a Lender on the same Business Day as such payment is received by the Agent, the Agent shall pay interest thereon to such Lender until the date of payment at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice in respect of deposits of amounts comparable to the amount of such payment which are received by the Agent at a time similar to the time at which such payment is received by the Agent.

(b)	Subsequent to Acceleration: Following delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g), the Secured Lenders shall share any payments subsequently received in accordance with Section 10.7.
12.10 Repayment by Lenders to Agent
(a)	Where the Borrower Fails to Pay: Unless the Agent has been notified in writing by the Borrower at least one (1) Business Day prior to the date on which any payment to be made by such Borrower hereunder is due that such Borrower does not intend to remit such payment, the

Agent may (but shall not be obligated to), in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to the amount of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

(b)	Where a Lender Fails to Pay: Unless the Agent has been notified in writing by a Lender at least one (1) Business Day prior to a Drawdown Date, Conversion Date or Rollover Date that such Lender does not intend to make available the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date, Conversion Date or Rollover Date, the Agent may, in its discretion, assume that such Lender has remitted funds to the Agent in an amount equal to the amount required to be made available by such Lender pursuant to this Agreement and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date, Conversion Date or Rollover Date an amount equal to the amount required to be made available by such Lender pursuant to this Agreement. If a Lender does not in fact remit such funds to the Agent and, if the Agent has provided funds to the Borrower on behalf of such Lender, the Agent shall promptly notify such Lender and such Lender shall forthwith remit such funds to the Agent, failing which the Borrower shall within two (2) Business Days repay to the Agent (without prejudice to the Borrower’ rights against such Lender) the amount made available by the Agent on behalf of such Lender, in each case together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender or the Borrower, as the case may be) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.
12.11 Adjustments Among Lenders
(a)	Adjustments to Outstanding Borrowings: Each Lender agrees that, on and after the Adjustment Time, it will at any time and from time to time upon the request of the Agent as required by any other Lender purchase portions of the Borrowings and make any other adjustments which may be necessary or appropriate, in order that amounts which remain outstanding under this Agreement to each Lender are thereafter outstanding, as adjusted pursuant to this Section 12.11, in the same proportion as the Lender’s Proportion of the Total Commitment.

(b)	Application of Payments: The Secured Lenders agree that, on and after the Adjustment Time, the amount of any repayment made by the Borrower under, and the amount of any proceeds from the exercise of any rights or remedies of the Agent and the Secured Lenders under the Loan Documents or any other Secured Document will, subject to Section 10.7, be applied in a manner so that to the extent possible the amount of Secured Obligations of each Secured Lender which remain outstanding after giving effect to such application will be in the same proportion as its Lender’s Proportion of the aggregate Secured Obligations of all Secured Lenders.

(c)	Receipt of Payments other than Secured Obligations: Notwithstanding anything contained in this Section 12.11, there shall not be taken into account for the purposes of computing any amount payable to a Secured Lender pursuant to this Section 12.11, any amount which such Secured Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by a Loan Party to such Secured Lender other than on account of Secured Obligations; provided that, if at any time a Secured Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by a Loan Party on account of Secured Obligations, such payments will be applied in accordance with Section 10.7; and provided further that the provisions of this Section 12.11(c) shall not apply to a Swap Lender which sets off amounts owing by a Loan Party to such Swap Lender under a Lender Swap against amounts owing by such Swap Lender (including, for clarity, its Affiliates) to a Loan Party under any Lender Swap entered into between such parties.
To the extent that a Secured Document is entered into by an Affiliate of a Lender, that Lender shall cause such Affiliate to comply with the provisions of this Section 12.11, and such obligation shall survive such Lender ceasing to be a Lender hereunder.

(d)	Further Assurances: The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Secured Lenders pursuant to this Section 12.11 but shall incur no increased indebtedness, in aggregate, by reason thereof.
12.12 Lenders’ Consents to Waivers, Amendments, etc.
(a)	Unanimous Consent of Lenders: Any waiver of or any amendment to a provision of the Loan Documents which relates to:
(i)	a change in the types of Borrowings or interest periods relating thereto, a decrease in the Applicable Margin or the Standby Fee Rate, a change in pro rata Lender provisions relating to advances or repayments of Borrowings, or a change in notice periods or the amount of any payments payable by the Borrower to any Lender under this Agreement including any waiver of the time of payment thereof;

(ii)	an increase or decrease in the Commitment of any Lender other than as provided for herein;

(iii)	a change in the definition of “Majority Lenders” or “Maturity Date”;

(iv)	any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of all of the Lenders, rather than the consent or agreement of “the Lenders” or the “Majority Lenders” or the “Agent”;

(v)	the provisions of this Section 12.12;

(vi)	an Event of Default under Section 10.1(a); or

(vii)	any release or material modification of the Loan Party Guarantee or the Security, except as provided by Section 6.8, Section 6.9 or the applicable provisions of the Loan Party Guarantee or the Security;
shall bind the Secured Lenders if such waiver or amendment is agreed to in writing by all of the Lenders.

(b)	Majority Consent: Subject to Section 12.12(a), Section 12.12(c) and Section 12.12(d) and except as otherwise provided in the Loan Documents, any waiver, consent to or amendment to any provision of the Loan Documents and any action, consent or other determination in connection with the Loan Documents shall bind all of the Secured Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

(c)	Agent’s Consent: Any waiver, consent to or amendment to any provision of the Loan Documents which relates to the rights or obligations of the Agent shall require the agreement of the Agent thereto.

(d)	Fronting Lender’s Consent: Any waiver, consent to or amendment to any provision of the Loan Documents which relates to the rights or obligations of a Fronting Lender shall require the agreement of such Fronting Lender thereto.
12.13 Reimbursement of Agent’s Expenses or Lender’s Costs
          Each Secured Lender agrees that it will indemnify the Agent for its Lender’s Proportion of any and all costs, expenses and disbursements (including, without limitation, those costs and expenses referred to in Section 11.1) which may be incurred or made by the Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Agent for any such costs, expenses or disbursements for which the Agent is not promptly reimbursed at any time by the Borrower. The Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Secured Lender under the Loan Documents or any other Secured Document until it has been so reimbursed.
12.14 Reliance by Agent on Notices, etc.
          The Agent shall be entitled:
(a)	Reliance on Written Documents: to rely upon any writing, letter, written notice, certificate, telex, facsimile copy, cable, statement, order or other document believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons; and

(b)	Reliance on Legal Advice: with respect to legal matters, to act upon advice of legal advisors selected by the Agent concerning all matters pertaining to the Loan Documents and any other Secured Document and the Agent’s duties thereunder;
and the Agent shall assume no responsibility and shall incur no liability to the Borrower or any Secured Lender by reason of relying on any such document or acting on any such advice.
12.15 Relations with Borrower
          Except for the transactions provided for in this Agreement, each Secured Lender may deal with the Borrower and any other Loan Party in all transactions and generally do any banking business with or provide any financial services to the Borrower and any other Loan Party without having any liability to account to the other Secured Lenders therefor. Where any Secured Lender is the Agent, with respect to its Commitment and Lender’s Proportion, such Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

12.16 Successor Agent
          The Agent shall resign if at any time it is no longer a Lender hereunder by reason of an assignment of its rights and obligations under this Agreement and the Loan Documents pursuant to Section 13.1 and, in such event, it shall provide thirty (30) days prior written notice of any such intended assignment to each of the Lenders and the Borrower. The Agent may resign at any time by giving thirty (30) days prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the remaining Lenders, or other Secured Lenders if there are then no Lenders (the “Remaining Lenders”), shall have the right to appoint a successor agent, subject to the approval of the Borrower, such approval not to be unreasonably withheld. Any successor agent appointed under this Section 12.16 shall be a Lender which has offices in Calgary, Alberta or Toronto, Ontario. If no successor agent shall have been appointed by the Remaining Lenders and shall have accepted such appointment within thirty (30) days after the retiring agent’s giving of notice of resignation, then the retiring agent may, on behalf of the Lenders, or other Secured Lenders if there are then no Lenders, appoint a successor agent, subject to the approval of the Borrower, such approval not to be unreasonably withheld. Upon the acceptance of any appointment as Agent by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent as Agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement as Agent. After any retiring agent’s resignation or removal hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders, or other Secured Lenders if there are then no Lenders, in respect of any actions taken or omitted to be taken by the retiring agent while it was acting as the Agent.
12.17 Indemnity of Agent
          Each Secured Lender hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) as to its Lender’s Proportion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the other Secured Documents or any action taken or omitted by the Agent under or in respect thereof; provided that the Secured Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Secured Lender agrees to reimburse the Agent promptly upon demand for its Lender’s Proportion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Secured Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents and other Secured Documents, but only to the extent that the Agent is not reimbursed for such expenses by the Borrower.
12.18 Sharing of Information
          The Borrower authorizes the Agent and each other Secured Lender to share among each other and with any successor, assignee, or any potential assignee, any information possessed by it regarding a Loan Party or the Loan Documents or the other Secured Documents.
12.19 Amendment to this Article 12
          Save and except for the provisions of Sections 12.16 and 12.17, the provisions of this Article 12 may be amended or added to, from time to time, without the agreement of the Borrower provided such amendment or addition does not adversely affect the rights of the Borrower hereunder or increase, in the aggregate, the liabilities of the Borrower hereunder. A copy of the instrument evidencing such amendment or addition shall be forwarded by the Agent to the Borrower as soon as practicable following the execution thereof; provided that after an Event of Default a failure to do so by the Agent shall not render it liable in damages to the Borrower.
12.20 The Agent and Defaulting Lenders
(a)	Each Defaulting Lender shall be required to provide to the Agent cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all obligations of such Defaulting Lender to the Agent that are owing or may become owing pursuant to this Agreement, including such Defaulting Lender’s obligation to pay its Lender’s Proportion of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more cash collateral accounts, which accounts shall be in the name of the Agent and shall not be required to be interest bearing. The Agent shall be entitled to apply the foregoing cash in accordance with Section 12.17, in the case of amounts owing to the Agent.

(b)	In addition to the indemnity and reimbursement obligations noted in Section 12.17, the Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably according to their respective Lender’s Proportion (and in calculating the Lender’s Proportion of a Lender, ignoring the Commitments of Defaulting Lenders) any amount that a Defaulting Lender fails to pay the Agent and which is due and owing to the Agent pursuant to Section 12.17. Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender and which would otherwise be payable by the Defaulting Lender.

(c)	The Agent shall be entitled to set off any Defaulting Lender’s Proportion of all payments received from the Borrower against such Defaulting Lender’s obligations to make payments and fund Accommodations required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. To the extent permitted by law, the Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent and due to a Defaulting Lender pursuant to this Agreement, for so long as such Lender is a Defaulting Lender, which amounts shall be used by the Agent:
(i)	first, to reimburse the Agent for any amounts owing to it, in its capacity as Agent, by such Defaulting Lender pursuant to any Loan Document;
(ii)	second, to repay on a pro rata basis the incremental portion of any Accommodations made by a Lender pursuant to Section 11.8 in order to fund a shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Accommodations;
(iii)	third, to cash collateralize all other obligations of such Defaulting Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion, including such Defaulting Lender’s obligation to pay its Lender’s Proportion of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower; and

(iv)	fourth, to fund from time to time the Defaulting Lender’s Proportion of Secured Obligations.
(d)	For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Secured Lender (including a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.
ARTICLE 13
SUCCESSORS AND ASSIGNS, JUDGMENT CURRENCY AND CONFIDENTIAL
INFORMATION
13.1 Successors and Assigns
(a)	Assignments: The Borrower may not assign its rights or obligations hereunder without the prior written consent of all of the Lenders. If an Event of Default has occurred and is continuing, a Lender may, at the Borrower’s cost and expense, with the prior consent of the Agent and each Fronting Lender (such consents not to be unreasonably withheld) and upon payment to the Agent by the assigning Lender of U.S. $3,500 but without the Borrower’s consent, assign in whole or in part their rights and obligations under this Agreement and the other Loan Documents to any assignee. If no Event of Default has occurred, a Lender may, at its sole cost and expense, with the prior consent of the Agent, the Borrower and each Fronting Lender (such consents not to be unreasonably withheld) and upon payment to the Agent by the assigning Lender of U.S. $3,500, assign in whole or in part their rights and obligations under this Agreement and the other Loan Documents to a lending institution provided any increased cost arising solely as a result of the residency of such lending institution will be an obligation of such Lender. Assignments must be in a minimum amount of U.S. $5,000,000 and in increments of U.S. $1,000,000 thereafter except in the case of an assignment of a Lender’s entire Commitment and, if an assignment is not of a Lender’s entire Commitment, such Lender must thereafter retain for its own account a minimum Commitment of U.S. $5,000,000. Notwithstanding the foregoing and without the consent of the Borrower or the Agent or the payment of the aforementioned U.S. $3,500, a Lender may, at any time, assign all or any part of its Commitment to an affiliate of the Lender or to an Approved Fund provided that any increased cost arising solely as a result of the residency of such affiliate or Approved Fund will be an obligation of such Lender and provided that, in the case of an assignment to an Approved Fund, the Lender remains responsible for, and is not released from, any and all funding obligations hereunder of such Lender. Upon any assignment by a Lender to an assignee permitted by this Section 13.1(a) (a “Permitted Assignee”) in accordance with the provisions of this Section 13.1(a), such Lender shall cause such Permitted Assignee to be substituted for such Lender in respect of the whole or any part of its rights and obligations under the Loan Documents which are so assigned by the execution of a Lender Transfer Agreement and such Lender shall, as of the effective date thereof but subject to the provisions of the immediately prior sentence with respect to an assignment to an Approved Fund, be released from their obligations to the Borrower hereunder arising subsequent to such date to the extent thereof. Any such assignment prior to the occurrence of an Event of Default which is continuing shall not increase, in aggregate, the liabilities of the Borrower hereunder including without limitation under Section 7.3.

(b)	Participations: The Borrower agrees that a Lender may, with the prior consent of the Agent and the Borrower (such consents not to be unreasonably withheld), sell or agree to sell a participation (a “Participation”) to a third party (a “Participant”) in all or any part of any Borrowings made or Accommodations to be made by it; provided that upon the sale of any such Participation, the Participant purchasing such Participation shall not have any rights under any of the Loan Documents and the Borrower shall not have any obligations to such Participant, and all amounts payable by the Borrower under this Agreement shall be determined pursuant to this Agreement solely as between such Lender and the Borrower as if such Lender had not sold or agreed to sell such Participation and the assigning Lender and such Participant shall be solely responsible for any increased cost arising as a result of the residency of such Participant. Notwithstanding the foregoing and without the consent of the Borrower or the Agent, a Lender may, at any time, sell a participation in all or any part of any Borrowings made or Accommodations to be made by it to an affiliate of the Lender; provided any increased cost arising solely as a result of the residency of such affiliate will be an obligation of such Lender.

(c)	Rights and Obligations of a Lender on a Participation: Notwithstanding anything herein to the contrary, the sale by a Lender of a Participation to a Participant shall not affect the Lender’s Proportion of such Lender nor otherwise alter the obligations of such Lender to the Borrower pursuant to this Agreement and such Lender shall continue to perform fully all of their obligations to the Borrower under this Agreement pursuant to the terms hereof, regardless of any failure to perform by any Participant or any other term, condition or event relating to any Participation. Any Participant’s rights against such Lender and obligations in favour of such Lender in respect of such Participation shall be those set forth in any agreement executed by such Lender in favour of any such Participant relating thereto.
13.2 Judgment Currency
          If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For such purpose, “rate of exchange” means the spot rate at which the Agent, on the relevant date at or about noon (Toronto time), would be prepared to sell a similar amount of such currency in Toronto, Ontario against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section 13.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.
13.3 Secured Lenders
          If any Secured Lender (or its Affiliate, if such Secured Lender is not a Lender) for any reason ceases to be a Lender, such Secured Lender shall continue to be bound by and entitled to the benefit of the terms and conditions hereof in such capacity and entitled to the benefit of the Loan Party Guarantee and the Security until such time as it receives payment of all Secured Obligations owing to it by any Loan Party at the time it (or such Affiliate, if applicable) ceased to be a Lender, with the exception of any indemnities of, or in favour of, such Secured Lender hereunder existing at that time and which shall survive such termination, provided that for greater certainty, it shall not be entitled to the benefit of this Agreement, the Loan Party Guarantee or the Security in respect of any amounts advanced by it or transactions entered into after it ceased to be a Lender.
13.4 Exchange and Confidentiality of Information
          Each of the Secured Lenders and the Agent acknowledge the confidential nature of the financial, operational and other information, reports and data provided and to be provided to them by the Loan Parties pursuant to this Agreement and the other Loan Documents (the “Information”) and agrees to hold the Information in confidence and shall not discuss or disclose or allow access to, or transfer or transmit the Information to any Person, provided however that:
(a)	each of the Secured Lenders and the Agent may disclose all or any part of the Information if, in its reasonable opinion, such disclosure is required by any Applicable Law, to the extent of such requirement, or is required in connection with any actual or threatened judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement, provided that in any such circumstance the Secured Lenders and Agent, as soon as reasonably practicable and unless prohibited by Applicable Law, shall advise the Borrower of their obligation to disclose such Information in order to enable the Borrower, if it so chooses, to attempt to ensure that any such disclosure is made on a confidential basis;

(b)	each of the Secured Lenders and the Agent may disclose all or any part of the Information to any regulatory body to which it is subject, to the extent such disclosure is, in the reasonable opinion of such Lender or Agent, required including without limitation to the Office of the Superintendent of Financial Institutions or similar body;

(c)	each of the Secured Lenders and the Agent may disclose Information to each other and to any Permitted Assignees or participants or any actual or prospective counterparty to any securitization, swap or derivative transaction relating to the Loan Parties and the Borrowings and, in each case, to their respective counsel, agents, employees and advisors; provided that in the case of a participant or any counterparty, the participant or counterparty, as applicable, has provided the Agent or the applicable Lender, in the case of a participant, or the Borrower and the Agent, in the case of a counterparty, with the written agreement referred to in Section 13.4(d) and, in the case of any such counsel, agents, employees and advisors, the Agent or the applicable Lender shall advise such Person of the confidential nature of the Information;

(d)	each of the Lenders and the Agent may disclose and discuss the Information with credit officers of any potential Permitted Assignees for the purposes of assignment pursuant to Section 13.1 or any participant for the purposes of a participation or any actual or prospective counterparty for the purposes of any securitization, swap or derivative transaction as described in (c) above; provided that such potential Permitted Assignee or participant or counterparty shall have, for the benefit of the Borrower, previously provided to the Agent or such Lender, in the case of a participant, or the Borrower and the Agent, in the case of a counterparty, as the case may be, its written agreement to hold the Information under the same obligations of confidentiality as set forth in this Section 13.4 at all times prior to and, if applicable, after becoming a Permitted Assignee or participant or counterparty;

(e)	each of the Secured Lenders and the Agent may disclose all or any part of the Information so as to enable such Lender or the Agent to initiate any lawsuit against any Loan Party or to defend any lawsuit commenced by any Loan Party with respect to or arising from the Loan Documents or the other Secured Documents, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defense of such lawsuit; and

(f)	each of the Secured Lenders and the Agent may disclose Information to any Person with the prior written consent of the Borrower.
          Notwithstanding the foregoing, “Information” shall not include any such information:
(g)	which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a Permitted Assignee or participant or other Person referred to in this Section 13.4) or which has been made readily available to the public by a Loan Party;

(h)	which the Agent or any Secured Lender can show was, prior to receipt thereof from a Loan Party, lawfully in the Agent’s or such Lender’s possession and not then subject to any obligation on its part to or for the benefit of a Loan Party to maintain confidentiality; or

(i)	which the Agent or any Secured Lender received from a third party, prior to receipt thereof from a Loan Party, which was not, to the knowledge of the Agent or such Lender after due enquiry, subject to a duty of confidentiality to or for the benefit of a Loan Party at the time the Information was so received.
ARTICLE 14
MISCELLANEOUS
14.1 Severability
          Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.
14.2 Failure to Act
          No failure, omission or delay on the part of the Agent or any Secured Lender in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
14.3 Waivers
          No breach of any of the provisions of any of the Loan Documents may be waived or discharged verbally; any such waiver or discharge may only be made by way of an instrument in writing signed by the Agent (on behalf of the Lenders or the Majority Lenders, as applicable), and, if required by the Agent, the Loan Parties, and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given. Any such waiver or discharge which affects the rights of the Agent may only be made by way of an instrument in writing signed by the Agent.

14.4 Amendments
          No provision of the Loan Documents may be amended verbally and any such amendment may only be made by way of an instrument in writing signed (subject to Section 12.19) by the Borrower, the Agent and the Lenders required by Section 12.12. Any amendment agreed to by a Lender shall bind such Lender (and its Affiliate) in its capacity as a Lender and a Secured Lender.
14.5 Notice
          Except as otherwise expressly provided herein, all notices, advices, requests and demands hereunder shall be in writing (including facsimile transmissions) and shall be given to or made upon the respective parties hereto at the address set forth opposite their names on the signature pages hereto or on Schedule A hereto, as applicable, or at such other address as any party shall designate for itself. All notices shall be effective upon actual receipt. All notices to the Agent shall be given to the Agent at the Agent’s Branch of Account.
          Notices and other communications to the Secured Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Secured Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Agent otherwise prescribes:
(a)	notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and

(b)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient as its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
14.6 Whole Agreement
          This Agreement together with the other Loan Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Loan Documents.
14.7 Governing Law
          The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Alberta and of Canada applicable therein. There shall be no application of any conflict of law or other rules which would result in any laws other than internal laws in force in the Province of Alberta applying to this

Agreement. The parties hereto do hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or by any thereof, without prejudice to the rights of the Agent or any Secured Lender to take proceedings in other jurisdictions.
14.8 Term of Agreement and Survival
          This Agreement and all covenants, undertakings, agreements, representations and warranties shall continue and survive until the termination of all Secured Documents such that thereafter there is not nor can there be any Borrowings or other Secured Obligations arising under any Secured Document, with the exception of the indemnities provided in Section 11.6 which shall survive any such termination.
14.9 Time of Essence
          Time shall be of the essence of this Agreement.
14.10 Anti-Money Laundering Legislation
(a)	The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, the United States or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or unitholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee of a Secured Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence; and (ii) notify the recipient of any such information of any changes thereto.

(b)	Each of the Secured Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any other Loan Party or any authorized signatories of the Borrower or any other Loan Party on behalf of any Secured Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any other Loan Party or any such authorized signatory in doing so.
14.11 Conflict with Other Documents
          In the event there is a conflict or inconsistency as to any matter between the provisions hereof and the provisions of any other Loan Document or Secured Document, the provisions of this Agreement shall prevail to the extent of such conflict or inconsistency; provided, however, that for the purposes of this Section 14.11 there shall not be considered to be a conflict or inconsistency between any provision hereof and any provision of any other Loan Document or Secured Document merely because such Loan Document or Secured Document does, and this Agreement does not, deal with the particular matter.

14.12 Saskatchewan Legislation
          The Land Contracts (Actions) Act of the Province of Saskatchewan shall have no application to any action, as defined in The Land Contracts (Actions) Act with respect to this Agreement or the other Loan Documents or Secured Documents and The Limitation of Civil Rights Act of the Province of Saskatchewan shall have no application to this Agreement or the other Loan Documents or Secured Documents. The Borrower agrees that the provisions of both The Land Contracts (Actions) Act (Saskatchewan) and The Limitation of Civil Rights Act (Saskatchewan) are hereby waived.
14.13 Counterpart Execution
          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date and year first above written.
ADDRESSES FOR NOTICES:

Borrower:
4200, 150 6 Avenue SW
Calgary, AB T2P 3Y7
Attention: Vice President Finance (with a copy to the General Counsel)
Facsimile: (403) 264-0251

PRECISION DRILLING CORPORATION

Per:	/s/ Joanne Alexander

	Name:	Joanne Alexander
	Title:	Vice President, General Counsel and Corporate Secretary

Per:	/s/ Robert McNally

	Name:	Robert McNally
	Title:	Executive Vice President and Chief Financial Officer

Agent:
Royal Bank of Canada
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023

ROYAL BANK OF CANADA, as Agent

Per:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

Per:
Name:
Title:

ROYAL BANK OF CANADA, as Lender

Per:	/s/ Debra Giles
Name: Debra Giles
Title: Authorized Signatory

Per:
Name:
Title:

CREDIT SUISSE AG, TORONTO BRANCH, as Lender

Per:	/s/ Alain Daoust
Name: Alain Daoust
Title: Director

Per:	/s/ Steve W. Fuh
Name: Steve W. Fuh
Title: Vice President

WELLS FARGO BANK, N.A., as Lender

Per:	/s/ C. David Allman
Name: C. David Allman
Title: Director

THE TORONTO-DOMINION BANK, as Lender

Per:	/s/ Loretta Palandri

	Name:	Loretta Palandri
	Title:	Associate Vice President
Commercial National Accounts

Per:	/s/ Rahul Baswan

	Name:	Rahul Baswan, Analyst
	Title:	Commercial National Accounts

HSBC BANK CANADA, as Lender

Per:	/s/ Greg Gannett
Name: Greg Gannett
Title: Director

Per:	/s/ Vivek Varma
Name: Vivek Varma
Title: Associate Director

EXPORT DEVELOPMENT CANADA, as Lender

Per:	/s/ David Kneebone
Name: DAVID KNEEBONE
Title: FINANCING MANAGER

Per:	/s/ Christiane De Billy
Name: CHRISTIANE DE BILLY
Title: FINANCING MANAGER

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

Per:	/s/ James K.G. Campbell
Name: James K.G. Campbell
Title: Senior Vice President

Per:
Name:
Title:

MORGAN STANLEY BANK, N.A., as Lender

Per:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

DEUTSCHE BANK AG, CANADA BRANCH, as Lender

Per:	/s/ Rod O’hara
Name: ROD O’HARA
Title: DIRECTOR

Per:	/s/ Renate Engel
Name: Renate Engel
Title: Assistant Vice President

ALBERTA TREASURY BRANCHES, as Lender

Per:	/s/ Wes Jardine
Name: Wes Jardine
Title: Director

Per:	/s/ Derek Zhao
Name: Derek Zhao
Title: Associate Director

CANADIAN WESTERN BANK, as Lender

Per:	/s/ John Plant
Name: John Plant
Title: AVP, Energy Lending

Per:	/s/ Duncan Levy
Name: Duncan Levy
Title: Manager, Energy Lending

THE BANK OF NOVA SCOTIA, as Lender

Per:	/s/ Andrew Kellock
Name: Andrew Kellock
Title: Director

Per:	/s/ Jeff Cebryk
Name: Jeff Cebryk
Title: Director

SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as Lender

Per:	/s/ Alfred Lee
Name: Alfred Lee
Title: Senior Vice President

Per:
Name:
Title:

Schedule A to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
COMMITMENTS AND ADDRESSES

FRONTED LC
Lender	COMMITMENT	COMMITMENT
Royal Bank of Canada	U.S. $66,666,667	U.S. $65,000,000
Suite 3900, 888 – 3rd Street S.W.
Calgary, Alberta
T2P 5C5

Attention: Director
Fax No.: (403) 292-3234

Credit Suisse AG, Toronto Branch 1 First Canadian Place, Suite 2900 P.O. Box 301 Toronto Ontario M5X 1C9	U.S. $66,666,667 for Letters of Credit other than documentary letters of credit)	U.S. $65,000,000

Attention: Director Fax No.: (416) 352-4576	Nil for Letters of Credit constituting documentary letters of credit.

Wells Fargo Bank, N.A.	U.S. $66,666,666	U.S. $50,000,000
9th Floor, 1000 Louisiana Street
Houston, Texas 77002

Attention: Manager
Fax No.: (713) 739-1087

The Toronto-Dominion Bank	Nil	U.S. $50,000,000
Suite 910, 333 – 7th Avenue S.W.
Calgary, Alberta
T2P 2Z1

Attention: Senior Manager

Fax No.: (403) 292-1317

FRONTED LC
Lender	COMMITMENT	COMMITMENT
HSBC Bank Canada	Nil	U.S. $50,000,000
8th Floor, 407 – 8th Avenue S.W.
Calgary, Alberta
T2P 1E5

Attention: Corporate & Institutional Banking
Fax No.: (403) 693-8616

Export Development Canada	Nil	U.S. $40,000,000
151 O’Connor Street
Ottawa, Ontario
K1A 1K3

For Administrative matters:
Attention: Loan Services
Fax No.: (613) 598-2514
For credit related matters:
Attention: Asset Management
Fax No.: (613) 598-3186

Bank of America, N.A., Canada Branch	Nil	U.S. $40,000,000
2620, 255 – 5th Avenue S.W.
Calgary, Alberta
T2P 3G6

Attention: Senior Vice President
Fax No.: (403) 237-7372

Morgan Stanley Bank, N.A.	Nil	U.S. $40,000,000
One Utah Center
201 South Main Street, 5th Floor
Salt Lake City, Utah
84111

Attention: Documentation Team
Fax No.: (718) 233-0967

Deutsche Bank AG, Canada Branch	Nil	U.S. $30,000,000
60 Wall Street
New York, NY 10005

Fax No.: (212) 797-4872

FRONTED LC
Lender	COMMITMENT	COMMITMENT
Alberta Treasury Branches	Nil	U.S. $30,000,000
600, 444 – 7th Avenue S.W.
Calgary, Alberta
T2P 0X8

Attention: Director, Energy
Fax No.: (403) 974-5784

Canadian Western Bank	Nil	U.S. $30,000,000
606 – 4th Street S.W.
Calgary, Alberta
T2P 1T1

Attention: Vice President
Fax No.: (403) 264-1619

The Bank of Nova Scotia	Nil	U.S. $30,000,000
2000, 700 – 2nd Street S.W.
Calgary, Alberta
T2P 2W1

Attention: Director
Fax No.: (403) 221-6497

Sumitomo Mitsui Banking Corporation of Canada	Nil	U.S. $30,000,000
Suite 1400, Ernst & Young Tower,
Toronto-Dominion Centre, P.O. Box 172,
222 Bay Street
Toronto Ontario
M5K 1H6

Attention: Senior Vice President
Fax No.: (416) 367-3565

Total	U.S. $200,000,000	U.S. $550,000,000

Schedule B to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
BORROWING / REPAYMENT NOTICE
Date:
Royal Bank of Canada, as Agent
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Dear Sirs:
Re: PRECISION DRILLING CORPORATION
We refer to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower, and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement. The undersigned are officers of Precision Drilling Corporation and are authorized to make and deliver this notice pursuant to the Credit Agreement.
1.	We hereby give notice of [our request for an Accommodation pursuant to Section 3.6/repayment of a Borrowing pursuant to Section 3.11] of the Credit Agreement particulars of which are as follows:
(a)	[Drawdown/Repayment] Date:

(b)	Amount:

(c)	Nature of [Accommodation/Borrowing to be repaid]:

(d)	Libor Interest Period (only applicable to Libor loans):

(e)	Term (only applicable to Bankers’ Acceptances):

(f)	Payment Instructions (if any):
2.	[If applicable] We hereby request that the Lenders purchase Bankers’ Acceptances at the applicable Discount Rate.

B-2
3.	[If applicable — when Lenders not purchasing Bankers’ Acceptances] We will forward a Notice of Borrowing by way of Bankers’ Acceptance in the form of Schedule E to the Credit Agreement on [the Drawdown Date].

4.	[If applicable — when Lenders are purchasing Bankers’ Acceptance] Please forward the funding particulars with respect to the Bankers’ Acceptance on [the Drawdown Date].

5.	[If applicable — The details with respect to the requested Letter of Credit, including the Fronting Lender and any appropriate forms of certificates and demand notices are [provide details]].

6.	[For an Accommodation only:] All of the representations and warranties of Borrower deemed to be made by the Borrower pursuant to Section 2.2 of the Credit Agreement are true and correct in all respects on the date hereof.

7.	[For an Accommodation only:] There exists no Default or Event of Default on the date hereof.

Yours very truly,

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Schedule C to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
ROLLOVER NOTICE
Date:
Royal Bank of Canada
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Dear Sirs:
Re: PRECISION DRILLING CORPORATION
We refer to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower, and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement. The undersigned are officers of Precision Drilling Corporation and are authorized to make and deliver this notice pursuant to the Credit Agreement.
1.	This Rollover Notice is delivered to you pursuant to Section 3.14 of the Credit Agreement.

2.	We hereby request a Rollover as follows:
(a)	Rollover Date:

(b)	Amount of Rollover:

(c)	Bankers’ Acceptances or Libor Loan:

(d)	Libor Interest Period (only applicable to Libor Loans):

(e)	Term (only applicable to Bankers’ Acceptances):
3.	[If applicable] We hereby request that the Lenders purchase Bankers’ Acceptances at the applicable Discount Rate.

4.	[If applicable — when Lenders not purchasing Bankers’ acceptances] We will forward a Notice of Borrowing by way of Bankers’ Acceptance in the form of Schedule E to the Credit Agreement on [the Rollover Date].

C-2
5.	[If applicable — when Lenders are purchasing Bankers’ Acceptance] Please forward the funding particulars with respect to the Bankers’ Acceptance on [the Rollover Date].

6.	[If applicable] Please extend the maturity of the following Letter of Credit [provide details].

7.	There exists no Default or Event of Default on the date hereof.

Yours very truly,

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Schedule D to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
CONVERSION NOTICE
Date:
Royal Bank of Canada, as Agent
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Dear Sirs:
Re: PRECISION DRILLING CORPORATION
We refer to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower, and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement. The undersigned are officers of Precision Drilling Corporation and are authorized to make and deliver this notice pursuant to the Credit Agreement.
1.	This Conversion Notice is delivered to you pursuant to Section 3.13 of the Credit Agreement.

2.	We hereby request a Conversion as follows:
(a)	Conversion Date:

(b)	Type of Borrowing to be Converted from:

(c)	Amount of Borrowing to be converted:

(d)	Type of Borrowing to be Converted to:

(e)	Libor Interest Period (only applicable to portion Converted to or not Converted from a Libor Loan):

(f)	Term (only applicable to portion Converted to or not Converted from Bankers’ Acceptances):
3.	[If applicable] We hereby request that the Lenders purchase Bankers’ Acceptances at the applicable Discount Rate.

D-2
4.	[If applicable — when Lenders not purchasing Bankers’ Acceptances] We will forward a Notice of Borrowing by way of Bankers’ Acceptance in the form of Schedule E to the Credit Agreement on [the Conversion Date].

5.	[If applicable — when Lenders are purchasing Bankers’ Acceptance] Please forward the funding particulars with respect to the Bankers’ Acceptance on [the Conversion Date].

6.	There exists no Default or Event of Default on the date hereof.

Yours very truly,

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Schedule E to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
NOTICE OF BORROWING BY WAY OF BANKERS’ ACCEPTANCE
Date:
Royal Bank of Canada, as Agent
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Dear Sirs:
We refer to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower, and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement. The undersigned are officers of Precision Drilling Corporation and are authorized to make and deliver this notice pursuant to the Credit Agreement.
In accordance with Section 3.6, 3.13 or 3.14 of the Credit Agreement, we confirm our instructions regarding the issuance of the following Bankers’ Acceptances for value on                     .
Each should be dated so as to mature on                     , resulting in a term of                      days.
Particulars in respect of such Bankers’ Acceptances are as set out in Exhibit 1 attached hereto.
We hereby confirm that each condition precedent referred to in Section 8.2 of the Credit Agreement will be satisfied on the [Drawdown Date/Conversion Date/Rollover Date].

Yours very truly,

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

E-2
Exhibit 1 to Notice of Borrowing by way of Bankers’ Acceptances
CONFIRMATION OF BANKERS’ ACCEPTANCES FUNDING DETAILS

	Royal Bank of	Credit Suisse AG,
Name of Lender	Canada	Toronto Branch	•	•
Amount
Discount Rate
Price
Discount Proceeds
Acceptance Fee
Net Proceeds
Purchaser
Term

Note: if any Non-Acceptance Lenders include particulars of BA Equivalent Advance

Schedule F to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
COMPLIANCE CERTIFICATE
I,                                         , of the City of Calgary, in the Province of Alberta, hereby certify as follows:
1.	I am the [insert title of senior officer] of Precision Drilling Corporation;

2.	This Certificate applies to the [Fiscal Year/Fiscal Quarter] ending ;

3.	I am familiar with and have examined the provisions of the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower (the “Borrower”) and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”), and have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and its agents as I have deemed necessary for purposes of this Certificate;

4.	Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement;

5.	No Default or Event of Default exists;

6.	As of the last day of the above referenced [Fiscal Quarter/Fiscal Year], the Consolidated Senior Debt to EBITDA Ratio was , and attached hereto are the detailed particulars of the manner in which such ratio was calculated;

7.	As of the last day of the above referenced [Fiscal Quarter/Fiscal Year], the Consolidated Total Debt to EBITDA Ratio was , and attached hereto are the detailed particulars of the manner in which such ratio was calculated;

8.	As of the last day of the above referenced [Fiscal Quarter/Fiscal Year], the Consolidated Interest Coverage Ratio was , and attached hereto are the detailed particulars of the manner in which such ratio was calculated;

9.	The current credit rating in respect of the Borrower from S&P is and from Moody’s is ;

10.	Attached hereto is a current listing of all Subsidiaries of the Borrower, showing the percentage of capital stock owned by each Loan Party and its jurisdiction of organization;

11.	The only Secured Documents currently in effect are as follows [revise as necessary]:
•	the Credit Agreement;

F-2
•	ISDA Master Agreement dated May 15, 2009 (as amended from time to time) between the Borrower and RBC and any Lender Swaps entered into thereunder from time to time;

•	operating facility letter agreement dated November 17, 2010 (as amended from time to time) between the Borrower and RBC currently providing for Cdn. $25,000,000 in credit facilities to the Borrower;

•	operating facility letter agreement dated May 27, 2010 (as amended from time to time) between Precision Drilling Oilfield Services Corporation (“PDOSC”) and Wells Fargo Bank, N.A. currently providing for U.S. $15,000,000 in credit facilities to PDOSC;

•	centralized banking agreement dated December 23, 2008 (as amended from time to time) between the Borrower, certain of its Subsidiaries and RBC.
Copies of any Secured Documents not previously provided to the Agent are attached; and

12.	This Certificate is given by the undersigned officer in his or her capacity as an officer of the Borrower without any personal liability.
WITNESS OUR HANDS at the City of Calgary, in the Province of Alberta, this ___ day of                     , 20__.

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Schedule G to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
REQUEST FOR EXTENSION
Date:
Royal Bank of Canada, as Agent
Agency Services Group
12th Floor, 200 Bay Street
Toronto, ON M5J 2W7
Attention: Manager, Agency
Facsimile: (416) 842-4023
Dear Sirs:
Re: PRECISION DRILLING CORPORATION
We refer to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower, and a syndicate of lenders with Royal Bank of Canada, as Agent (as the same may be amended, renewed, extended, modified and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement.
In accordance with Section 3.2 of the Credit Agreement, we hereby request that the Lenders each provide an offer to extend its Maturity Date to [•], and in accordance with Section 3.10, we hereby request that each Fronting Lender extend its Fronted LC Commitment to [•].
We hereby certify that:
1.	except as disclosed to the Agent in writing, the representations and warranties contained in Section 2.1 of the Credit Agreement (other than those made as of a specific date) are and will be true and correct on the date hereof and on the date of extension, as applicable, with the same effect as if such representations and warranties were made on the date hereof; and

2.	there exists no Default or Event of Default.

Yours very truly,

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Schedule H to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
LENDER TRANSFER AGREEMENT
TO: Royal Bank of Canada, as Agent
AND TO: Precision Drilling Corporation (the “Borrower”)

RE:	Credit Agreement dated as of November 17, 2010 (as amended, amended and restated or replaced from time to time, the “Credit Agreement”) between the Borrower, the Lenders and the Agent and each of the financial institutions which have entered into or shall enter into a Lender Transfer Agreement
          Capitalized terms used in this Lender Transfer Agreement without definition shall have the meanings set out in the Credit Agreement.
1.	[name of new lender] (the “Assignee”) acknowledges that its proper officers have received and reviewed a copy of the Loan Documents and further acknowledges the provisions of the Loan Documents.

2.	The Assignee desires to become a Lender under the Credit Agreement; [name of selling Lender] (the “Assignor”) has agreed to and does hereby sell, assign and transfer to the Assignee an undivided ___% interest in the Total Commitment equal to the Commitment as calculated in paragraph 4 below; and, accordingly, the Assignee has agreed to execute this Lender Transfer Agreement.

3.	The Assignee, by its execution and delivery of this Lender Transfer Agreement, agrees that from and after the date hereof it shall be a Lender under the Credit Agreement and agrees to be bound by and to perform all of the terms, conditions and covenants of the Credit Agreement applicable to a Lender including, without limitation, the liability to make available its Lender’s Proportion of Borrowings made on or after the date hereof in accordance with its Commitment identified in paragraph 4 of this Lender Transfer Agreement.

4.	The Assignee confirms that, after giving effect to the assignment set forth herein, its Commitment under the Credit Agreement shall be $ .

5.	The Assignee agrees to assume, without recourse to the Assignor, all liabilities and obligations of the Assignor as Lender under the Credit Agreement arising after the date hereof to the extent of the Assignee’s Commitment as provided for herein and the Assignor is hereby released and discharged from such obligations and liabilities to the same extent; provided that if any Bankers’ Acceptances accepted by the Assignor remain outstanding on such date, such Bankers’ Acceptances shall remain the liability and obligation of the Assignor and [the Assignor shall be entitled to all of the rights, titles and benefits arising out of the Credit Agreement and the other Loan Documents with respect to such Bankers’ Acceptances (including reimbursement rights); and the Assignee shall indemnify the Assignor and hold the Assignor harmless from and against any losses or costs paid or incurred by the Assignor in connection with such Bankers’ Acceptances (other than losses or costs which arise out of the negligence or wilful misconduct of the Assignor) to the extent of the Assignee’s Commitment provided for herein, and shall be entitled to that percentage (as agreed to between the

Assignee and the Assignor) of a proportionate amount of the fees paid in respect of such Bankers’ Acceptances based upon the relative proportions of the Commitments of the Assignor and Assignee and the number of days remaining in the term of any such Bankers’ Acceptances] or [the assignment contained herein shall exclude the obligation of the Borrower to repay or reimburse the Assignor the face amounts of outstanding Bankers’ Acceptances which have been accepted by the Assignor prior to the date hereof (“Outstanding BAs”) and if an Event of Default occurs prior to the Assignor being repaid or reimbursed in respect of Outstanding BAs, then until such repayment or reimbursement is made, for the purposes of voting under the Credit Agreement the Assignor shall be considered to have a Commitment increased by, and the Commitment of the Assignee shall be considered to be reduced by, the face amount of such Outstanding BAs].

6.	The Assignee acknowledges and confirms that it has not relied upon, and that the Assignor or the Agent or any of their respective directors, officers, employees or agents have not made, any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of any of the Loan Documents or any other documentation or information delivered by the Assignor or the Agent to the Assignee in connection therewith or for the performance thereof by any party thereto or of the financial condition of the Borrower or any other Loan Party. All representations, warranties and conditions express or implied by law or otherwise are hereby excluded.

7.	The Assignee represents and warrants that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and any other Loan Party and has not relied and will not hereafter rely on the Assignor or the Agent or any of their respective directors, officers, employees or agents to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or any other Loan Party.

8.	Each of the Assignor and the Assignee represents and warrants to the other, and to the Agent and the Lenders that it has the capacity and power to enter into this Lender Transfer Agreement in accordance with the terms hereof and to perform its obligations arising therefrom, and all actions required to authorize the execution and delivery hereof and the performance of such obligations have been duly taken.

9.	This Lender Transfer Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

10.	Notices shall be given to the Assignee in the manner provided for in the Credit Agreement as follows:

Branch of Account:

[•]

[•]

Attention: [•]

Telecopier: [•]

11.	This Lender Transfer Agreement shall be binding upon the Assignee and its successors and permitted assigns.

12.	This Lender Transfer Agreement may be executed in any number of counterparts and by different parties in separate counterparts and by facsimile execution, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
DATED this ____ day of                     , _____.

[Name of Assign]

Per:

Name:
Title:
          The Assignor hereby acknowledges the above Lender Transfer Agreement and agrees that its Commitment is reduced by an amount equal to the Commitment assigned to the undersigned hereby and confirms that its Commitment as so reduced is Cdn. $•.

[Name of Assignee]

Per:

Name:
Title:
          Royal Bank of Canada, as Agent, hereby acknowledges the above Lender Transfer Agreement and consents to the Assignee becoming [continuing as] a Lender under the Credit Agreement to the extent of its Commitment as set out in paragraph 4 of the Lender Transfer Agreement.

ROYAL BANK OF CANADA, as Agent

Per:

Name:
Title:
          [•], as Fronting Lender, hereby acknowledges the above Lender Transfer Agreement and consents to the Assignee becoming [continuing as] a Lender under the Credit Agreement to the extent of its Commitment as set out in paragraph 4 of the Lender Transfer Agreement.

[•], as Fronting Lender

Per:

Name:
Title:

          [•], as Fronting Lender, hereby acknowledges the above Lender Transfer Agreement and consents to the Assignee becoming [continuing as] a Lender under the Credit Agreement to the extent of its Commitment as set out in paragraph 4 of the Lender Transfer Agreement.

[•], as Fronting Lender

Per:

Name:
Title:
The Borrower hereby acknowledges the above Lender Transfer Agreement and consents to the Assignee becoming [continuing as] a Lender under the Credit Agreement to the extent of its Commitment as set out in paragraph 4 of the Lender Transfer Agreement.

PRECISION DRILLING CORPORATION

Per:

Name:
Title:

Per:

Name:
Title:

Schedule I to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
FORM OF POWER OF ATTORNEY TERMS — BANKERS’ ACCEPTANCES
          In order to facilitate the acceptance of Bankers’ Acceptances pursuant to the terms of the credit agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower (the “Borrower”), Royal Bank of Canada, as Agent, and the Lenders from time to time party thereto (as amended, supplemented and restated from time to time, the “Credit Agreement”), the Borrower hereby appoints each Lender (hereinafter individually called the “Bank”), acting by an authorized signing officer (the “Attorney”) for the time being of the Bank’s Branch of Account, the attorney of the Borrower:
(a)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in the Bank’s standard form which are “depository bills” under and as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”) (“Drafts”) drawn on the Bank payable to a “clearing house” under the DBNA or its nominee for deposit by the Bank with the “clearing house” after acceptance thereof by the Bank; and

(b)	to fill in the amount, date and maturity date of such Drafts;
provided that such acts in each case are to be undertaken by the Bank in accordance with instructions given to the Bank by the Borrower as provided in this power of attorney.
          Instructions to the Bank relating to the execution, completion, endorsement, discount, purchase and/or delivery by the Bank on behalf of the Borrower of Drafts which the Borrower wishes to submit to the Bank for acceptance by the Bank shall be communicated by the Agent in writing to the Attorney at the Bank’s Branch of Account concurrently with delivery by the Borrower, pursuant to the provisions of: (i) Section 3.6 of the Credit Agreement, a Borrowing Notice by way of Bankers’ Acceptances in the form of Schedule B to the Credit Agreement; (ii) Section 3.14 of the Credit Agreement, a Rollover Notice in the form of Schedule C to the Credit Agreement or (iii) Section 3.13 of the Credit Agreement, a Conversion Notice in the form of Schedule D to the Credit Agreement. The instructions to the Bank shall specify the following information:
(a)	a Canadian Dollar amount, which shall be the aggregate face amount of the Drafts to be accepted by the Bank in respect of a particular Borrowing, Conversion or Rollover; and

(b)	a specified period of time, as provided in the Credit Agreement, which shall be the number of months after the date of such Drafts that such Drafts are to be payable, and the dates of issue and maturity of such Drafts.
          The communication in writing to the Bank of the instructions referred to above shall constitute (a) the authorization and instruction of the Borrower to the Bank to complete and endorse Drafts in accordance with such information as set out above and (b) the request of the Borrower to the Bank to accept such Drafts and deposit the same with the “clearing house” against payment as set out in the instructions. The Borrower acknowledges that the Bank shall not be obligated to accept any such Drafts except in accordance with the provisions of the Credit Agreement.
          The Bank shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Bank as provided herein if the Bank reasonably believes them to be genuine.

I-2
          The Borrower hereby agrees to indemnify the Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any Draft with the “clearing house”; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or wilful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents.
          This power of attorney may be revoked at any time upon not less than fifteen (15) Business Days’ written notice served in accordance with Section 14.5 of the Credit Agreement upon the Bank at its Branch of Account, provided that: (i) it may be replaced with another power of attorney forthwith on terms satisfactory to the Bank; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Draft executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by the Bank at any time upon not less than fifteen (15) Business Days written notice to the Borrower in accordance with Section 14.5 of the Credit Agreement. Any revocation or termination of this power of attorney shall not affect the rights of the Bank and the obligations of the Borrower with respect to the indemnities of the Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.
          This power of attorney is in addition to and not in substitution for any agreement to which the Bank and the Borrower are parties.
          This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of the Borrower and the Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.
          In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

Schedule J to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
FORM OF POWER OF ATTORNEY TERMS — BA EQUIVALENT ADVANCES
          In order to facilitate the making of BA Equivalent Advances pursuant to the terms of the credit agreement dated as of November 17, 2010 between Precision Drilling Corporation, as borrower (the “Borrower”), Royal Bank of Canada, as Agent, and the Lenders from time to time party thereto (as amended, supplemented and restated from time to time, the “Credit Agreement”), the Borrower hereby appoints each Lender (hereinafter individually called the “Bank”), acting by an authorized signing officer (the “Attorney”) for the time being of the Bank’s Branch of Account, the attorney of the Borrower:
(a)	to sign for and on behalf and in the name of the Borrower as drawer, promissory notes in the Bank’s standard form for advances in the nature of BA Equivalent Advances (“Notes”) payable to the Bank or its order evidencing BA Equivalent Advances made by the Bank to the Borrower pursuant to the Credit Agreement; and

(b)	to fill in the amount, date and maturity date of such Notes;
provided that such acts in each case are to be undertaken by the Bank in accordance with instructions given to the Bank by the Borrower as provided in this power of attorney.
          Instructions to the Bank relating to the execution, completion, endorsement, discount, purchase and/or delivery by the Bank on behalf of the Borrower of Notes which the Borrower wishes to issue to the Bank shall be communicated by the Agent in writing to the Attorney at the Bank’s Branch of Account concurrently with delivery by the Borrower, pursuant to the provisions of: (i) Section 3.6 of the Credit Agreement, a Borrowing Notice by way of Bankers’ Acceptances in the form of Schedule B to the Credit Agreement; (ii) Section 3.14 of the Credit Agreement, a Rollover Notice in the form of Schedule C to the Credit Agreement; or (iii) Section 3.13 of the Credit Agreement, a Conversion Notice in the form of Schedule D to the Credit Agreement. The instructions to the Bank shall specify the following information:
(a)	a Canadian Dollar amount, which shall be the aggregate face amount of the Notes in respect of a particular Borrowing, Conversion or Rollover; and

(b)	a specified period of time, as provided in the Credit Agreement, which shall be the number of months after the date of such Notes that such Notes are to be payable, and the dates of issue and maturity of such Notes.
          The communication in writing to the Bank of the instructions referred to above shall constitute the authorization and instruction of the Borrower to the Bank to complete and, if applicable, endorse Notes in accordance with such information as set out above. The Borrower acknowledges that the Bank shall not be obligated to make any BA Equivalent Advance and thereafter complete and execute, and if applicable, endorse any such Notes except in accordance with the provisions of the Credit Agreement.
          The Bank shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Bank as provided herein if the Bank reasonably believes them to be genuine.

J-2
          The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or wilful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents.
          This power of attorney may be revoked at any time upon not less than fifteen (15) Business Days’ written notice served in accordance with Section 14.5 of the Credit Agreement upon the Bank at its Branch of Account, provided that: (i) it may be replaced with another power of attorney forthwith on terms satisfactory to the Bank; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Notes executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by the Bank at any time upon not less than fifteen (15) Business Days written notice to the Borrower in accordance with Section 14.5 of the Credit Agreement. Any revocation or termination of this power of attorney shall not affect the rights of the Bank and the obligations of the Borrower with respect to the indemnities of the Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.
          This power of attorney is in addition to and not in substitution for any agreement to which the Bank and the Borrower are parties.
          This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of the Borrower and the Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.
          In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

Schedule K to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
CORPORATE CHART
Please see next page

PRECISION DRILLING CORPORATION Group Organization Chart as at November 12, 2010	PRECISION DRILLING CORPORATION & SUBSIDIARIES (Active and Inactive)

Note 1: Precision Drilling Corporation owns 800,000 Series A Preferred Shares of Precision Drilling, Inc. (“PDI”) which represents all the issued and outstanding preferred shares of PDI.

PRECISION DRILLING CORPORATION Group Organization Chart as at November 12, 2010	PRECISION DRILLING US CORPORATE STRUCTURE (Active and Inactive)

Note 1: Precision Drilling Corporation owns 800,000 Series A Preferred Shares of Precision Drilling, Inc. (“PDI”) which represents all the issued and outstanding preferred shares of PDI.

Schedule L to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
EXISTING LENDER SWAPS
(a)	Interest rate swap maturing December 23, 2013 entered into between RBC and the Borrower under an ISDA Master Agreement dated May 15, 2009; and

(b)	Libor Cap swap maturing December 31, 2013 entered into between RBC and the Borrower under an ISDA Master Agreement dated May 15, 2009.

Schedule M to the Credit Agreement dated as of November 17, 2010 between Precision Drilling Corporation, as Borrower, and a syndicate of Lenders with Royal Bank of Canada, as Agent
EXISTING LETTERS OF CREDIT

LC#	HCCSLC210637AM	G192419	G194115	388647	388825	389836

Issue Date:	February 27, 2009	March 5/09	March 5/09	February 10/09	February 12/09	March 23/09

Expiry Date:	June 30, 2011	May 31/11	June 20/11	Dec 20/10	February 11/11	March 22/11

Automatic Renewal:	1 Year Auto-Renew	1 Year Auto-Renew	1 Year Auto-Renew	1 Year Auto-Renew	1 Year Auto-Renew	1 Year Auto-Renew

Type:	Financial	Financial	Financial	Financial	Financial	Financial

Fronting Lender:	HSBC Bank Canada	The Toronto-Dominion Bank	The Toronto-Dominion Bank	Royal Bank of Canada	Royal Bank of Canada	Royal Bank of Canada

Amount:	USD 195,000	USD 675,000	USD 57,000	USD 3,500,000	USD 19,448,000	USD 1,005,943